                                                Filed Pursuant to Rule 424(b)(5)
                                       Registration No. 333-76105, 333-76105-01,
                                                      333-76105-02, 333-76105-03

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 26, 1999)

                                 $1,000,000,000

CLEAR CHANNEL LOGO

                            CLEAR CHANNEL COMMUNICATIONS, INC.
                             ---------------------
                   $250,000,000 FLOATING RATE NOTES DUE 2002
                       $750,000,000 7.875% NOTES DUE 2005
                             ---------------------
     We are offering $250,000,000 of floating rate senior notes due 2002 and $750,000,000 of 7.875% senior notes due 2005. The floating rate notes will mature on June 15, 2002 and the 7.875% notes will mature on June 15, 2005. We will pay interest on the floating rate notes on March 15, June 15, September 15 and December 15 of each year. The first interest payment on the floating rate notes will be made on September 15, 2000. We will pay interest on the 7.875% notes on June 15 and December 15 of each year. The first interest payment on the 7.875% notes will be made on December 15, 2000. We may redeem, in whole or in part, the 7.875% notes at the redemption price described in this prospectus supplement.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS SUPPLEMENT OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      INVESTING IN THE NOTES INVOLVES RISKS WHICH ARE DESCRIBED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT.

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                                                                PROCEEDS, BEFORE
                                                      PRICE TO             UNDERWRITING           EXPENSES, TO
                                                       PUBLIC                DISCOUNT            CLEAR CHANNEL
-------------------------------------------------------------------------------------------------------------------
Per Floating Rate Note........................        100.00%                 0.250%                99.750%
-------------------------------------------------------------------------------------------------------------------
Total.........................................      $250,000,000             $625,000             $249,375,000
-------------------------------------------------------------------------------------------------------------------
Per 7.875% Note...............................        99.942%                 0.600%                99.342%
-------------------------------------------------------------------------------------------------------------------
Total.........................................      $749,565,000            $4,500,000            $745,065,000
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

                             ---------------------

CREDIT SUISSE FIRST BOSTON                                  SALOMON SMITH BARNEY
                             ---------------------
BANC OF AMERICA SECURITIES LLC
           CHASE SECURITIES INC.
                      DEUTSCHE BANC ALEX. BROWN
                                FIRST UNION SECURITIES, INC.
                                         FLEETBOSTON ROBERTSON STEPHENS
            The date of this prospectus supplement is June 14, 2000

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Cautionary Statement Regarding Forward-Looking Statements...   S-3
Business....................................................   S-4
Capitalization..............................................   S-8
Ratio of Earnings to Fixed Charges..........................   S-9
Use of Proceeds.............................................   S-9
Risk Factors................................................  S-10
Selected Historical Financial Data..........................  S-17
Unaudited Pro Forma Combined Condensed Consolidated
  Financial Statements......................................  S-19
Description of the Notes....................................  S-43
Certain Federal Income Tax Considerations...................  S-49
Underwriting................................................  S-52
Notice to Canadian Residents................................  S-54
Where You Can Find More Information.........................  S-55
Experts.....................................................  S-55
Legal Opinions..............................................  S-56

                            PROSPECTUS

Where You Can Find More Information.........................     2
About This Prospectus.......................................     3
Clear Channel Communications, Inc. .........................     3
Recent Developments.........................................     4
The Clear Channel Trusts....................................     4
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................     5
Use of Proceeds.............................................     6
Holding Company Structure...................................     6
General Description of Securities and Risk Factors..........     6
Description of Senior and Subordinated Debt Securities......     6
Description of Junior Subordinated Debt Securities..........    18
Description of Preferred Stock..............................    28
Description of Common Stock.................................    28
Description of Warrants.....................................    30
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    32
Description of Preferred Securities.........................    33
Description of Guarantees...................................    35
ERISA Matters...............................................    39
Plan of Distribution........................................    39
Legal Opinions..............................................    41
Experts.....................................................    41

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including, among other things:

     - the pending mergers with AMFM Inc. and SFX Entertainment, Inc.;

     - the impact of general economic conditions in the U.S. and in other countries in which we currently do business, such as the United Kingdom, Australia, New Zealand, Mexico and certain other European and Asian countries;

     - competition and general conditions in our broadcasting and outdoor advertising industries;

     - fluctuations in exchange rates and currency values;

     - capital expenditure requirements;

     - legislative or regulatory requirements, including the policies of the Federal Communications Commission, the U.S. Department of Justice and the Federal Trade Commission with respect to the conduct of our business, the consummation of future or pending acquisitions, including the pending mergers with SFX and AMFM, and the extent of the asset divestitures required to obtain regulatory approval for the AMFM merger;

     - interest rates;

     - taxes;

     - access to capital markets; and

     - additional risks referenced in our filings with the SEC.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur as currently contemplated.
                             ---------------------

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operation and prospects may have changed since that date.

                                    BUSINESS

     We are a diversified media company comprised of two business segments: broadcasting and outdoor advertising. As of December 31, 1999, we owned, programmed or sold airtime for 507 domestic radio stations and two radio stations in Denmark. In addition, we owned or programmed 24 domestic television stations. We are also one of the world's largest outdoor advertising companies based on our total domestic and international advertising display inventory. We were incorporated in Texas in 1974.

     During the year ended December 31, 1999, we derived approximately 53% of our net revenue from broadcasting operations and approximately 47% from outdoor advertising operations. Our broadcasting segment includes both radio and television stations for which we are the licensee and radio and television stations which we program or sell air time under local marketing agreements or joint sales agreements. Our broadcasting segment also operates radio networks and produces syndicated programming. Our outdoor advertising segment includes advertising display faces which we own or operate under lease management agreements.

     We currently have a merger pending with AMFM Inc., the second largest radio company in the United States in terms of radio stations. Upon completion of the AMFM merger, we will be one of the world's largest out-of-home media companies reaching local, national and international consumers through a complementary portfolio of radio stations, radio broadcast networks, outdoor advertising displays, television stations, a media representation business and a growing presence in Internet operations. See "-- AMFM Merger." In addition to the pending AMFM merger, we also currently have a merger pending with SFX Entertainment, Inc., one of the world's largest diversified promoters, producers and venue operators for live entertainment events. See "-- SFX Merger." The information below does not reflect the consummation of the AMFM or SFX mergers.

     A brief description of each of our primary lines of business and the pending mergers with AMFM and SFX follows.

BROADCASTING

     As of December 31, 1999, we owned, programmed, or sold airtime for 507 domestic radio stations, two international radio stations, 20 domestic television stations and four satellite television stations. Our radio stations employ a wide variety of programming formats, such as News/Talk/Sports, Country, Adult Contemporary, Urban and Rock. We own two international radio stations located in Denmark and broadcast Adult Contemporary and Oldies formats to the Copenhagen market and one cable audio channel that reaches most of Denmark. We also provide programming to and sell airtime under exclusive sales agency agreements for three radio stations in Mexico. In addition, we also operate several radio networks and produce more than 50 syndicated programs and services for more than 4,000 radio stations. Our syndicated programs include Rush Limbaugh, The Dr. Laura Schlessinger Show and Dr. Dean Edell. In addition, we currently own the following interests in radio broadcasting companies:

     - a 50% equity interest in the Australian Radio Network Pty., Ltd., which operates radio stations in Australia;

     - a 33% equity interest in New Zealand Radio Network, which operates radio stations in New Zealand;

     - a 26% non-voting equity interest in Hispanic Broadcasting Corporation, a leading domestic Spanish-language radio broadcaster;

     - a 40% equity interest in Grupo Acir Communicaciones, S.A. de C.V., one of the largest radio broadcasters in Mexico;

     - a 50% equity interest in Radio 1, which owns seven radio stations in Norway;

     - a 50% equity interest in Radio Bonton, a.s., which owns an FM radio station in the Czech Republic; and

     - a 32% equity interest in JAZZ FM plc, which owns two radio stations in England.

     Our television stations are affiliated with various television networks, including FOX, UPN, ABC, NBC and CBS. The primary sources of programming for our ABC, NBC and CBS affiliated television stations are their respective networks, which produce and distribute programming in exchange for each station's commitment to air the programming at specified times and for commercial announcement time during the programming. We supply the majority of programming to our FOX and UPN affiliates by selecting and purchasing syndicated television programs.

OUTDOOR ADVERTISING

     As of December 31, 1999, we owned a total of 549,257 advertising display faces, and operated 5,900 display faces under license management agreements. We currently provide outdoor advertising services in over 43 domestic markets and over 23 international markets. Domestic display faces include billboards of various sizes and various small display faces on the interior and exterior of various public transportation vehicles. International display faces include street furniture, transit displays and billboards of various sizes. We also operate numerous smaller displays such as cube displays in retail malls and convenience store window displays. Additionally, we currently own the following interests in outdoor advertising companies:

     - a 50% equity interest in Hainan White Horse Advertising Media Investment Co. Ltd., which operates street furniture displays in China;

     - a 50% equity interest in Sirocco International SA, which is developing a new 8 square meter format network and obtaining concessions for 2 square meter format panels in France;

     - a 50% equity interest in Adshel Street Furniture Pty., Limited, which operates street furniture displays in Australia and New Zealand;

     - a 30% equity interest in Capital City Posters Pty., Ltd, which operates street furniture and billboard displays in Singapore;

     - a 50% equity interest in Buspak, which operates bus and tram displays in Hong Kong; and

     - a 31.9% equity interest in Master & More Co., Ltd, which operates billboard displays in Thailand.

AMFM MERGER

     On October 2, 1999, we entered into an agreement with AMFM Inc. (NYSE: AFM) to merge one of our wholly-owned subsidiaries with and into AMFM. We structured the merger as a tax-free, stock-for-stock transaction. Each share of AMFM common stock will convert into 0.94 shares of our common stock on a fixed exchange basis, valuing the merger as of October 2, 1999 at approximately $17.1 billion, plus the assumption of AMFM's debt of approximately $5.8 billion as of March 31, 2000. Based on the number of shares outstanding as of December 31, 1999 and assuming that no additional shares of AMFM common stock are issued before the completion of the merger (other than shares contemplated as of December 31, 1999 to be issued in connection with the conversion of AMFM's convertible preferred stock) we will issue approximately 203.6 million shares of our common stock in the merger to the shareholders of AMFM. We will assume all options and warrants to purchase AMFM common stock outstanding at the effective time of the merger, whether or not then exercisable, and each of these AMFM options and warrants will become an option or warrant to acquire our common stock on the same terms and conditions as were applicable prior to the merger. We will register with the SEC and reserve for issuance a sufficient number of shares of our common stock for delivery upon the exercise of the AMFM options assumed by us in the merger.

     AMFM is a large national radio broadcasting and related media company with operations in radio broadcasting, media representation and the Internet, which as of December 31, 1999 consisted of:

     - a radio station portfolio that, assuming completion of announced transactions, consisted of 444 radio stations (320 FM and 124 AM) in 63 markets throughout the continental United States and Puerto Rico, including 6 stations operated under time brokerage or joint sales agreements which allow AMFM to program another person's station and sell the advertising;

     - Katz Media, a full-service media representation firm that sells national spot advertising time for its clients in the radio and television industries primarily throughout the United States and for AMFM's portfolio of radio stations; and

     - AMFM's Internet initiative which focuses on developing AMFM's Internet web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns.

     In addition, AMFM owns an approximate 30% equity interest in Lamar Advertising Company, one of the largest owners and operators of outdoor advertising structures in the United States, which we currently contemplate we will be required to divest in order to obtain regulatory approval of the AMFM merger. We currently contemplate that the FCC and antitrust regulatory agencies will require us and AMFM to divest between 110 and 115 radio stations in the aggregate to obtain approval of the AMFM merger.

     In connection with the AMFM merger agreement, we entered into a registration rights agreement with certain shareholders of AMFM. As a result of the registration rights agreement, we may be required to file registration statements with the SEC to register for resale our common stock received by such AMFM shareholders in the AMFM merger.

     AMFM and Clear Channel can jointly agree to terminate the merger agreement at any time without completing the merger, even after obtaining shareholder approval. In addition, each company can terminate the merger agreement under certain other conditions. AMFM must pay us a termination fee of $700 million plus reasonably documented expenses up to $25 million if the merger agreement terminates under specified conditions. Similarly, we must pay AMFM a termination fee of $1 billion plus reasonably documented expenses up to $25 million if the merger agreement terminates under specified conditions.

     We will not complete the AMFM merger before the closing of this offering, if at all. Numerous conditions must be satisfied before the completion of the AMFM merger, including the receipt of regulatory approvals and the completion of a review of the merger by the federal and state antitrust authorities.

     The description of the proposed merger with AMFM contained in this prospectus supplement is not complete. To understand the terms of the merger fully and for a more complete description, you should read the merger agreement and the detailed disclosure in our Current Report on Form 8-K filed with the SEC on October 5, 1999.

     The sale of our notes in this offering is not conditioned on the completion of the proposed merger with AMFM. Purchasers of our notes in the offering should not assume that the AMFM merger will close in a timely manner, if at all.

SFX MERGER

     In February, 2000, we entered into a merger agreement with SFX Entertainment, Inc. (NYSE: SFX). SFX is one of the world's largest diversified promoters, producers and venue operators for live entertainment events. We structured the merger as a tax-free, stock-for-stock transaction. SFX Class A shareholders will receive 0.6 shares of our common stock for each SFX share, and SFX Class B shareholders will receive one share of our common stock for each SFX share, on a fixed exchange basis, valuing the merger as of February 28, 2000 at approximately $3.2 billion, plus the assumption of SFX's debt of approximately $1.4 billion as of March 31, 2000. A number of lawsuits were filed by holders of SFX Class A common stock alleging, among other things, that the difference in consideration for the Class A and Class B shares constitutes unfair consideration to the Class B holders and that the SFX board breached its fiduciary duties and that we aided and abetted the actions of the SFX board. On May 12, 2000, SFX and counsel to the plaintiffs in the shareholder litigation entered into a memorandum of understanding regarding a proposed settlement that would result in a modification of the consideration payable to SFX shareholders in the merger. Under the proposed settlement, the defendants would pay to the holders of the SFX Class A common stock an aggregate of $34.5 million, payable in either cash or our common stock, at the option of the defendants, less the amount of fees and expenses awarded to plaintiffs' counsel by the court.

     SFX is the world's largest diversified promoter, producer and venue operator for live entertainment events. In addition, SFX is a leading fully integrated sports marketing and management company specializing in the representation of sports athletes and broadcasters, integrated event management, television programming and production and marketing consulting services. SFX operates the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 92 venues in 31 of the top 50 markets. These venues include 17 amphitheaters in the top 10 markets and nine venues principally used for theatrical presentations. In addition, SFX owns or operates 28 international venues used primarily for theatrical presentations, principally in the United Kingdom.

     Based on the number of shares outstanding as of March 31, 2000, and assuming that no additional shares of SFX common stock are issued before the completion of the SFX merger, we will issue approximately 39.0 million shares of our common stock in the merger to the shareholders of SFX. Each outstanding option or warrant to purchase shares of SFX common stock and each SFX stock appreciation right outstanding at the effective time of the SFX merger, whether or not then exercisable, shall vest immediately upon the closing of the merger and shall be assumed by us, and each such option and warrant will constitute solely an option to acquire our common stock on the same terms and conditions as were applicable prior to the merger. We will register with the SEC and reserve for issuance a sufficient number of shares of our common stock for delivery upon the exercise of the SFX options and warrants assumed by us in the SFX merger.

     In connection with the SFX merger agreement, we entered into a registration rights agreement with Mr. Robert F. X. Sillerman, the Executive Chairman of the Board and a shareholder of SFX, granting Mr. Sillerman and his transferees certain piggyback registration rights with respect to any or all of the shares of our common stock issued to Mr. Sillerman in the SFX merger.

     SFX and Clear Channel can jointly agree to terminate the merger agreement at any time without completing the merger. In addition, each company can terminate the merger agreement under certain other conditions. SFX must pay us a termination fee of $100 million plus reasonably documented expenses up to $20 million if the merger agreement terminates under specified conditions.

     The completion of the merger is subject to the vote of SFX's shareholders and other closing conditions. We will not complete the SFX merger before the closing of this offering, and we cannot otherwise give any assurance as to whether the SFX merger will be consummated in a timely manner or on the terms described herein, if at all. Numerous conditions must be satisfied before the completion of the SFX merger, including the receipt of shareholder approval from the shareholders of SFX.

     The description of the proposed merger with SFX contained in this prospectus supplement is not complete. To understand the terms of the merger fully and for a more complete description, you should read the merger agreement and the detailed disclosure in our Current Report on Form 8-K filed with the SEC on February 29, 2000.

     The sale of our notes in this offering is not conditioned on the completion of the proposed merger with SFX. Purchasers of our notes in the offering should not assume that the SFX merger will close in a timely manner, if at all.

     Our principal executive offices are located at 200 East Basse Road, San Antonio, Texas 78209 (telephone: 210-822-2828).

                                 CAPITALIZATION

     The following table sets forth the current portion of our long-term debt and our capitalization as of March 31, 2000, and as adjusted to give effect to the sale of the $1.0 billion aggregate principal amount of the floating rate notes and the 7.875% notes offered by this prospectus supplement.

                                                                     MARCH 31, 2000
                                                              ----------------------------
                                                                ACTUAL      AS ADJUSTED(1)
                                                              -----------   --------------
                                                                     (IN THOUSANDS)
Current portion of long-term debt:..........................  $    25,522    $    25,522
                                                              ===========    ===========
Credit facility -- domestic(2)..............................  $ 1,908,750    $   914,810
Credit facility -- multi-currency...........................      465,006        465,006
Credit facility -- international............................      112,021        112,021
7.875% Senior notes due June 15, 2005.......................           --        750,000
Floating rate senior notes due June 15, 2002................           --        250,000
7.25% Debentures due October 15, 2027.......................      300,000        300,000
6.625% Senior notes due June 15, 2008.......................      125,000        125,000
6.875% Senior debentures due June 15, 2018..................      175,000        175,000
1.50% Convertible notes due December 1, 2002................    1,000,000      1,000,000
2.625% Convertible notes due April 1, 2003..................      575,000        575,000
Other long-term debt........................................       63,742         63,742
Jacor LYONs.................................................      492,309        492,309
Shareholders' equity:
Class A Preferred Stock, $1.00 par value, 2,000,000 shares
  authorized, no shares issued or outstanding...............           --             --
Class B Preferred Stock, $1.00 par value, 8,000,000 shares
  authorized, no shares issued or outstanding...............           --             --
Common Stock, $.10 par value, 900,000,000 shares authorized,
  338,609,503 shares issued and outstanding.................       33,890         33,890
Additional paid-in capital..................................    9,227,641      9,227,641
Common stock warrants.......................................      250,588        250,588
Retained earnings...........................................      256,730        256,730
Other equity................................................        2,304          2,304
Other comprehensive income..................................      370,416        370,416
Cost of shares (11,612) held in treasury....................         (934)          (934)
                                                              -----------    -----------
       Total shareholders' equity...........................   10,140,635     10,140,635
                                                              -----------    -----------
          Total capitalization..............................  $15,357,463    $15,363,523
                                                              ===========    ===========

---------------

(1) As adjusted to give effect to this offering and the application of the net proceeds of approximately $993.9 million.

(2) We may incur or assume additional indebtedness of up to approximately $5.8 billion in connection with the merger with AMFM and up to approximately $1.4 billion in connection with the merger with SFX. See "Risk Factors -- We Will Have More Debt;" "Business -- AMFM Merger;" and "Business -- SFX Merger."

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes (which excludes the cumulative and transition effects of accounting changes) and fixed charges by fixed charges. "Fixed charges" consist of interest on debt and that portion of rental expense deemed to be representative of interest.

                                                                                    THREE MONTHS
                                                                                        ENDED
                                                     YEAR ENDED DECEMBER 31,          MARCH 31,
                                                 --------------------------------   -------------
                                                 1999   1998   1997   1996   1995   2000    1999
                                                 ----   ----   ----   ----   ----   -----   -----
Ratio of earnings to fixed charges.............  2.04   1.83   2.32   3.63   3.32   0.50    0.68

     For the three month periods ended March 31, 2000 and 1999, fixed charges exceeded earnings before income taxes and fixed charges by $36.3 million and $12.0 million, respectively.

                                USE OF PROCEEDS

     Our net proceeds from this offering are estimated to be approximately $993.9 million after deducting the underwriting discount and estimated offering expenses that we will have paid. We will use the net proceeds to repay borrowings outstanding under our domestic credit facility. As of May 31, 2000, a total of approximately $2.0 billion in borrowings was outstanding under our domestic credit facility. Such borrowings were incurred in connection with acquisitions of radio and other media related properties, including the assumption of acquired company indebtedness, as well as for general corporate purposes. The effective interest rate on the domestic credit facility was LIBOR plus 0.40%. Borrowings under the domestic credit facility must be paid in full by June 2005. Upon repayment of such borrowings, the amounts repaid will become immediately available to us for re-borrowing under the credit facility. We expect that amounts available for re-borrowing under the credit facility as a result of the application of the net proceeds of this offering, together with additional amounts that become available for borrowing under the credit facility, will be used to finance acquisitions or refinance debt assumed by us in connection with acquisitions. Future acquisitions of radio and television stations and other media-related properties effected in connection with the implementation of our acquisition strategy are expected to be financed from increased borrowings under the credit facilities, other debt or equity financings and cash flow from operations.

                                  RISK FACTORS

     Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus supplement and the prospectus and in the documents incorporated by reference before deciding whether to purchase our securities.

WE HAVE LOSSES AND PRO FORMA LOSSES

     On a pro forma basis, after giving effect to the acquisitions we completed in 1999, we had a loss of $0.15 per share for the year ended December 31, 1999. In addition, if the mergers with AMFM and SFX had been completed at the beginning of these periods, the pro forma losses during the periods would have been substantially greater at $1.16 per share. Because of the substantial amortization of goodwill related to the merger and prior acquisitions, we expect these losses to continue. See "Unaudited Pro Forma Combined Condensed Consolidated Financial Statements."

RISKS RELATING TO MERGER WITH AMFM

     We currently have a merger pending with AMFM Inc. For a summary of the merger, see "Business -- AMFM Merger." The completion of the AMFM merger is subject to a number of conditions, including regulatory approvals, so the AMFM merger will not be completed before this offering if at all. There can be no assurance that the merger with AMFM will occur at all or, if it does occur, what effect it will have on our stock price, results of operations or financial condition.

RISKS RELATING TO MERGER WITH SFX

     We currently have a merger pending with SFX Entertainment, Inc. For a summary of the merger, see "Business -- SFX Merger." The completion of the SFX merger is subject to a number of conditions, including shareholder approval by SFX, so the SFX merger will not be completed before this offering, if at all. There can be no assurance that the merger with SFX will occur at all or, if it does occur, what effect it will have on our stock price, results of operations or financial condition.

WE MAY EXPERIENCE DIFFICULTIES IN COMBINING CLEAR CHANNEL, AMFM AND SFX

     The AMFM and SFX mergers, if completed, will combine companies with us that previously operated independently. Following these mergers, we intend to integrate some AMFM and SFX operations into our own operations. However, we may not successfully combine their operations with our own operations. Any unexpected delays or costs of combining these companies could adversely affect us. Moreover, the outstanding debt of AMFM and SFX, to the extent it remains outstanding following the respective mergers, contains restrictive covenants which may limit our ability to integrate the separate operations of AMFM or SFX, as the case may be. Additionally, the operations, management and personnel of these companies may not be compatible. Following either of these mergers, we may experience the loss of key personnel.

WE WILL HAVE MORE DEBT

     Following the AMFM and SFX mergers, our debt obligations will significantly increase. At March 31, 2000, we had borrowings under our credit facilities and other long term debt outstanding of approximately $5.2 billion. At March 31, 2000, we had shareholder's equity of $10.1 billion. At March 31, 2000, AMFM had total outstanding indebtedness of approximately $5.8 billion. At March 31, 2000, SFX had total outstanding indebtedness of approximately $1.4 billion. We expect to continue to borrow funds to finance acquisitions of broadcasting, outdoor advertising and entertainment properties, as well as for other purposes. Our debt obligations could increase substantially because of the debt levels of companies that we may acquire in the future. See "Business -- AMFM Merger." We are permitted to borrow up to $2.0 billion under our domestic credit facility at a floating rate, which at May 31, 2000, was equal to the LIBOR plus 0.40% and up to $1.0 billion under our 364-day multi-currency credit facility at a floating rate, which at May 31, 2000, was equal to an applicable offshore currency base rate of 4.7545% plus

0.625%. As of May 31, 2000, we had borrowed approximately $2.0 billion under our domestic credit facility and $543.2 million under our 364-day multi-currency credit facility.

     Such a large amount of indebtedness could have negative consequences for us following the SFX and AMFM mergers, including without limitation the following:

     - limitations on our ability to obtain financing in the future;

     - much of our cash flow will be dedicated to interest obligations and unavailable for other purposes;

     - the high level of indebtedness limits our flexibility to deal with changing economic, business and competitive conditions; and

     - the high level of indebtedness could make us more vulnerable to an increase in interest rates, a downturn in our operating performance or a decline in general economic conditions.

     The failure to comply with the covenants in the agreements governing the terms of us or some of our subsidiaries' indebtedness following the SFX and AMFM mergers could be an event of default and could accelerate the payment obligations and, in some cases, could affect other obligations with cross-default and cross-acceleration provisions.

WE MAY NEED TO REPAY OR REDEEM SFX AND AMFM INDEBTEDNESS AFTER THE MERGERS

     At March 31, 2000, AMFM had total consolidated outstanding indebtedness of approximately $5.8 billion, including senior and subordinated notes in the aggregate principal amount of $3.0 billion. During the fourth quarter of 1999 and through March 31, 2000, subsidiaries of AMFM issued approximately $268.6 million in aggregate principal amount of subordinated notes in exchange for their outstanding preferred stock and purchased approximately $500.3 million of its outstanding subordinated notes with borrowings under AMFM's credit facility. AMFM's credit facility will become payable as a result of the AMFM merger. We will have to refinance AMFM's indebtedness under its credit facility after the AMFM merger. The AMFM merger will also trigger the change in control provisions of AMFM's senior and subordinated notes. We must offer to purchase the outstanding AMFM notes for consideration equal to 101% of the principal amount, plus any accrued and unpaid interest. If the holders require that we purchase all or a substantial portion of the AMFM notes, we may not have the funds available to satisfy such obligations.

     At March 31, 2000, SFX had total consolidated outstanding indebtedness of approximately $1.4 billion, including publicly held indebtedness in the aggregate principal amount of $550.0 million. SFX's credit facility will become payable as a result of the SFX merger. We will have to refinance SFX's indebtedness under our credit facility after the merger. The SFX merger will also trigger the change in control provisions of SFX's publicly held indebtedness. We must offer to purchase the outstanding SFX notes for consideration equal to 101% of the principal amount, plus any accrued and unpaid interest. If the holders require that we purchase all or a substantial portion of the SFX notes, we may not have the funds available to satisfy such obligations.

OUR OPERATIONS MAY BE RESTRICTED BY SFX INDEBTEDNESS AND AMFM INDEBTEDNESS

     If all or part of SFX's or AMFM's indebtedness remains outstanding after the mergers because either the SFX or AMFM debtholders do not accept our mandatory offers to purchase such indebtedness or we do not otherwise purchase such indebtedness, the terms of such indebtedness may restrict the ability of SFX and its subsidiaries or AMFM and its subsidiaries to make funds available to us in the form of dividends, loans, advances or otherwise. Much of SFX's and AMFM's indebtedness is high-yield indebtedness and restricts them from incurring additional indebtedness, repaying other debt, repurchasing or redeeming capital stock, selling assets or stock, making certain investments or acquisitions, engaging in asset swaps, mergers or consolidations and entering into transactions with affiliates. The covenants for this type of indebtedness are more restrictive than those contained in our public indebtedness. Accordingly, the SFX and AMFM indebtedness which remains outstanding following the two mergers may continue to:

     - cause us to incur substantial consolidated interest expense and principal repayment obligations;

     - limit our ability to obtain additional debt financing;

     - make it more difficult for us to combine our operations with SFX and AMFM; and

     - place more restrictions on our ability to manage SFX and AMFM than we currently face in the management of the rest of its business.

DEPENDENCE ON KEY PERSONNEL

     Our business is dependent upon the performance of key employees, including
L. Lowry Mays, our chief executive officer, and other executive officers. We employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective markets. Although we have entered into long-term agreements with some of our executive officers, key on-air talent and program hosts to protect their interests in those relationships, we can give no assurance that all of these key employees will remain with us or will retain their audiences.

EXTENSIVE GOVERNMENT REGULATION MAY LIMIT OUR OPERATIONS

     BROADCASTING. The federal government extensively regulates the domestic broadcasting industry, and any changes in the current regulatory scheme could significantly affect us. Our broadcasting business depends upon maintaining broadcasting licenses issued by the FCC for maximum terms of eight years. Renewals of broadcasting licenses can be attained only through the FCC's grant of appropriate applications. Although the FCC rarely denies a renewal application, the FCC could deny future renewal applications. Such a denial could adversely affect our operations.

     The federal communications laws limit the number of broadcasting properties we may own in a particular area. While the Telecommunications Act of 1996 relaxed the FCC's multiple ownership limits, any subsequent modifications that tighten those limits could adversely affect us by making it impossible for us to complete potential acquisitions, including our merger with AMFM, or requiring us to divest stations we have already acquired. For instance, the FCC has recently adopted modified rules that in some cases permit a company to own fewer radio stations than allowed by the Telecommunications Act of 1996 in markets or geographical areas where the company also owns television stations. These modified rules could require additional divestitures in order to complete the AMFM merger, and eventually could require us to divest radio stations we currently own in markets or areas where we also own television stations.

     Moreover, changes in governmental regulations and policies may have a material impact upon us. For example, we currently provide programming to several television stations we do not own and receive programming from other parties for certain television stations we do own. These programming arrangements are made through contracts known as local marketing agreements. The FCC has recently revised its rules and policies regarding television local marketing agreements. These revisions will restrict our ability to enter into television local marketing agreements in the future, and may eventually require us to terminate our programming arrangements under existing local marketing agreements. Additionally, the FCC has recently adopted rules which under certain circumstances will subject previously nonattributable debt and equity interests in communications media to the FCC's multiple ownership restrictions. These new rules may limit our ability to expand our media holdings.

     ANTITRUST. Additional acquisitions by us of radio and television stations and outdoor advertising properties as well as live entertainment operations or entities may require review by foreign antitrust agencies under the antitrust laws of foreign jurisdictions (following consummation of the SFX merger) and will require antitrust review by the federal antitrust agencies, and we can give no assurances that the DOJ or the Federal Trade Commission or foreign antitrust agencies will not seek to bar us from acquiring additional radio or television stations, outdoor advertising or entertainment properties in any market where we already have a significant position. Following the passage of the Telecommunications Act of 1996, the DOJ has become more aggressive in reviewing proposed acquisitions of radio stations, particularly in instances where the proposed acquirer already owns one or more radio station properties in a particular market and seeks to acquire another radio station in the same market. The DOJ has, in some cases, obtained consent decrees requiring radio station divestitures in a particular market based on allegations that acquisitions would lead to unacceptable concentration levels. The DOJ also actively reviews proposed acquisitions of outdoor advertising properties. In addition, the antitrust laws of foreign jurisdictions will apply if we acquire international broadcasting properties.

     ENVIRONMENTAL. As the owner or operator of various real properties and facilities, especially in our outdoor advertising operations (and those of AMFM) and SFX's venue operations, we, AMFM and SFX must comply with various federal, state and local environmental laws and regulations. Such laws and regulations impose operating requirements and potential property cleanup liabilities in connection with fuel storage for our outdoor advertising operations. In addition, zoning and noise level restrictions may affect, among other things, the hours of operations of SFX's venue operations. Our broadcasting operations, as well as those of AMFM, also are subject to operating requirements and potential personal injury and property damage claims relating to radio frequency emissions from our transmission towers. Although neither we, AMFM nor SFX has incurred significant expenditures to comply with these laws and regulations, additional environmental laws or requirements which may come into effect in the future, or a violation of existing laws, could require the combined company to incur significant costs.

GOVERNMENT REGULATION OF OUTDOOR ADVERTISING MAY ADVERSELY AFFECT OUR OUTDOOR ADVERTISING OPERATIONS

     The outdoor advertising industry is subject to extensive governmental regulation at the federal, state and local level and compliance with existing and future regulations could have a significant financial impact on us. Federal law, principally the Highway Beautification Act of 1965, encourages states to implement legislation to restrict billboards located within 660 feet of, or visible from, highways except in commercial or industrial areas. Every state has implemented regulations at least as restrictive as the Highway Beautification Act, including a ban on the construction of new billboards along federally-aided highways and the removal of any illegal signs on these highways at the owner's expense and without any compensation.

     States and local jurisdictions have, in some cases, passed additional regulations on the construction, size, location and, in some instances, advertising content of outdoor advertising structures adjacent to federally-aided highways and other thoroughfares. From time to time governmental authorities order the removal of billboards by the exercise of eminent domain and certain jurisdictions have also adopted amortization of billboards in varying forms. Amortization permits the billboard owner to operate its billboard only as a non-conforming use for a specified period of time, after which it must remove or otherwise conform its billboards to the applicable regulations at its own cost without any compensation. We have agreed to remove certain billboards in Jacksonville, Florida. Furthermore, Tampa, Houston and San Francisco, which are municipalities within our existing markets, have adopted amortization ordinances. We can give no assurance that we will be successful in negotiating acceptable arrangements in circumstances in which our displays are subject to removal or amortization, and what effect, if any, such regulations may have on our operations.

     In addition, we are unable to predict what additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements and additional billboard restrictions have been introduced in Congress from time to time in the past. Changes in laws and regulations affecting outdoor advertising at any level of government, including laws of the foreign jurisdictions in which we operate, could have a material adverse effect on us.

CHANGES IN RESTRICTIONS ON OUTDOOR TOBACCO ADVERTISING AND ALCOHOL ADVERTISING MAY POSE RISKS

     Regulations, legislation and recent settlement agreements related to outdoor tobacco advertising could have a material adverse effect on us. The major U.S. tobacco companies that are defendants in numerous class action suits throughout the country recently reached an out-of-court settlement with 46 states that includes a ban on outdoor advertising of tobacco products. The settlement agreement was finalized on November 23, 1998, but must be ratified by the courts in each of the 46 states participating in the settlement. In addition to the mass settlement, the tobacco industry previously had come to terms with the remaining four states individually. The terms of such individual settlements also included bans on outdoor advertising of tobacco products.

     In addition to the settlement agreements, state and local governments are also regulating the outdoor advertising of alcohol and tobacco products. For example, several states and cities have laws restricting tobacco billboard advertising near schools and other locations frequented by children. Some cities have proposed even broader restrictions, including complete bans on outdoor tobacco advertising on billboards, kiosks, and private business window displays. In a few jurisdictions, restrictions on tobacco billboard advertising have prompted Constitutional challenges with mixed results in court. It is possible that state and local governments may propose or pass similar ordinances to limit outdoor advertising of alcohol, tobacco and other products or services in the future, and that there may be court challenges to such restrictions. Legislation regulating tobacco and alcohol advertising has also been introduced in a number of European countries in which we conduct business, and could have a similar impact.

     The elimination of billboard advertising by the tobacco industry will cause a reduction in our direct revenues from such advertisers and may simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This industry-wide increase in space may in turn result in a lowering of outdoor advertising rates or limit the ability of industry participants to increase rates for some period of time. For the year ended December 31, 1999, approximately 1.5% of our revenues came from the outdoor advertising of tobacco products.

OUR INTERNATIONAL OPERATIONS HAVE ADDED RISKS

     Doing business in foreign countries carries with it risks that are not found in doing business in the United States. We currently derive a portion of our revenues from international radio and outdoor operations in Europe, Asia, Mexico, Australia and New Zealand. Following the SFX merger, we will significantly expand our international operations. The risks of doing business in foreign countries which could result in losses against which we are not insured include:

     - exposure to local economic conditions;

     - potential adverse changes in the diplomatic relations of foreign countries with the United States;

     - hostility from local populations;

     - the adverse effect of currency exchange controls;

     - restrictions on the withdrawal of foreign investment and earnings;

     - government policies against businesses owned by foreigners;

     - expropriations of property;

     - the potential instability of foreign governments;

     - the risk of insurrections;

     - risks of renegotiation or modification of existing agreements with governmental authorities;

     - foreign exchange restrictions;

     - withholding and other taxes on remittance and other payments by subsidiaries; and

     - changes in taxation structure.

EXCHANGE RATES MAY CAUSE FUTURE LOSSES IN OUR INTERNATIONAL OPERATIONS

     Because we own assets overseas and derive revenues from our international operations, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the U.S. dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results. To reduce our exposure to the risk of international currency fluctuations, we maintain a natural hedge by incurring amounts of debt in each currency approximately equivalent to our net assets in each such currency. We review this hedge position monthly. We currently maintain no other derivative instruments to reduce the exposure to translation and/or transaction risk but may adopt other hedging strategies in the future.

OUR ACQUISITION STRATEGY COULD POSE RISKS

     OPERATIONAL RISKS. We intend to grow through the acquisition of broadcasting companies and assets, outdoor advertising companies, individual outdoor advertising display faces and other assets that we believe will assist our customers in marketing their products and services. Our acquisition strategy involves numerous risks, including:

     - certain of such acquisitions may prove unprofitable and fail to generate anticipated cash flows;

     - to successfully manage a rapidly expanding and significantly larger portfolio of broadcasting and outdoor advertising properties, we may need to recruit additional senior management and expand corporate infrastructure;

     - entry into markets and geographic areas where we have limited or no experience;

     - we may encounter difficulties in the integration of operations and systems;

     - management's attention may be diverted from other business concerns; and

     - we may lose key employees of acquired companies or stations.

     We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

     CAPITAL REQUIREMENTS NECESSARY FOR ADDITIONAL ACQUISITIONS. We will face stiff competition from other broadcasting and outdoor advertising companies for acquisition opportunities. If the prices sought by sellers of these companies continue to rise, we may find fewer acceptable acquisition opportunities. In addition, the purchase price of possible acquisitions could require additional debt or equity financing on our part. We can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. Additional equity financing could result in dilution to our shareholders.

WE FACE INTENSE COMPETITION IN THE BROADCASTING AND OUTDOOR ADVERTISING INDUSTRIES; SFX FACES INTENSE COMPETITION IN THE LIVE ENTERTAINMENT INDUSTRY

     Our two existing business segments are in highly competitive industries, and we may not be able to maintain or increase our current audience ratings and advertising revenues. Our radio and television stations and outdoor advertising properties compete for audiences and advertising revenues with other radio and television stations and outdoor advertising companies, as well as with other media, such as newspapers, magazines, cable television, direct mail and the Internet within their respective markets. Audience ratings and market shares are subject to change, which could have an adverse effect on our revenues in that market. Other variables that could affect our financial performance include:

     - economic conditions, both general and relative to the broadcasting industry;

     - shifts in population and other demographics;

     - the level of competition for advertising dollars;

     - fluctuations in operating costs;

     - technological changes and innovations;

     - changes in labor conditions; and

     - changes in governmental regulations and policies and actions of federal regulatory bodies.

     Following the pending merger with SFX, as a participant in the live entertainment industry, our ability to generate revenues will be highly sensitive to rapidly changing public tastes and dependent on the availability of popular performers and events. Since SFX relies on unrelated parties to create and perform live entertainment content, any lack of availability of popular musical artists, touring Broadway shows, specialized motor sports talent and other performers could limit the combined company's ability to generate revenues. In addition, SFX requires access to venues to generate revenues from live entertainment events. SFX operates a number of its live entertainment venues under leasing or booking agreements. Our long-term success will depend in part on our ability to renew these agreements when they expire or end. We may be unable to renew these agreements on acceptable terms or at all, and may be unable to obtain favorable agreements with new venues.

NEW TECHNOLOGIES MAY AFFECT OUR BROADCASTING OPERATIONS

     The FCC has approved and is considering ways to introduce new technologies to the radio broadcast industry, including satellite and terrestrial delivery of digital audio broadcasting and the standardization of available technologies which significantly enhance the sound quality of radio broadcasts. We are unable to predict the effect that these technologies will have on our broadcasting operations, but the capital expenditures necessary to implement these technologies could be substantial. Additionally, the FCC has established a low power FM broadcast service. Low power FM stations may serve as additional competition to our radio operations in some or all of our markets, and could cause interference to the signals of one or more of our stations. In addition, Internet "streaming" of audio and video programming may serve as more competition to our broadcasting operations in some or all of our markets.

     We also face risks in implementing the conversion of our television stations to digital television, which the FCC has ordered and for which it has established a timetable. We will incur considerable expense in the conversion to digital television and are unable to predict the extent or timing of consumer demand for any such digital television services. Moreover, the FCC may impose additional public service obligations on television broadcasters in return for their use of digital television spectrum. This could add to our operational costs. The most contentious issue yet to be resolved is the extent to which cable systems will be required to carry broadcasters' new digital channels. Our television stations are highly dependent on their carriage by cable systems in the areas they serve. Thus, FCC rules that impose no or limited obligations on cable systems to carry the digital television signals of television broadcast stations in their local markets could adversely affect our television operations.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following sets forth our selected historical financial data for the five years ended December 31, 1999 and for the three months ended March 31, 1999 and 2000. The financial data for the three month periods ended March 31, 1999 and 2000 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. The information set forth below does not reflect the consummation of the AMFM or SFX mergers.

     Acquisitions and dispositions significantly impact the comparability of the historical consolidated financial data reflected in this financial data. This information is only a summary and you should read the information presented below in conjunction with our Consolidated Financial Statements and the Notes thereto, incorporated into this document by reference, which qualify the information presented below in its entirety.

                                                                                           THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                         MARCH 31,
                                --------------------------------------------------------   -------------------
                                  1995       1996       1997        1998         1999        1999       2000
                                --------   --------   --------   ----------   ----------   --------   --------
                                                                                               (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue...................  $250,059   $351,739   $697,068   $1,350,940   $2,678,160   $376,787   $782,539
Operating expenses............   137,504    198,332    394,404      767,265    1,632,115    244,822    519,961
Depreciation and
  amortization................    33,769     45,790    114,207      304,972      722,233    110,648    220,054
Corporate expenses............     7,414      8,527     20,883       37,825       70,146     12,447     24,578
                                --------   --------   --------   ----------   ----------   --------   --------
Operating income..............    71,372     99,090    167,574      240,878      253,666      8,870     17,946
Interest expense..............    20,752     30,080     75,076      135,766      192,321     31,832     55,549
Gain on sale of stations......        --         --         --           --      138,659         --         --
Other income (expense)........      (803)     2,230     11,579       12,810       20,209     10,919        398
                                --------   --------   --------   ----------   ----------   --------   --------
Income (loss) before income
  taxes, equity in net income
  of consolidated affiliates
  and extraordinary item......    49,817     71,240    104,077      117,922      220,213    (12,043)   (37,205)
Income taxes..................    20,292     28,386     47,116       72,353      150,635      2,889      5,133
                                --------   --------   --------   ----------   ----------   --------   --------
Income (loss) before equity in
  net income of
  nonconsolidated affiliates
  and extraordinary items.....    29,525     42,854     56,961       45,569       69,578    (14,932)   (42,338)
Equity in net income of
  nonconsolidated
  affiliates..................     2,489     (5,158)     6,615        8,462       16,077      2,196      2,936
                                --------   --------   --------   ----------   ----------   --------   --------
Income (loss) before
  extraordinary item..........    32,014     37,696     63,576       54,031       85,655    (12,736)   (39,402)
Extraordinary item............        --         --         --           --      (13,185)        --         --
                                --------   --------   --------   ----------   ----------   --------   --------
Net income (loss).............  $ 32,014   $ 37,696   $ 63,576   $   54,031   $   72,470   $(12,736)  $(39,402)
                                ========   ========   ========   ==========   ==========   ========   ========
Net income (loss) per common
  share:(1)
  Income before extraordinary
    item -- Basic.............  $    .23   $    .26   $   0.36   $     0.23   $     0.27   $  (0.05)  $  (0.12)
  Extraordinary item..........        --         --         --           --        (0.04)        --         --
                                --------   --------   --------   ----------   ----------   --------   --------
  Net income (loss)
    Basic.....................  $    .23   $    .26   $   0.36   $     0.23   $     0.23   $  (0.05)  $  (0.12)
                                ========   ========   ========   ==========   ==========   ========   ========
  Income (loss) before
    extraordinary item
    Diluted...................  $    .23   $    .25   $   0.33   $     0.22   $     0.26   $  (0.05)  $  (0.12)
  Extraordinary item..........        --         --         --           --        (0.04)        --         --
                                --------   --------   --------   ----------   ----------   --------   --------
  Net income (loss)
    Diluted...................  $    .23   $    .25   $   0.33   $     0.22   $     0.22   $  (0.05)  $  (0.12)
                                ========   ========   ========   ==========   ==========   ========   ========

                                                  AS OF DECEMBER 31,
                           -----------------------------------------------------------------     MARCH 31,
                             1995         1996          1997          1998          1999           2000
                           --------    ----------    ----------    ----------    -----------    -----------
                                                                                                (UNAUDITED)
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
  equivalents............  $  5,391    $   16,701    $   24,657    $   36,498    $    76,724    $   320,129
Total assets.............   563,011     1,324,711     3,455,637     7,539,918     16,821,512     17,522,631
Long-term debt, net of
  current(2).............   334,164       725,132     1,540,421     2,323,643      4,093,543      4,698,997
Stockholder' equity......   163,713       513,431     1,746,784     4,483,429     10,084,037     10,140,635

(1) Adjusted to reflect the effect of a two-for-one stock split distributed in July 1998, December 1996 and November 1995.

(2) Includes $575 million aggregate principal amount of 2.625% senior convertible notes due April 1, 2003 issued on March 30, 1998 and $1 billion aggregate principal amount of 1.50% senior convertible notes due December 1, 2002 issued on November 24, 1999.

                     UNAUDITED PRO FORMA COMBINED CONDENSED

                       CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed consolidated financial statements give effect to the SFX merger and the AMFM merger. For accounting purposes, we will account for the SFX merger and the AMFM merger as a purchase of SFX and AMFM, respectively; accordingly, the net assets of SFX and AMFM have been adjusted to their estimated fair values based upon a preliminary purchase price allocation.

     The unaudited pro forma combined condensed consolidated balance sheet at March 31, 2000 gives effect to the SFX merger and the AMFM merger as if they occurred on March 31, 2000. The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 1999 and for the three months ended March 31, 2000 give effect to the SFX merger and the AMFM merger as if they had occurred on January 1, 1999.

     The unaudited pro forma combined condensed consolidated balance sheet was prepared based upon our historical balance sheets and the historical balance sheets of SFX and AMFM. The unaudited pro forma combined condensed consolidated statements of operations for year ended December 31, 1999 and for the three months ended March 31, 2000 was prepared based upon our historical statement of operations, adjusted to reflect the merger with Jacor Communications, Inc. as if such merger had occurred on January 1, 1999 ("Clear Channel Pro Forma") and the historical statements of operations of SFX and AMFM.

     Additionally, with respect to our pending merger with AMFM, the unaudited pro forma combined condensed consolidated balance sheet at March 31, 2000 was prepared based upon the historical balance sheet of AMFM, adjusted for certain financing transactions, as if such transactions had occurred on March 31, 2000. The unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 1999, with respect to our pending merger with AMFM, was prepared based upon the historical statement of operations of AMFM, adjusted to reflect the merger with Capstar Broadcasting Corporation, the acquisition of KKFR-FM and KFYI-AM from The Broadcast Group, Inc., the disposition of WMVP-AM to ABC, Inc., the disposition of AMFM's outdoor advertising business to Lamar Advertising Company and certain financing transactions as if such transactions had occurred on January 1, 1999 ("1999 AMFM Merger Effect"). The unaudited pro forma combined condensed consolidated statement of operations for the three months ended March 31, 2000, with respect to our pending merger with AMFM, was prepared based upon the historical statement of operations of AMFM, adjusted to reflect certain financing transactions as if such transactions had occurred on January 1, 1999 ("2000 AMFM Merger Effect"). Additionally, the AMFM Merger Effect 1999 and 2000 financial statements have been adjusted for the expected divestitures of 112 radio stations in markets where the combined AMFM and Clear Channel radio stations exceed the number necessary to obtain regulatory approvals for the merger. These divestitures have been recorded based upon managements' best estimates as to the expected cash sales proceeds for the stations involved.

     Certain amounts in the SFX historical financial statements and the AMFM Merger Effect financial statements have been reclassified to conform to our presentation. The unaudited pro forma combined condensed consolidated financial statements exclude the effect of certain acquisitions of Clear Channel, SFX and AMFM as these transactions were insignificant, individually and in the aggregate, to the financial position or results of operations of each respective company.

     The unaudited pro forma combined condensed consolidated financial statements should be read in conjunction with our historical financial statements and the historical financial statements of SFX and AMFM.

     The unaudited pro forma combined condensed consolidated financial statements are not necessarily indicative of the actual results of operations or financial position that would have occurred had the merger and the above described acquisitions, dispositions, financing and merger transactions of Clear Channel, SFX and AMFM occurred on the dates indicated nor are they necessarily indicative of future operating results or financial position.

                          CLEAR CHANNEL, SFX AND AMFM

       UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
                           (IN THOUSANDS OF DOLLARS)
                               AT MARCH 31, 2000

                                     ASSETS

                                                                                                           CLEAR CHANNEL,
                                                                                MERGER          AMFM        SFX AND AMFM
                                               CLEAR CHANNEL      SFX         PRO FORMA        MERGER        PRO FORMA
                                                HISTORICAL     HISTORICAL   ADJUSTMENTS(A)     EFFECT          MERGER
                                               -------------   ----------   --------------   -----------   --------------
Current Assets:
  Cash and cash equivalents..................   $   320,129    $  276,142     $  (70,000)    $    68,804     $   595,075
  Accounts receivable, net...................       712,375       112,683             --         455,380       1,280,438
  Other current assets.......................       140,277       129,357             --          60,920         330,554
                                                -----------    ----------     ----------     -----------     -----------
        Total Current Assets.................     1,172,781       518,182        (70,000)        585,104       2,206,067

Property, plant & equipment, net.............     2,595,254       688,738             --         373,791       3,657,783

Intangible assets, net.......................    12,067,774     1,601,329      2,278,340      23,416,593      39,364,036
Other assets:
  Restricted cash............................           136            --             --              --             136
  Notes receivable...........................        53,675        14,055             --              --          67,730
  Equity investments in, and advances to,
    nonconsolidated affiliates...............       380,933       100,527        (21,341)      1,125,373       1,585,492
  Other assets...............................       298,114        87,050             --         252,031         637,195
  Other investments..........................       953,964            --       (122,437)             --         831,527
                                                -----------    ----------     ----------     -----------     -----------
        TOTAL ASSETS.........................   $17,522,631    $3,009,881     $2,064,562     $25,752,892     $48,349,966
                                                ===========    ==========     ==========     ===========     ===========

                                          LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable, accrued expenses and
    other current liabilities................   $   642,588    $  458,542     $       --     $   310,970     $ 1,412,100
  Current portion of long-term debt..........        42,235        14,480             --              --          56,715
                                                -----------    ----------     ----------     -----------     -----------
        Total Current Liabilities............       684,823       473,022             --         310,970       1,468,815
Long-term debt...............................     4,698,997     1,418,088         42,438       2,955,416       9,114,939
Liquid yield options notes...................       492,309            --             --              --         492,309
Deferred income taxes........................     1,349,217        27,817        (13,145)      4,894,226       6,258,115
Other long-term liabilities..................       139,375        28,052             --          52,023         219,450
Minority interest............................        17,275         9,506             --           3,435          30,216
Temporary equity.............................            --        17,026             --              --          17,026
Shareholders' Equity:
  Common stock...............................        33,890           664          3,237          20,362          58,153
  Additional paid-in capital.................     9,227,641     1,295,718      1,796,431      17,031,419      29,351,209
  Common stock warrants......................       250,587            --             --              --         250,587
  Retained earnings (accumulated deficit)....       256,731      (253,280)       253,280         485,041         741,772
  Other comprehensive income.................       370,416            --        (24,411)             --         346,005
  Other......................................         2,304        (2,857)         2,857              --           2,304
  Cost of shares held in treasury............          (934)       (3,875)         3,875              --            (934)
                                                -----------    ----------     ----------     -----------     -----------
        Total Shareholders' Equity...........    10,140,635     1,036,370      2,035,269      17,536,822      30,749,096
                                                -----------    ----------     ----------     -----------     -----------
        TOTAL LIABILITIES AND SHAREHOLDERS'
          EQUITY.............................   $17,522,631    $3,009,881     $2,064,562     $25,752,892     $48,349,966
                                                ===========    ==========     ==========     ===========     ===========

                          CLEAR CHANNEL, SFX AND AMFM

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1999

                                                                                         1999      CLEAR CHANNEL,
                                                                       PRO FORMA         AMFM       SFX AND AMFM
                                        CLEAR CHANNEL      SFX           MERGER         MERGER       PRO FORMA
                                          PRO FORMA     HISTORICAL   ADJUSTMENTS(B)     EFFECT         MERGER
                                        -------------   ----------   --------------   ----------   --------------
Net revenue...........................   $2,949,807     $1,684,355      $ (8,340)     $1,675,607     $6,301,429
Operating expenses....................    1,824,192      1,478,813         9,264         916,534      4,228,803
Depreciation and amortization.........      817,060        142,583        80,104         951,351      1,991,098
Noncash compensation expense..........           --          7,250            --          26,727         33,977
Merger and nonrecurring costs.........           --             --            --          77,978         77,978
Corporate expenses....................       77,519         18,524            --          64,750        160,793
                                         ----------     ----------      --------      ----------     ----------
Operating income (loss)...............      231,036         37,185       (97,708)       (361,733)      (191,220)
Interest expense......................      232,979        100,825        (5,664)        256,756        584,896
Gain on disposition of assets.........        1,734            760            --          12,289         14,783
Gain on disposition of representation
  contracts...........................           --             --            --          18,173         18,173
Other income -- net...................       20,046          6,577            --           1,250         27,873
                                         ----------     ----------      --------      ----------     ----------
Income (loss) before income taxes,
  equity in earnings (loss) of
  nonconsolidated affiliates and
  extraordinary item..................       19,837        (56,303)      (92,044)       (586,777)      (715,287)
Income tax (expense) benefit..........      (85,393)        (1,597)       (2,266)        175,879         86,623
                                         ----------     ----------      --------      ----------     ----------
Income (loss) before equity in
  earnings (loss) of nonconsolidated
  affiliates and extraordinary item...      (65,556)       (57,900)      (94,310)       (410,898)      (628,664)
Equity in earnings (loss) of
  nonconsolidated affiliates..........       16,077             --         4,903         (68,466)       (47,486)
                                         ----------     ----------      --------      ----------     ----------
Income (loss) before extraordinary
  item................................   $  (49,479)    $  (57,900)     $(89,407)     $ (479,364)    $ (676,150)
                                         ==========     ==========      ========      ==========     ==========
Income (loss) before extraordinary
  item per common share:
  Basic...............................   $    (0.15)    $    (1.06)                                  $    (1.16)
                                         ==========     ==========                                   ==========
  Diluted.............................   $    (0.15)    $    (1.06)                                  $    (1.16)
                                         ==========     ==========                                   ==========

                          CLEAR CHANNEL, SFX AND AMFM

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                       THREE MONTHS ENDED MARCH 31, 2000

                                                                                     2000      CLEAR CHANNEL,
                                                                    PRO FORMA        AMFM       SFX AND AMFM
                                     CLEAR CHANNEL      SFX           MERGER        MERGER       PRO FORMA
                                      HISTORICAL     HISTORICAL   ADJUSTMENTS(B)    EFFECT         MERGER
                                     -------------   ----------   --------------   ---------   --------------
Net revenue........................    $782,539      $ 427,889       $ (2,031)     $ 341,046     $1,549,443
Operating expenses.................     519,961        391,468          1,983        171,985      1,085,397
Depreciation and amortization......     220,054         49,019         13,386        218,067        500,526
Noncash compensation expense.......          --         69,897             --         34,878        104,775
Merger and nonrecurring costs......          --         12,123         (7,602)        11,115         15,636
Corporate expenses.................      24,578          6,322             --         15,302         46,202
                                       --------      ---------       --------      ---------     ----------
Operating income (loss)............      17,946       (100,940)        (9,798)      (110,301)      (203,093)
Interest expense...................      55,549         36,576         (1,302)        67,662        158,485
Gain on disposition of assets......          --             --             --         22,819         22,819
Gain on disposition of
  representation contracts.........          --             --             --         16,217         16,217
Other income -- net................         398          3,168             --            697          4,263
                                       --------      ---------       --------      ---------     ----------
Income (loss) before income taxes,
  equity in earnings (loss) of
  nonconsolidated affiliates and
  extraordinary item...............     (37,205)      (134,348)        (8,496)      (138,230)      (318,279)
Income tax (expense) benefit.......      (5,133)        17,257           (521)        11,844         23,447
                                       --------      ---------       --------      ---------     ----------
Income (loss) before equity in
  earnings (loss) of
  nonconsolidated affiliates and
  extraordinary item...............     (42,338)      (117,091)        (9,017)      (126,386)      (294,832)
Equity in earnings (loss) of
  nonconsolidated affiliates.......       2,936             --            280        (19,565)       (16,349)
                                       --------      ---------       --------      ---------     ----------
Income (loss) before extraordinary
  item.............................    $(39,402)     $(117,091)      $ (8,737)     $(145,951)    $ (311,181)
                                       ========      =========       ========      =========     ==========
Income (loss) before extraordinary
  item per common share:
  Basic............................    $  (0.12)     $   (1.77)                                  $    (0.54)
                                       ========      =========                                   ==========
  Diluted..........................    $  (0.12)     $   (1.77)                                  $    (0.54)
                                       ========      =========                                   ==========

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)

     Clear Channel and SFX unaudited pro forma combined condensed consolidated financial statements reflect the merger, accounted for as a purchase, as follows:

SFX Class A common shares outstanding March 31, 2000 less
  shares held in treasury...................................   63,775,401
Less: Class A shares held by Clear Channel at March 31,
  2000......................................................   (3,000,000)
                                                              -----------
Adjusted Class A common stock outstanding...................   60,775,401
Share conversion number.....................................         0.60
                                                              -----------
Clear Channel's common stock to be issued to Class A
  holders...................................................   36,465,241
SFX Class B common shares outstanding March 31, 2000 (1:1
  conversion)...............................................    2,545,557
                                                              -----------
Total Clear Channel common stock to be issued in the
  merger....................................................   39,010,798
Estimated value per share (based on the average price
  between February 23, 2000 and March 2, 2000)..............  $   74.0089
                                                              -----------
                                                              $ 2,887,146
Estimated value of common stock options and other equity....      208,904
Historical cost of SFX common shares held by Clear
  Channel...................................................       84,881
Estimated transaction costs.................................       70,000
                                                              -----------
          Total estimated purchase price....................  $ 3,250,931
                                                              ===========

     For purposes of these statements the total estimated purchase price was allocated as follows:

Total estimated purchase price..............................  $3,250,931
Plus -- estimated fair value of long-term debt in excess of
  carrying value............................................      42,438
Less -- SFX net assets at March 31, 2000....................   1,036,370
Plus -- Historical cost of SFX investment not purchased.....      21,341
Plus -- elimination of SFX's existing net goodwill and other
  intangible assets.........................................   1,601,329
                                                              ----------
Estimated purchase price allocated to goodwill and other
  intangible assets.........................................  $3,879,669
                                                              ==========

     The estimated purchase price allocated to goodwill and other intangible assets of $3,879,669 will be amortized over a 20 year period using the straight-line method, which will result in annual amortization of $193,983.

     Clear Channel will be required to refinance certain outstanding SFX long-term debt.

     The unaudited pro forma combined condensed consolidated balance sheet is based on the assumption that SFX's debt holders will not tender their debt securities based on a change of control of SFX, although Clear Channel must offer to tender all of SFX's senior notes and notes at prices ranging from 100% to 101% of the principal amount of the notes. It is expected that the debt holders will not accept Clear Channel's tender offer, as the fair value of this debt is expected to be greater than the required offer at the time of the offer.

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (A) The pro forma merger adjustments at March 31, 2000 are as follows:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                   ----------
(1)  Decrease in cash resulting from estimated merger expenses including the $34.5 million proposed settlement to SFX
     shareholder suits...........................................  $  (70,000)
(2)  Increase in intangible assets, net equal to the excess
     purchase price of the merger and the elimination of SFX's
     pre-existing intangible assets..............................   2,278,340
(3)  Decrease in equity investment in, and advances to,
     nonconsolidated affiliates resulting from the elimination of
     SFX investments not purchased...............................     (21,341)
(4)  Decrease in other investments resulting from the elimination
     of Clear Channel's investment in SFX common stock...........    (122,437)
(5)  Increase in long-term debt resulting from the mark-up of
     SFX's debt to fair value in excess of carrying value........      42,438
(6)  Decrease in deferred income taxes resulting from the
     elimination of deferred tax on unrealized gain related to
     Clear Channel's investment in SFX common stock..............     (13,145)
(7)  Increase in common stock to account for Clear Channel common stock given in the merger, net of SFX's outstanding shares,
     at $0.10 par value..........................................       3,237
(8)  Increase in additional paid-in capital to account for Clear
     Channel common stock given in the merger at $74.0089 per
     share less $0.10 par value ($2,883,245) plus the value of
     SFX stock options included in the merger ($208,904) less
     SFX's additional paid-in capital balance ($1,295,718).......   1,796,431
(9)  Increase in retained earnings (accumulated deficit) to
     eliminate SFX's existing accumulated deficit balance........     253,280
(10) Decrease in other comprehensive income resulting from the elimination of Clear Channel's unrealized gain on their
     investment in SFX common stock..............................     (24,411)
(11) Increase in other equity resulting from the elimination of
     SFX's deferred compensation.................................       2,857
(12) Increase in cost of shares held in treasury resulting from
     the cancelation of SFX's shares held in treasury............       3,875

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (B) The pro forma merger adjustments for the year ended December 31, 1999 and for the three months ended March 31, 2000 are as follows:

                                                                    INCREASE (DECREASE)
                                                                         TO INCOME
                                                                    --------------------
                                                                    12/31/99    3/31/00
                                                                    ---------   --------
(13)  Decrease in revenue due to the elimination of services SFX provided to Clear Channel and services Clear Channel
      provided to SFX and the reclassification of earnings from
      equity method investments out of net revenue (SFX's policy)
      into equity in earnings of nonconsolidated affiliates (Clear
      Channel's policy)...........................................  $ (8,340)   $ (2,031)
(14)  Decrease in operating expense due to the elimination of services SFX provided to Clear Channel and services Clear
      Channel provided to SFX of $3,437 and $1,751 for 12/31/99
      and 3/31/00, respectively, offset by the increase in
      operating expenses resulting from change in classification of integration and start-up costs of $12,701 and $3,734 for
      12/31/99 and 3/31/00, respectively, from treatment as
      depreciation expense (SFX's policy) to treatment as
      operating expense (Clear Channel's policy)..................    (9,264)     (1,983)
(15)  Increase in amortization expense resulting from the
      additional goodwill created by the merger, other intangible assets acquired in the merger and a change in the life of
      intangible assets amortization from an average of 15 years
      (SFX's policy) to an average of 20 years (Clear Channel's
      policy) of $92,805 and $17,120 for 12/31/99 and 3/31/00,
      respectively, partially offset by the reclassification of
      $12,701 and $3,734 for 12/31/99 and 3/31/00, respectively,
      from depreciation expense to operating expense..............   (80,104)    (13,386)
(16)  Decrease in merger and non-recurring costs due to the
      elimination of direct merger related expenses...............        --       7,602
(17)  Decrease in interest expense resulting from the amortization of premium on long-term debt resulting from the mark-up to
      fair value..................................................     5,664       1,302
(18)  Increase in income tax expense associated with the tax effect of adjustment (15) at Clear Channel's assumed tax
      rate of 40%.................................................    (2,266)       (521)
(19)  Increase in equity in earnings (loss) of nonconsolidated affiliates resulting from the reclassification of earnings from equity method investments out of revenue (SFX's policy)
      into equity in earnings of nonconsolidated affiliates (Clear
      Channel's policy)...........................................     4,903         280

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Pro forma basic and diluted share information is as follows:

                                                                    12/31/99    3/31/00
                                                                    ---------   --------
                                                                       (IN THOUSANDS)
Basic:
  Clear Channel pro forma weighted-average shares outstanding.....   340,249     338,803
  SFX weighted-average shares outstanding.........................    58,204      66,416
  Decrease weighted-average common stock outstanding to account for Clear Channel's common stock given in the merger at the share conversion number of 0.60 for SFX's Class A common
     stock and 1.0 for SFX's Class B common stock.................   (19,202)    (27,406)
                                                                    --------    --------
  Clear Channel and SFX pro forma merger weighted-average shares
     outstanding..................................................   379,251     377,813
                                                                    ========    ========
Diluted:
  Clear Channel pro forma weighted-average shares outstanding.....   358,149     374,994
  SFX weighted-average shares outstanding.........................    61,542      71,108
  Decrease weighted-average common stock outstanding to account for Clear Channel's common stock given in the merger and to account for the dilution effect SFX's common stock warrants, employee stock options and other dilutive shares have on the
     Company at the share conversion number of 0.60 for SFX's
     Class A common stock and 1.0 for SFX's Class B common
     stock........................................................   (20,538)    (29,282)
                                                                    --------    --------
  Clear Channel and SFX pro forma merger weighted-average shares
     outstanding..................................................   399,153     416,820
                                                                    ========    ========

                                 CLEAR CHANNEL

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1999

                                                            JACOR
                                               CLEAR      HISTORICAL                     CLEAR
                                              CHANNEL     1/1 TO 5/4     PRO FORMA      CHANNEL
                                             HISTORICAL      1999      ADJUSTMENT(A)   PRO FORMA
                                             ----------   ----------   -------------   ----------
Net revenue................................  $2,678,160    $271,647      $      --     $2,949,807
Operating expenses.........................   1,632,115     192,077             --      1,824,192
Depreciation and amortization..............     722,233      46,951         47,876        817,060
Corporate expenses.........................      70,146       7,373             --         77,519
                                             ----------    --------      ---------     ----------
Operating income (loss)....................     253,666      25,246        (47,876)       231,036
Interest expense...........................     192,321      39,731            927        232,979
Gain on disposition of assets..............     138,659     130,385       (267,310)         1,734
Other income (expense) -- net..............      20,209        (163)            --         20,046
                                             ----------    --------      ---------     ----------
Income (loss) before income taxes, equity
  in earnings (loss) of nonconsolidated
  affiliates and extraordinary item........     220,213     115,737       (316,113)        19,837
Income tax (expense) benefit...............    (150,635)    (52,300)       117,542        (85,393)
                                             ----------    --------      ---------     ----------
Income (loss) before equity in earnings of
  nonconsolidated affiliates and
  extraordinary item.......................      69,578      63,437       (198,571)       (65,556)
Equity in earnings of nonconsolidated
  affiliates...............................      16,077          --             --         16,077
                                             ----------    --------      ---------     ----------
Income (loss) before extraordinary item....  $   85,655    $ 63,437      $(198,571)    $  (49,479)
                                             ==========    ========      =========     ==========
Income (loss) before extraordinary item per
  common share:
  Basic....................................  $     0.27                                $    (0.15)
                                             ==========                                ==========
  Diluted..................................  $     0.26                                $    (0.15)
                                             ==========                                ==========

                                 CLEAR CHANNEL

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (IN THOUSANDS OF DOLLARS)

JACOR MERGER

     The Jacor acquisition pro forma adjustments exclude the effect of any divestiture of stations, which were required for regulatory approval, as Clear Channel intends the funds received from any divestiture to be reinvested in acquisitions of similar stations in other markets.

     (A) The pro forma merger adjustments for the year ended December 31, 1999 are as follows:

                                                                    INCREASE (DECREASE)
                                                                         TO INCOME
                                                                    -------------------
(1)   Increase in amortization expense resulting from the
      additional goodwill created by the merger and a change in
      the life of goodwill amortization from 40 years (Jacor's
      policy) to 25 years (Clear Channel's policy). This
      amortization expense results in a permanent difference and
      will not be deductible for federal income tax purposes......       $ (47,876)
(2)   Increase in interest expense associated with the increased long-term debt resulting from the estimated merger expenses
      of $50,000..................................................            (927)
(3)   Decrease in gain on disposition of assets as this gain is
      associated directly with the merger of Jacor and is a
      non-recurring item..........................................        (267,310)
(4)   Decrease in income tax expense associated with the tax
      effect of adjustments (2) and (3) at Clear Channel's assumed
      tax rate of 40%.............................................         117,542

                               AMFM MERGER EFFECT

       UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
                               AT MARCH 31, 2000
                           (IN THOUSANDS OF DOLLARS)

                                                                                                                   PRO FORMA
                                   AMFM         PRO FORMA         AMFM        CLEAR CHANNEL         AMFM             MERGER
                                HISTORICAL    ADJUSTMENTS(A)    PRO FORMA    DIVESTITURES(B)   DIVESTITURES(C)   ADJUSTMENTS(D)
                                -----------   --------------   -----------   ---------------   ---------------   --------------
ASSETS
Current assets:
  Cash and cash equivalents...  $    68,804      $     --      $   68,804       $      --        $        --      $        --
  Accounts receivable, net....      455,380            --         455,380              --                 --               --
  Other current assets........       60,920            --          60,920              --                 --               --
                                -----------      --------      -----------      ---------        -----------      -----------
    Total current assets......      585,104            --         585,104              --                 --               --
Property and equipment, net...      459,693            --         459,693         (22,352)           (63,550)              --
Intangible assets, net........   10,079,653            --      10,079,653        (385,959)        (1,658,763)      15,381,662
Other assets:
  Investments in
    nonconsolidated
    affiliates................    1,081,115            --       1,081,115              --                 --           44,258
  Other assets................      252,031            --         252,031              --                 --               --
                                -----------      --------      -----------      ---------        -----------      -----------
    TOTAL ASSETS..............  $12,457,596      $     --      $12,457,596      $(408,311)       $(1,722,313)     $15,425,920
                                ===========      ========      ===========      =========        ===========      ===========

LIABILITIES AND STOCKHOLDERS'
  EQUITY

Current liabilities:
  Accounts payable and accrued
    expenses..................  $   310,970      $     --      $  310,970       $      --        $        --      $        --
                                -----------      --------      -----------      ---------        -----------      -----------
    Total current
      liabilities.............      310,970            --         310,970              --                 --               --
Long-term debt................    5,783,388        10,000(1)    5,793,388        (860,246)        (2,266,613)         288,887
Deferred tax liabilities......    1,663,262        (3,500)(1)   1,649,783         (33,106)          (272,065)       3,549,614
                                                   (9,979)(2)
Other liabilities.............       52,023            --          52,023              --                 --               --
Minority interest.............        3,435            --           3,435              --                 --               --
Stockholders' equity:
  Common stock................        2,166            --           2,166              --                 --           18,196
  Additional paid-in
    capital...................    5,272,597        28,511(2)    5,301,108              --                 --       11,730,311
  Retained earnings
    (accumulated deficit).....     (630,245)       (6,500)(1)    (655,277)        485,041            816,365         (161,088)
                                                  (18,532)(2)
                                -----------      --------      -----------      ---------        -----------      -----------
    Total stockholders'
      equity..................    4,644,518         3,479       4,647,997         485,041            816,365       11,587,419
                                -----------      --------      -----------      ---------        -----------      -----------
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY....  $12,457,596      $     --      $12,457,596      $(408,311)       $(1,722,313)     $15,425,920
                                ===========      ========      ===========      =========        ===========      ===========

                                   AMFM
                                  MERGER
                                  EFFECT
                                -----------
ASSETS
Current assets:
  Cash and cash equivalents...  $    68,804
  Accounts receivable, net....      455,380
  Other current assets........       60,920
                                -----------
    Total current assets......      585,104
Property and equipment, net...      373,791
Intangible assets, net........   23,416,593
Other assets:
  Investments in
    nonconsolidated
    affiliates................    1,125,373
  Other assets................      252,031
                                -----------
    TOTAL ASSETS..............  $25,752,892
                                ===========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable and accrued
    expenses..................  $   310,970
                                -----------
    Total current
      liabilities.............      310,970
Long-term debt................    2,955,416
Deferred tax liabilities......    4,894,226
Other liabilities.............       52,023
Minority interest.............        3,435
Stockholders' equity:
  Common stock................       20,362
  Additional paid-in
    capital...................   17,031,419
  Retained earnings
    (accumulated deficit).....      485,041
                                -----------
    Total stockholders'
      equity..................   17,536,822
                                -----------
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY....  $25,752,892
                                ===========

                               AMFM MERGER EFFECT

  UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               PRO FORMA         CAPSTAR AS       PRO FORMA
                                                                              ADJUSTMENTS       ADJUSTED FOR     ADJUSTMENTS
                                                                LAMAR           FOR THE         THE COMPLETED      FOR THE
                                                AMFM         TRANSACTION         LAMAR             CAPSTAR         CAPSTAR
                                            HISTORICAL(E)   HISTORICAL(F)   TRANSACTION(F)     TRANSACTIONS(G)    MERGER(H)
                                            -------------   -------------   ---------------    ---------------   -----------
Net revenue...............................   $1,977,888       $(156,627)       $      --          $ 347,290       $(31,397)(26)
Operating expenses........................    1,048,711         (84,583)              --            207,001         (4,221)(26)
Depreciation and amortization.............      732,233         (94,062)              --             78,338        (26,832)(26)
                                                                                                                   146,977(27)
Noncash compensation expense..............        6,443              --               --             20,284             --(27)
Merger and non-recurring costs............       81,829          (2,154)              --             51,288        (47,510)(28)
Corporate expenses........................       57,559          (6,835)              --             14,026             --
                                             ----------       ---------        ---------          ---------       --------
Operating income (loss)...................       51,113          31,007               --            (23,647)       (99,811)
Interest expense..........................      426,681            (171)         (36,128)(22)        90,075         (9,650)(26)
                                                                                                                     1,406(29)
Interest income...........................       10,644              --               --                302         (9,650)(26)
Gain on disposition of assets.............      221,312             947         (209,970)(23)            --             --
Gain on disposition of representation
  contracts...............................       18,173              --               --                 --             --
Other income..............................           --              --               --                (46)            --
                                             ----------       ---------        ---------          ---------       --------
Income (loss) before income taxes, equity
  in earnings (loss) of nonconsolidated
  affiliates and extraordinary item.......     (125,439)         32,125         (173,842)          (113,466)      (101,217)
Income tax (expense) benefit..............        6,391          (8,867)          60,845(24)         26,759         35,426(30)
Dividends and accretion on preferred stock
  of subsidiaries.........................       11,846              --               --             17,390             --
                                             ----------       ---------        ---------          ---------       --------
Income before equity in earnings (loss) of
  nonconsolidated affiliates and
  extraordinary item......................     (130,894)         23,258         (112,997)          (104,097)       (65,791)
Equity in earnings (loss) of
  nonconsolidated
  affiliates..............................      (27,651)             --          (57,599)(25)        (2,444)            --
                                             ----------       ---------        ---------          ---------       --------
Income (loss) before extraordinary item...     (158,545)         23,258         (170,596)          (106,541)       (65,791)
Preferred stock dividends.................       15,936              --               --                 --             --
                                             ----------       ---------        ---------          ---------       --------
Income (loss) before extraordinary item
  attributable to common shares
  outstanding.............................   $ (174,481)      $  23,258        $(170,596)         $(106,541)      $(65,791)
                                             ==========       =========        =========          =========       ========
Net income (loss) before extraordinary
  item per common share:
  Basic and diluted.......................   $    (1.01)
                                             ==========
  Weighted-average common shares
    outstanding...........................      172,967                                                             28,464
                                             ==========                                                           ========

                               AMFM MERGER EFFECT

  UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

       PRO FORMA
      ADJUSTMENTS
        FOR THE            OTHER
    OTHER COMPLETED      PRO FORMA          AMFM       CLEAR CHANNEL         AMFM         PRO FORMA MERGER     1999 AMFM
    TRANSACTIONS(I)    ADJUSTMENTS(J)    PRO FORMA    DIVESTITURES(K)   DIVESTITURES(L)    ADJUSTMENTS(M)    MERGER EFFECT
    ---------------    --------------    ---------    ---------------   ---------------   ----------------   -------------
        $  (705)          $     --       $2,136,449      $(120,840)        $(320,455)         $ (19,547)      $1,675,607
           (116)                --       1,166,792         (57,857)         (179,245)           (13,156)         916,534
          2,839                 --         839,493         (17,987)         (133,137)           262,982          951,351
             --                 --          26,727              --                --                 --           26,727
             --                 --          83,453              --                --             (5,475)          77,978
             --                 --          64,750              --                --                 --           64,750
        -------           --------       ----------      ---------         ---------          ---------       ----------
         (3,428)                --         (44,766)        (44,996)           (8,073)          (263,898)        (361,733)
          2,815             12,944(31)     487,972         (47,723)         (165,315)           (18,178)         256,756
             --                 --           1,296              --                --                 --            1,296
             --                 --          12,289              --                --                 --           12,289
             --                 --          18,173              --                --                 --           18,173
             --                 --             (46)             --                --                 --              (46)
        -------           --------       ----------      ---------         ---------          ---------       ----------
         (6,243)           (12,944)       (501,026)          2,727           157,242           (245,720)        (586,777)
          2,185              4,530(32)     127,269            (178)          (23,110)            71,898          175,879
             --            (29,236)(33)         --              --                --                 --               --
        -------           --------       ----------      ---------         ---------          ---------       ----------
         (4,058)            20,822        (373,757)          2,549           134,132           (173,822)        (410,898)
             --                 --         (87,694)             --                --             19,228          (68,466)
        -------           --------       ----------      ---------         ---------          ---------       ----------
         (4,058)            20,822        (461,451)          2,549           134,132           (154,594)        (479,364)
             --            (15,936)(34)         --              --                --                 --               --
        -------           --------       ----------      ---------         ---------          ---------       ----------
        $(4,058)          $ 36,758       $(461,451)      $   2,549         $ 134,132          $(154,594)      $ (479,364)
        =======           ========       ==========      =========         =========          =========       ==========
                                         $   (2.14)(35)
                                         ==========
                            13,792         215,223
                          ========       ==========

                               AMFM MERGER EFFECT

  UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    OTHER                           CLEAR                            PRO FORMA
                                      AMFM        PRO FORMA         AMFM           CHANNEL            AMFM             MERGER
                                   HISTORICAL   ADJUSTMENTS(J)    PRO FORMA    DIVESTITURES(K)   DIVESTITURES(L)   ADJUSTMENTS(M)
                                   ----------   --------------    ---------    ---------------   ---------------   --------------
Net revenue......................  $ 521,270       $    --        $ 521,270       $(27,531)         $(72,226)         $(80,467)
Operating expenses...............    308,088            --          308,088        (14,405)          (43,312)          (78,386)
Depreciation and amortization....    212,491            --          212,491         (4,084)          (30,500)           40,160
Noncash compensation expense.....     34,878            --           34,878             --                --                --
Merger and non-recurring costs...     11,115            --           11,115             --                --                --
Corporate expenses...............     15,302            --           15,302             --                --                --
                                   ---------       -------        ---------       --------          --------          --------
Operating income (loss)..........    (60,604)           --          (60,604)        (9,042)            1,586           (42,241)
Interest expense.................    124,342        (1,014)(31)     123,328         (9,801)          (41,082)           (4,783)
Interest income..................        697            --              697             --                --                --
Gain on disposition of assets....     22,819            --           22,819             --                --                --
Gain on disposition of
  representation contracts.......     16,217            --           16,217             --                --                --
                                   ---------       -------        ---------       --------          --------          --------
Income (loss) before income
  taxes, equity in earnings
  (loss) of nonconsolidated
  affiliates and extraordinary
  item...........................   (145,213)        1,014         (144,199)           759            42,668           (37,458)
Income tax (expense) benefit.....     10,749          (355)(32)      10,394           (924)           (8,385)           10,759
Credit on exchange of preferred
  stock of subsidiary............      3,310        (3,310)(33)          --             --                --                --
                                   ---------       -------        ---------       --------          --------          --------
Income (loss) before equity in
  earnings (loss) of
  nonconsolidated affiliates and
  extraordinary item.............   (131,154)       (2,651)        (133,805)          (165)           34,283           (26,699)
Equity in earnings (loss) of
  nonconsolidated affiliates.....    (24,372)           --          (24,372)            --                --             4,807
                                   ---------       -------        ---------       --------          --------          --------
Income (loss) before
  extraordinary item.............   (155,526)       (2,651)        (158,177)          (165)           34,283           (21,892)
Preferred stock dividends........        321          (321)(34)          --             --                --                --
                                   ---------       -------        ---------       --------          --------          --------
Income (loss) before
  extraordinary item attributable
  to common shares outstanding...  $(155,847)      $(2,330)       $(158,177)      $   (165)         $ 34,283          $(21,892)
                                   =========       =======        =========       ========          ========          ========
Basic and diluted loss before
  extraordinary item per common
  share..........................  $   (0.72)                     $   (0.73)(35)
                                   =========                      =========
Weighted-average common shares
  outstanding....................    215,116         1,269          216,385
                                   =========       =======        =========

                                       2000
                                       AMFM
                                      MERGER
                                      EFFECT
                                   -------------
Net revenue......................    $ 341,046
Operating expenses...............      171,985
Depreciation and amortization....      218,067
Noncash compensation expense.....       34,878
Merger and non-recurring costs...       11,115
Corporate expenses...............       15,302
                                     ---------
Operating income (loss)..........     (110,301)
Interest expense.................       67,662
Interest income..................          697
Gain on disposition of assets....       22,819
Gain on disposition of
  representation contracts.......       16,217
                                     ---------
Income (loss) before income
  taxes, equity in earnings
  (loss) of nonconsolidated
  affiliates and extraordinary
  item...........................     (138,230)
Income tax (expense) benefit.....       11,844
Credit on exchange of preferred
  stock of subsidiary............           --
                                     ---------
Income (loss) before equity in
  earnings (loss) of
  nonconsolidated affiliates and
  extraordinary item.............     (126,386)
Equity in earnings (loss) of
  nonconsolidated affiliates.....      (19,565)
                                     ---------
Income (loss) before
  extraordinary item.............     (145,951)
Preferred stock dividends........           --
                                     ---------
Income (loss) before
  extraordinary item attributable
  to common shares outstanding...    $(145,951)
                                     =========
Basic and diluted loss before
  extraordinary item per common
  share..........................
Weighted-average common shares
  outstanding....................

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                           (IN THOUSANDS OF DOLLARS)

(A) Adjustments to the Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet regarding transactions that occurred relating to AMFM business

     (1) Reflects the purchase of $100,000 of aggregate principal amount of AMFM's 10 1/2% Senior Subordinated Notes due 2007 and estimated fees and expenses pursuant to a tender offer which was commenced on April 28, 2000, funded with borrowings under the credit agreement. The adjustment to accumulated deficit represents the related extraordinary loss on the early extinguishment of debt of $6,500, net of a tax benefit of $3,500.

     (2) Reflects the adjustment to record estimated stock option compensation expense of $18,532, net of a tax benefit of $9,979, relating to certain executive stock options which will become exercisable upon the Clear Channel merger.

     Clear Channel and AMFM unaudited pro forma combined condensed consolidated financial statements reflect the merger, with AMFM accounted for as a purchase, as follows:

AMFM common shares outstanding March 31,2000................   216,613,724
Share conversion number.....................................          0.94
                                                              ------------
Clear Channel's common stock to be issued in the merger.....   203,616,901
Estimated value per share (based on the average price
  between September 29, 1999 and October 6, 1999)...........  $    77.3229
                                                              ------------
                                                              $ 15,744,249
Estimated value of common stock options and other equity....     1,307,532
Estimated transaction costs.................................       100,000
                                                              ------------
          Total estimated purchase price....................  $ 17,151,781
                                                              ============

     For purposes of these statements the total estimated purchase price was allocated as follows:

Total estimated purchase price..............................  $17,151,781
Plus -- deferred tax liability..............................    3,549,614
Plus -- fair value of debt in excess of carrying value......      188,887
Less -- estimated fair value adjustment to investment in and
  advances to nonconsolidated affiliates....................       44,258
Less -- AMFM net assets at March 31, 2000...................    5,464,362
Plus -- elimination of AMFM's existing net licenses and
  goodwill..................................................    8,420,890
                                                              -----------
Estimated purchase price allocated to licenses and
  goodwill..................................................  $23,802,552
                                                              ===========

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The estimated purchase price allocated to licenses and goodwill of $23,802,552 will be amortized over a 25 year period using the straight-line method, which will result in annual licenses and goodwill amortization of $952,102.

     The pro forma information does not include adjustments related to the antitrust issues raised by the DOJ concerning the approximate 30% equity (11% voting) interest in Lamar currently owned by AMFM. Clear Channel or AMFM will be required to divest some or all of the investment in Lamar over some undetermined period of time. The total income effect of the Lamar investment included in pro forma balances is a loss of $61,379 and $16,894 at December 31, 1999 and March 31, 2000, respectively. If divestiture of all of the Lamar investment is required by the DOJ, pro forma net loss before extraordinary items would be $471,985 and $129,057 at December 31, 1999 and March 31, 2000, respectively. Additionally, when Clear Channel or AMFM is required to divest some or all of the Lamar investment, proceeds from the divestiture would be used to reduce debt, which would reduce pro forma interest expense. See Footnote 25 for more information regarding this investment.

     Clear Channel will be required to refinance certain outstanding AMFM long-term debt.

     The unaudited pro forma combined condensed consolidated balance sheet is based on the assumption that AMFM's debt holders will not tender their debt securities based on a change of control of AMFM, although Clear Channel must offer to tender all of AMFM's senior notes and notes at prices ranging from 100% to 101% of the principal amount of the notes. It is expected that the debt holders will not accept Clear Channel's tender offer, as the fair value of this debt is expected to be greater than the required offer at the time of the offer.

     The total number of actual divested stations is still subject to regulatory approval. Based on the current status of regulatory approvals, the final total of stations to be divested is expected to be between 110 and 115 stations. The pro forma adjustments at March 31, 2000 relating to the sale of radio stations Clear Channel and AMFM anticipate divesting, assuming a total of 112 radio stations in the aggregate will be divested, are as follows:

(B) Clear Channel Divestitures

                                                                      INCREASE
                                                                     (DECREASE)
                                                                     ----------
 (5)   Decrease in property, plant and equipment, net of
       accumulated depreciation....................................  $ (22,352)
 (6)   Decrease in intangible assets, net..........................   (385,959)
 (7)   Decrease in long-term debt resulting from the use of net
       proceeds....................................................   (860,246)
 (8)   Decrease in deferred income taxes...........................    (33,106)
 (9)   Increase in retained earnings resulting from the gain on the sale of stations, net of tax at Clear Channel's assumed tax
       rate of 40%.................................................    485,041

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(C) AMFM Divestitures

                                                                      INCREASE
                                                                     (DECREASE)
                                                                     -----------
(10)   Decrease in property, plant and equipment, net of
       accumulated depreciation....................................  $   (63,550)
(11)   Decrease in intangible assets, net..........................   (1,658,763)
(12)   Decrease in long-term debt resulting from the use of net
       proceeds....................................................   (2,266,613)
(13)   Decrease in deferred income taxes...........................     (272,065)
(14)   Increase in retained earnings resulting from the gain on the sale of stations, net of tax at AMFM's assumed tax rate of
       39%.........................................................      816,365

(D) The pro forma merger adjustments at March 31, 2000 are as follows:

                                                                    INCREASE
                                                                   (DECREASE)
                                                                   -----------
(15) Increase in intangible assets, net equal to the excess
     purchase price of the merger and the elimination of AMFM's existing accumulated amortization of goodwill...............  $15,381,662
(16) Increase in investment in and advances to, nonconsolidated affiliates due to the mark-up to fair value of AMFM's
     investments.................................................       44,258
(17) Increase in long-term debt resulting from estimated merger
     expenses and mark-up of AMFM's debt to fair value...........      288,887
(18) Increase in deferred income tax due to fair value write-up
     of FCC licenses.............................................    3,549,614
(19) Increase in common stock to account for Clear Channel common
     stock given in the merger at $0.10 par value................       18,196
(20) Increase in additional paid-in capital to account for Clear
     Channel common stock given in the merger at $77.3229 per
     share less $0.10 par value ($15,723,888) plus the value of
     AMFM stock options included in the merger ($1,307,531) less
     AMFM's pro forma additional paid-in capital balance
     ($5,301,108)................................................   11,730,311
(21) Decrease in retained earnings to eliminate AMFM's existing
     pro forma retained earnings balance.........................     (161,088)

ADJUSTMENTS TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS REGARDING TRANSACTIONS THAT OCCURRED RELATING TO AMFM BUSINESS

(E) AMFM began operating KKFR-FM and KFYI-AM in Phoenix under a time brokerage agreement effective November 5, 1998. Therefore, the results of operations of KKFR-FM and KFYI-AM are included in AMFM's historical operations for the year ended December 31, 1999.

AMFM entered into a time brokerage agreement to sell substantially all of the broadcast time of WMVP-AM in Chicago effective September 10, 1998. Therefore, substantially all of the results of operations of WMVP-AM are excluded from AMFM's historical operations for the year ended December 31, 1999.

(F) On September 15, 1999, AMFM completed the sale to Lamar of all of the outstanding common stock of the subsidiaries which held all of AMFM's assets used in its outdoor advertising business. AMFM received net cash proceeds of approximately $700,000 and 26,227,273 shares of class A common stock, par value $.01 per share, of Lamar. This adjustment removes the historical results of operations of AMFM's outdoor advertising business.

     (22) Reflects the net decrease in interest expense of $36,128 for the year ended December 31, 1999 in connection with the additional bank borrowings related to the outdoor advertising

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

          acquisitions completed during 1999 and the paydown of debt resulting from the net proceeds of $700,000 received from Lamar.

     (23) Reflects the elimination of the nonrecurring gain of $209,970 incurred in connection with AMFM's sale of its outdoor advertising business.

     (24) Reflects the tax effect of the pro forma adjustments.

     (25) The adjustment to reflect AMFM's 30% equity (11% voting) interest in Lamar and amortization of the investment basis in excess of underlying equity in the net assets of Lamar over an estimated life of 15 years is as follows:

                                                                 PERIOD FROM
                                                                 JANUARY 1 TO
                                                              SEPTEMBER 15, 1999
                                                              ------------------
Lamar historical net loss applicable to common stock for the
  nine months ended September 30, 1999......................       $(19,533)
Pro forma adjustments for the acquisition by Lamar of AMFM's
  outdoor business..........................................        (49,383)
                                                                   --------
Lamar pro forma net loss applicable to common
  stockholders..............................................        (68,916)
AMFM equity interest........................................             30%
                                                                   --------
Equity in pro forma net loss of Lamar.......................       $(20,675)
Less historical equity in net loss of Lamar.................           (174)
                                                                   --------
Pro forma adjustment for equity in net loss of Lamar........        (20,501)
Amortization of investment basis in excess of underlying
  equity in the net assets of Lamar.........................        (37,098)
                                                                   --------
          Total equity in net loss of nonconsolidated
           affiliate........................................       $(57,599)
                                                                   ========

       The Lamar pro forma net loss applicable to common stockholders was estimated by AMFM based on information obtained from publicly filed financial statements. These estimates, including the allocation of purchase price, are preliminary and subject to change.

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(G) Adjustments to Capstar's Historical Condensed Consolidated Statement of Operations

     Capstar's historical condensed consolidated statement of operations for the period from January 1 to July 13, 1999 and pro forma adjustments are summarized below:

PERIOD FROM JANUARY 1                                     CAPSTAR      PRO FORMA       CAPSTAR
TO JULY 13, 1999                                         HISTORICAL   ADJUSTMENTS     PRO FORMA
---------------------                                    ----------   -----------     ---------
Net revenues...........................................  $ 347,290       $  --        $ 347,290
Operating expenses.....................................    207,001          --          207,001
Depreciation and amortization..........................     78,338          --           78,338
Corporate general and administrative...................     14,026          --           14,026
Noncash compensation expense...........................     20,284          --           20,284
LMA fees...............................................        387        (387)(a)           --
Merger and non-recurring costs.........................     51,288          --           51,288
                                                         ---------       -----        ---------
Operating income.......................................    (24,034)        387          (23,647)
Interest expense.......................................     90,075          --           90,075
Interest income........................................       (302)         --             (302)
Other (income) expense.................................         46          --               46
                                                         ---------       -----        ---------
Income (loss) before income taxes......................   (113,853)        387         (113,466)
Income tax expense (benefit)...........................    (26,894)        135(b)       (26,759)
Dividends and accretion on preferred stock of
  subsidiary...........................................     17,390          --           17,390
                                                         ---------       -----        ---------
Income (loss) before equity in net loss of
  nonconsolidated affiliates...........................   (104,349)        252         (104,097)
Equity in net loss of nonconsolidated affiliates.......     (2,444)         --           (2,444)
                                                         ---------       -----        ---------
Income (loss) attributable to common stockholders......  $(106,793)      $ 252        $(106,541)
                                                         =========       =====        =========

     (a) Reflects the elimination of $387 of time brokerage (LMA) fees paid by Capstar for the period from January 1 to July 13, 1999 related to acquired radio stations that were previously operated under time brokerage agreements.

     (b) Reflects the tax effect of the pro forma adjustments.

(H) Adjustments to Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations Related to the Capstar Merger

     (26) Reflects the elimination of intercompany transactions between AMFM and Capstar for AMFM's media representation services provided to Capstar, Capstar's participation in The AMFM Radio Networks, fees paid by AMFM to Capstar under time brokerage (LMA) agreements and interest on Capstar's note payable to AMFM of $150,000 for the period from January 1 to July 13, 1999.

     (27) Reflects incremental amortization related to the Capstar merger and is based on the allocation of the total consideration as follows:

                                                                PERIOD FROM
                                                               JANUARY 1 TO
                                                               JULY 13, 1999
                                                               -------------
Amortization expense on $5,892,486 of intangible assets.....     $210,602
Less: historical amortization expense.......................      (63,625)
                                                                 --------
Adjustment for net increase in amortization expense.........     $146,977
                                                                 ========

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

        Historical depreciation expense of Capstar as adjusted for the completed Capstar transactions is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.

     (28) Reflects the elimination of financial advisory and other expenses of Capstar in connection with the Capstar merger of $47,510 for the period from January 1 to July 13, 1999.

     (29) Reflects the adjustment to record interest expense of $1,406 for the year ended December 31, 1999 on additional bank borrowings related to estimated financial advisors, legal, accounting and other professional fees incurred by AMFM and Capstar.

     (30) Reflects the tax effect of the pro forma adjustments.

(I) Adjustments to Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations Related to the Other Completed Transactions

     On April 16, 1999, AMFM sold WMVP-AM in Chicago to ABC, Inc. for $21,000 in cash. AMFM entered into a time brokerage agreement to sell substantially all of the broadcast time of WMVP-AM effective September 10, 1998.

     On July 1, 1999, AMFM acquired KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90,000 in cash. AMFM began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998.

     The combined condensed statement of operations for the other completed transactions for the year ended December 31, 1999 is summarized below:

                                                    CHICAGO          PRO FORMA
                                                  DISPOSITION     ADJUSTMENTS FOR        OTHER
YEAR ENDED                                        HISTORICAL    THE OTHER COMPLETED    COMPLETED
DECEMBER 31, 1999                                  1/1-4/16        TRANSACTIONS       TRANSACTIONS
-----------------                                 -----------   -------------------   ------------
Net revenues....................................     $(705)           $    --           $  (705)
Operating expenses..............................      (116)                --              (116)
Depreciation and amortization...................        --              2,839(a)          2,839
                                                     -----            -------           -------
Operating income (loss).........................      (589)            (2,839)           (3,428)
Interest expense................................        --              2,815(b)          2,815
                                                     -----            -------           -------
Income (loss) before income taxes...............      (589)            (5,654)           (6,243)
Income tax expense (benefit)....................        --             (2,185)(c)        (2,185)
                                                     -----            -------           -------
Income (loss)...................................     $(589)           $(3,469)          $(4,058)
                                                     =====            =======           =======

     (a) Reflects incremental amortization related to the assets acquired in the Phoenix acquisition and is based on the allocation of the total consideration as follows:

                                 INCREMENTAL    INTANGIBLE                   HISTORICAL    ADJUSTMENT
    YEAR ENDED                   AMORTIZATION    ASSETS,     AMORTIZATION   AMORTIZATION    FOR NET
    DECEMBER 31, 1999             PERIOD(I)        NET        EXPENSE(I)      EXPENSE       INCREASE
    -----------------            ------------   ----------   ------------   ------------   ----------
    Phoenix acquisition........     1/1-7/1      $85,160        $2,839          $ --         $2,839

        (i) Intangible assets are amortized on a straight-line basis over an estimated average 15 year life. The incremental amortization period represents the period of the year that the acquisition was not completed.

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

        Historical depreciation expense for the Phoenix acquisition is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.

     (b) Reflects the adjustment to interest expense as follows:

                                                                     YEAR ENDED
                                                                  DECEMBER 31, 1999
                                                                  -----------------
    Additional bank borrowings related to other completed
      transactions..............................................       $69,000
                                                                       -------
    Interest expense at 7.25%...................................         5,003
    Less: historical interest expense recognized subsequent to
      the completed transaction.................................         2,188
                                                                       -------
    Net increase in interest expense............................       $ 2,815
                                                                       =======

     (c) Reflects the tax effect of the pro forma adjustments.

(J) Other Pro Forma Adjustments

     (31) Reflects (i) the net decrease in interest expense resulting from the November 19, 1999 refinancing of the existing credit agreements of two of AMFM's subsidiaries into a single new credit agreement with an estimated average interest rate of 7.25%, (ii) the net decrease in interest expense related to the purchase of $293,641 of aggregate principal amount of AMFM's 10 3/4% Senior Subordinated Notes due 2006 and estimated fees and expenses pursuant to a tender offer which was completed on November 12, 1999, funded with borrowings under the credit agreement, (iii) the net decrease in interest expense related to the purchase of $200,000 of aggregate principal amount of AMFM's
          9 3/8% Senior Subordinated Notes due 2004 and estimated fees and expenses which was completed on February 15, 2000, funded with borrowings under the credit agreement, (iv) the net decrease in interest expense related to the purchase of $100,000 aggregate principal amount of AMFM's 10 1/2% Senior Subordinated Notes due 2007 and estimated fees and expenses pursuant to a tender offer which was commenced on April 28, 2000, funded with borrowings under the credit agreement, (v) the net increase in interest expense related to the exchange of the 12 5/8% Series E Cumulative Exchangeable Preferred Stock of AMFM for 12 5/8% Senior Subordinated Exchange Debentures due 2006 on November 23, 1999 and (vi) the net increase in interest expense related to the exchange of the 12% Senior Exchangeable Preferred Stock of AMFM for 12% Subordinated Exchange Debentures due 2009 completed effective January 1, 2000.

     (32) Reflects the tax effect of the pro forma adjustments.

     (33) Reflects the elimination of 1999 dividends and credit on exchange of preferred stock of subsidiary for the three months ended March 31, 2000 related to the exchange of the 12 5/8% Series E Cumulative Exchangeable Preferred Stock of AMFM for 12 5/8% Senior Subordinated Exchange Debentures due 2006 completed on November 23, 1999 and the exchange of the 12% Senior Exchangeable Preferred Stock of AMFM for 12% Subordinated Exchange Debentures due 2009 completed effective January 1, 2000.

     (34) Reflects the elimination of preferred stock dividends related to (i) the conversion of AMFM's $3.00 Convertible Exchangeable Preferred Stock to AMFM common stock on August 24, 1999, pursuant to a notice of redemption issued to holders and (ii) the conversion of AMFM's 7% Convertible Preferred Stock to AMFM common stock on January 19, 2000 pursuant to a notice of redemption issued to holders.

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (35) The pro forma combined loss per common share data is computed by dividing pro forma loss attributable to common stockholders by the weighted-average common shares assumed to be outstanding. A summary of shares used in the pro forma combined loss per common share calculation follows:

                                                                                   THREE MONTHS
                                                                 YEAR ENDED            ENDED
                                                              DECEMBER 31, 1999   MARCH 31, 2000
                                                              -----------------   ---------------
                                                                        (IN THOUSANDS)
Historical weighted-average shares outstanding..............       172,967            215,116
Incremental weighted-average shares relating to:
  53,553,966 shares of common stock issued in connection
     with the Capstar merger on July 13, 1999...............        28,464                 --
  11,979,800 shares of common stock issued upon the
     conversion of AMFM's $3.00 Convertible Exchangeable
     Preferred Stock on August 24, 1999.....................         7,713                 --
  6,079,088 shares of common stock issued upon the
     conversion of AMFM's 7% Convertible Preferred Stock on
     January 19, 2000.......................................         6,079              1,269
                                                                   -------            -------
Shares used in the pro forma combined earnings per share
  calculation...............................................       215,223            216,385
                                                                   =======            =======

     The pro forma adjustments for the year ended December 31, 1999 and for the three months ended March 31, 2000 relating to the sale of radio stations Clear Channel and AMFM anticipate divesting, assuming a total of 112 radio stations in the aggregate will be divested, are as follows:

(K) Clear Channel Divestitures

                                                                    INCREASE (DECREASE)
                                                                         TO INCOME
                                                                    --------------------
                                                                    12/31/99    3/31/00
                                                                    ---------   --------
(36)  Decrease in revenue.........................................  $(120,840)  $(27,531)
(37)  Decrease in operating expenses..............................     57,857     14,405
(38)  Decrease in depreciation and amortization, of which $3,173 and $1,151 for 12/31/99 and 3/31/00, respectively, results in a permanent difference and will not be deducted for
      federal income tax purposes.................................     17,987      4,084
(39)  Decrease in interest expense associated with the reduction
      of long-term debt resulting from the use of net proceeds....     47,723      9,801
(40)  Increase in income tax expense associated with the tax effect of adjustments (36) through (39) at Clear Channel's
      assumed tax rate of 40%.....................................       (178)      (924)

(L) AMFM Divestitures

                                                                      INCREASE (DECREASE)
                                                                           TO INCOME
                                                                     ---------------------
                                                                     12/31/99    03/31/00
                                                                     ---------   ---------
(41)  Decrease in revenue.........................................   $(320,455)  $(72,226)
(42)  Decrease in operating expenses..............................     179,245     43,312
(43)  Decrease in depreciation and amortization, of which $97,986 and $21,169 for 12/31/99 and 3/31/00, respectively, results in a permanent difference and will not be deducted for
      federal income tax purposes.................................     133,137     30,500

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                      INCREASE (DECREASE)
                                                                           TO INCOME
                                                                     ---------------------
                                                                     12/31/99    03/31/00
                                                                     ---------   ---------
(44)  Decrease in interest expense associated with the reduction
      of long-term debt resulting from the use of net proceeds....     165,315     41,082
(45)  Increase in income tax expense associated with the tax effect of adjustments (41) through (44) at AMFM's assumed
      tax rate of 39%.............................................     (23,110)    (8,385)

(M) The pro forma merger adjustments for the year ended December 31, 1999 and for the three months ended March 31, 2000 are as follows:

                                                                      INCREASE (DECREASE)
                                                                           TO INCOME
                                                                     ---------------------
                                                                     12/31/99    03/31/00
                                                                     ---------   ---------
(46)  Decrease in revenue due to the elimination of services AMFM provided to Clear Channel and services Clear Channel
      provided to AMFM............................................   $ (19,547)  $(80,467)
(47)  Decrease in operating expense due to the elimination of services AMFM provided to Clear Channel and services Clear
      Channel provided to AMFM of $19,547 and $80,467 for 12/31/99 and 3/31/00, respectively, partially offset by the increase in operating expense resulting from change in classification for start-up and development costs of ($6,391) for 12/31/99 from treatment as depreciation expense and as merger and
      non-recurring costs (AMFM's policy) to treatment as
      operating expense (Clear Channel's policy)..................      13,156     78,386
(48)  Increase in amortization expense resulting from the
      additional licenses and goodwill created by the merger and a change in the life of licenses and goodwill amortization
      from 15 years (AMFM's policy) to 25 years (Clear Channel's policy). Of the $263,898 and $42,241 for 12/31/99 and
      3/31/00, respectively, additional amortization expense,
      $65,975 and $10,560 for 12/31/99 and 3/31/00, respectively, results in a permanent difference and will not be deductible for federal income tax purposes. This is partially offset by the decrease in amortization expense resulting from the
      change of classification of start-up and development costs of ($916) and $2,081 for 12/31/99 and 3/31/00, respectively, from treatment as depreciation expense (AMFM's policy) to
      treatment as operating expense (Clear Channel's policy).....    (262,982)   (40,160)
(49)  Decrease in merger and non-recurring costs resulting from the change in classification for start-up and development
      costs from treatment as merger and non-recurring costs
      (AMFM's policy) to treatment as operating expense (Clear
      Channel's policy)...........................................       5,475         --
(50)  Decrease in interest expense resulting from the amortization of premium on long-term debt resulting from the mark-up to fair value, partially offset by the increase in interest
      expense associated with the increased long-term debt
      resulting from the estimated merger expenses of $100,000....      18,178      4,783
(51)  Decrease in income tax expense associated with the tax effect of the adjustments in note (48) and (50) at Clear
      Channel's assumed tax rate of 40%...........................      71,898     10,759

                               AMFM MERGER EFFECT

                     NOTES TO UNAUDITED PRO FORMA COMBINED
           CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                      INCREASE (DECREASE)
                                                                           TO INCOME
                                                                     ---------------------
                                                                     12/31/99    03/31/00
                                                                     ---------   ---------
(52)  Increase in equity in earnings of nonconsolidated affiliates caused by changing the life of excess cost amortization from
      15 years (AMFM's policy) to 25 years (Clear Channel's
      policy). This increase is partially offset by the
      amortization of the markup of excess cost to fair value.....      19,228      4,807

     Pro forma basic and diluted share information is as follows:

                                                              12/31/99    3/31/00
                                                              --------    -------
                                                                (IN THOUSANDS)
Basic:
  Clear Channel pro forma weighted-average shares
     outstanding............................................  340,249     338,803
  AMFM pro forma weighted-average shares outstanding........  215,223     216,385
  Decrease weighted-average common stock outstanding to
     account for Clear Channel's common stock given in the
     merger at the share conversion number of 0.94..........  (11,959)    (12,768)
                                                              -------     -------
  Clear Channel and AMFM Pro Forma merger weighted-average
     shares outstanding.....................................  543,513     542,420
                                                              =======     =======
Diluted:
  Clear Channel pro forma weighted-average shares
     outstanding............................................  358,149     374,994
  AMFM pro forma weighted-average shares outstanding........  222,433     225,226
  Decrease weighted-average common stock outstanding to
     account for Clear Channel's common stock given in the
     merger and to account for the dilution effect AMFM's
     common stock warrants, employee stock options and other
     dilutive shares have on the Company at the share
     conversion number of 0.94..............................  (13,262)    (13,299)
                                                              -------     -------
  Clear Channel and AMFM Pro Forma merger weighted-average
     shares outstanding.....................................  567,320     586,921
                                                              =======     =======

                            DESCRIPTION OF THE NOTES

     Each of the two series of notes offered by this prospectus supplement are a series of "senior debt securities" which are described in the accompanying prospectus. This description supplements the description of the general terms and provisions of the debt securities found in the accompanying prospectus.

     The notes will be issued under an indenture, dated as of October 1, 1997, as supplemented by supplemental indentures from time to time (collectively, the "Indenture"), between Clear Channel and The Bank of New York, as debt trustee. The Indenture contains:

     - provisions limiting our ability to consolidate with or merge into any other corporation or convey or transfer substantially all of our properties and assets,

     - limitations on mortgages on radio broadcasting, television broadcasting, outdoor advertising or live entertainment property, and

     - limitations on sale and leaseback transactions.

See "Description of Senior and Subordinated Debt Securities -- Consolidation, Merger, Conveyance or Transfer" and "Description of Senior and Subordinated Debt Securities -- Senior Debt Securities -- Covenants" in the accompanying prospectus.

     Capitalized terms used and not otherwise defined below or elsewhere in this prospectus supplement or the accompanying prospectus are used with the respective meanings given thereto in the Indenture. Any reference to the "notes" contained in this prospectus supplement refers to both the floating rate notes and the 7.875% notes unless the context indicates otherwise.

GENERAL

     The floating rate notes will initially be limited to $250,000,000 aggregate principal amount. The 7.875% notes will initially be limited to $750,000,000 aggregate principal amount. The notes will be our senior unsecured general obligations, and rank on a parity with all of our other unsecured and unsubordinated indebtedness.

     The floating rate notes are initially being offered in the principal amount of $250,000,000 and the 7.875% notes are initially being offered in the principal amount of $750,000,000. We may, without the consent of the holders, increase such principal amounts in the future, on the same terms and conditions and with the same CUSIP numbers as the floating rate notes or the 7.875% notes being offered hereby.

     Principal of, and premium, if any, and interest on the notes will be payable and transfers of the notes will be registrable at our office or agency in the Borough of Manhattan, The City of New York, and transfers of the notes will also be registrable at any of our other offices or agencies as we may maintain for that purpose. In addition, payment of interest may be made, at our option, by check mailed to the address of the person entitled thereto as shown on the Security Register. The notes are to be in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of notes, except for any tax or other governmental charge that may be imposed in connection therewith.

THE 7.875% NOTES

     Each 7.875% note will bear interest from June 21, 2000, or if interest has already been paid, from the date it was most recently paid, to, but excluding, June 15, 2005 at 7.875% per annum, payable semiannually on June 15 and December 15 of each year, commencing December 15, 2000, to the person in whose name the note is registered, subject to certain exceptions as provided in the indenture, at the close of business on June 1 and December 1, as the case may be, immediately preceding such June 15 or December 15. These notes will mature on June 15, 2005, and are not subject to any sinking fund provision. Interest on the 7.875% notes will be computed on the basis of a 360-day year comprised of twelve, 30-day months.

THE FLOATING RATE NOTES

     Each floating rate note will bear interest from June 21, 2000, or if interest has already been paid, from the date it was most recently paid, to, but excluding, June 15, 2002 at a rate per annum equal to LIBOR (as defined below) plus 0.55% payable quarterly on March 15, June 15, September 15 and December 15, commencing on September 15, 2000, which we refer to in this prospectus supplement as the "floating interest payment dates." If, however, any floating interest payment date (other than the maturity date) would fall on a day that is not a business day, the floating interest payment date will be the following day that is a business day. If the maturity date of the floating rate notes falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date.

     On each floating interest payment date, interest will be paid to the person in whose name the floating rate note is registered at the close of business on the preceding March 1, June 1, September 1 and December 1, as applicable.

     The rate of interest on the floating rate notes will be reset quarterly (the "floating interest reset period," and the first day of each floating interest reset period will be a "floating interest reset date"). The floating interest reset dates will be March 15, June 15, September 15 and December 15. If any floating interest reset date would otherwise be a day that is not a business day, the floating interest reset date shall be postponed to the next succeeding business day.

     Interest payments for the floating rate notes will be the amount of interest accrued from the date of issue or from the last date to which interest has been paid to, but excluding, the floating interest payment date or maturity date, as the case may be.

     Accrued interest on any floating note will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each date in the period for which interest is being paid. The interest factor for each date is computed by dividing the interest rate applicable to that day by 360. All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one-hundredth-thousandth of a percentage point (.0000001), with five one millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any floating interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding floating interest reset date, or, if none, the initial floating rate.

     The calculation agent is The Bank of New York, who we refer to as the "calculation agent," with respect to the floating rate notes. Upon the request of the holder of any floating rate notes, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next floating interest reset date with respect to that floating rate note.

     The "floating interest determination date" pertaining to a floating interest reset date will be the second London banking day preceding that floating interest reset date. "London banking day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     "LIBOR" for each floating interest reset date will be determined by the calculation agent as follows:

      (i) As of the floating interest determination date, the calculation agent will determine LIBOR as the rate for deposits in U.S. dollars for a period of three months, commencing on that floating interest determination date, that appears on Page 3750 on Bridge Telerate Inc., or any successor page, at approximately 11:00 a.m., London time, on that floating interest determination date. If no rate appears, LIBOR in respect of that floating interest determination date will be determined as described in (ii) below.

     (ii) With respect to a floating interest determination date on which no rate appears, the calculation agent will request the principal London offices of each of four major reference banks in the

          London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the second London banking day immediately following the floating interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that floating interest determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR for the floating interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable floating interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that floating interest reset date, by three major banks in New York City, as selected by the calculation agent after consultation with us, for loans in U.S. dollars to lending European banks, for a period of three months, commencing on that floating interest reset date, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as mentioned above, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding floating interest reset period, or, if there was no floating interest reset period, the rate of interest payable will be the initial floating interest rate.

OPTIONAL REDEMPTION

  The Floating Rate Notes

     The floating rate notes will not be subject to redemption.

  The 7.875% Notes

     The 7.875% notes will be redeemable as a whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of

     (i) 100% of the principal amount of the notes of that series being redeemed, or

     (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes of that series being redeemed from the redemption date to the maturity date discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points plus any interest accrued but not paid to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date for a series of notes,

     (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for a series of notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month) or

     (ii) if the release referred to in (i) (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

     The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an "Independent Investment Banker" as having a maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the series of notes, "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the debt trustee after consultation with us.

     "Comparable Treasury Price" means with respect to any redemption date for a series of notes,

     (i) the average of four Reference Treasury Dealer Quotations (as defined below) for the redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or

     (ii) if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained.

     "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Salomon Smith Barney Inc. and two other primary U.S. government securities dealers in New York City (each, a "Primary Treasury Dealer") appointed by the debt trustee in consultation with us. If any Reference Treasury Dealer ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding the redemption date.

     Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of notes to be redeemed.

     Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

GLOBAL SECURITIES

     The notes will be issued in the form of one or more global securities that will be deposited with, or on behalf of the depositary, the Depositary Trust Company. Interests in the global securities will be issued only in denominations of $1,000 or integral multiples thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, a global security may not be transferred except as a whole to a nominee of the depositary for the global security, or by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee to a successor depositary or a nominee of the successor depositary.

BOOK-ENTRY SYSTEM

     Initially, the notes will be registered in the name of Cede & Co., the nominee of the depositary. Accordingly, beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by the depositary and its participants.

     The depositary has advised us and the underwriters as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended. The depositary holds securities that its participants ("Direct Participants") deposit with the depositary. The depositary also eliminates the need for physical movement of securities certificates by facilitating the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in the Direct Participants' accounts. Direct Participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations, and certain other organizations. The depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the depositary and its Direct and Indirect Participants are on file with the United States Securities and Exchange Commission.

     The depositary advises that its established procedures provide that:

     - upon our issuance of the notes, the depositary will credit the accounts of Direct and Indirect Participants designated by the underwriters with the principal amounts of the notes purchased by the underwriters, and

     - ownership of interest in the global securities will be shown on, and the transfer of the ownership will be effected only through, records maintained by the depositary, the Direct Participants and the Indirect Participants.

The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interest in the global securities is limited to such extent.

     So long as a nominee of the depositary is the registered owner of the global securities, the nominee for all purposes will be considered the sole owner or holder of the global securities under the Indenture. Except as provided below, owners of beneficial interests in the global securities will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Neither we, the debt trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     Principal and interest payments on the notes registered in the name of the depositary's nominee will be made in immediately available funds to the depositary's nominee as the registered owner of the global securities. Under the terms of the notes, we and the debt trustee will treat the persons in whose names the notes are registered as the owners of those notes for the purpose of receiving payment of principal and interest on those notes and for all other purposes whatsoever. Therefore, neither we, the debt trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the global securities. The depositary has advised us and the debt trustee that its current practice is upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date in accordance with their respective holdings of beneficial interests in the global securities as shown on the depositary's records, unless the depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to owners of beneficial interests in the global securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the Direct and Indirect Participants and not of the depositary, the debt trustee or us, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the depositary is our responsibility or the responsibility of the debt trustee, disbursement of those payments to the owners of beneficial interests in the global securities shall be the responsibility of the depositary and Direct and Indirect Participants.

     Notes represented by a global security will be exchangeable for notes in definitive form of like tenor as the global security in denominations of $1,000 and in any greater amount that is an integral multiple if the depositary notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time the depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days or we in our discretion at any time determine not to require all of the notes to be represented by a global security and notifies the debt trustee thereof. Any notes that are exchangeable pursuant to the preceding sentence are exchangeable for notes issuable in authorized denominations and registered in such names as the depositary shall direct. Subject to the foregoing, a global security is not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the notes will be made by the underwriters in immediately available funds. So long as the depositary continues to make same day settlement available to us, all payments of principal and interest on the notes will be made by us in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issues is generally settled in clearing-house or next-day funds. In contrast, the depositary will facilitate same day settlement for trading in the notes until maturity, and secondary market trading activity in the notes will therefore be required by the depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

GOVERNING LAW

     The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of certain United States federal income tax consequences arising from the purchase, ownership and disposition of the notes. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change or alternative construction, possibly with retroactive effect. This summary does not discuss other United States federal taxes (such as federal estate and gift taxes) or any state, local or foreign tax considerations, nor does it purport to address all United States federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is not the U.S. dollar, or investors that hold the notes as part of a hedge, straddle or conversion transaction. In addition, this summary applies only to holders that purchase notes in the initial offering and that hold the notes as "capital assets" within the meaning of Section 1221 of the Code. We will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the United States federal income tax treatment relating to an investment in the notes and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

     For purposes of this summary, the term "U.S. Holder" means a beneficial owner of a note that is

     - a citizen or resident of the United States,

     - a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof,

     - an estate the income of which is subject to United States federal income taxation regardless of its source, and

     - a trust if

      -- a U.S. court is able to exercise primary supervision over the trust's administration, and

      -- one or more U.S. fiduciaries have the authority to control all of the trust's substantial decisions.

     The term "Non-U.S. Holder" shall mean the beneficial owner of a note other than a U.S. Holder.

     PERSONS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF FEDERAL, STATE, LOCAL OR FOREIGN TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO PURCHASE THE NOTES.

TAXATION OF U.S. HOLDERS

     PAYMENTS OF INTEREST. The payment of stated interest on the notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder's usual method of accounting for federal income tax purposes.

     DISPOSITION OF NOTES. A U.S. Holder of a note generally will recognize capital gain or loss upon the sale, exchange, retirement or other disposition of the note measured by the difference between

     - the amount realized (except to the extent the amount is attributable to accrued interest income, which will generally be taxable as ordinary income), and

     - the U.S. Holder's tax basis in the note.

The gain or loss on the disposition will be long-term capital gain or loss if the note has been held for more than one year at the time of the disposition.

TAXATION OF NON-U.S. HOLDERS

     PAYMENTS OF INTEREST. Except as explained in the discussion of backup withholding below, any payment of stated interest on a note by us or any paying agent to a Non-U.S. Holder will qualify for the "portfolio interest exemption" and, therefore, will not be subject to United States federal income tax or withholding tax, provided that the interest income is not taxable as effectively connected with a United States trade or business of the Non-U.S. Holder and provided that the Non-U.S. Holder

     - does not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote,

     - is not a controlled foreign corporation related to us actually or constructively through stock ownership,

     - is not a bank receiving interest on a loan entered into in the ordinary course of business, and

     - either provides a Form W-8 or Form W-8 BEN signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or deposits the note with a securities clearing organization, bank or financial institution that holds customers' securities in the ordinary course of its trade or business and which holds the note and provides a statement to us or our agent under penalties of perjury in which it certifies that a Form W-8 or Form W-8 BEN has been received by it from the Non-U.S. Holder or another financial institution and furnishes us or our agent with a copy thereof. This procedure will change on January 1, 2001. We suggest you consult your own tax advisor about the specific method for satisfying this requirement after December 31, 2000.

     DISPOSITION OF NOTES. A Non-U.S. Holder of the notes generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, retirement or other disposition of the note, unless

     - the gain is effectively connected with a United States trade or business of the Non-U.S. Holder,

     - in the case of a Non-U.S. Holder who is an individual, the holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either the holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by the holder in the United States,

     - the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or

     - we are or have been a United States real property holding corporation (as defined in the Code) at any time during the shorter of the 5 year period ending on the date of disposition or the Non-U.S. Holder's holding period.

     We do not believe that we are, or are likely to become, a United States real property holding corporation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     U.S. HOLDERS. Under current United States federal income tax law, U.S. Holders of the notes will be subject to information reporting and, under certain circumstances, may be subject to "backup withholding" at the rate of 31% in respect of payments of principal, interest and dividends (actual or constructive) made to, and the proceeds of disposition of the notes by, certain noncorporate, not otherwise exempt U.S. Holders. Generally, the backup withholding rules will not apply to a U.S. Holder if:

     - assuming a U.S. Holder holds its notes through a broker or other securities intermediary, the intermediary provides information to the IRS concerning interest and disposition proceeds on the U.S. Holder's notes, and

     - a U.S. Holder provides the intermediary with its Taxpayer Identification Number for its use in reporting information to the IRS. If the U.S. Holder is an individual, this is its social security number. U.S. Holders are also required to comply with other IRS requirements concerning information reporting.

     Backup withholding will not apply with respect to payments made to certain U.S. Holders of the notes, including payments to certain exempt recipients (such as corporations and exempt organizations). The amount of backup withholding from a payment to a holder will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund provided the required information is furnished to the IRS.

     NON-U.S. HOLDERS. Payments made on the notes and proceeds from the sale of the notes generally may be subject to a backup withholding tax of 31% or to information reporting requirements if the payee fails to certify that the holder is a Non-U.S. Holder or if we or our paying agent have actual knowledge that the payee is a United States person.

     The payment of the proceeds on the disposition of the notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of the notes to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such disposition if the broker has actual knowledge that the payee is a U.S. Holder.

     Recently adopted Treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, alter the foregoing rules in certain respects. We strongly urge you to consult your own tax advisor concerning these changes.

                                  UNDERWRITING

     We have entered into an underwriting agreement with the underwriters named below in which they have severally agreed to purchase from us the principal amount of the floating rate notes and 7.875% notes set forth opposite their names.

                                                                PRINCIPAL AMOUNT      PRINCIPAL AMOUNT
UNDERWRITER                                                  OF FLOATING RATE NOTES   OF 7.875% NOTES
-----------                                                  ----------------------   ----------------
Credit Suisse First Boston Corporation.....................       $ 93,750,000          $281,250,000
Salomon Smith Barney Inc. .................................         93,750,000           281,250,000
Banc of America Securities LLC.............................         12,500,000            37,500,000
Chase Securities Inc. .....................................         12,500,000            37,500,000
Deutsche Bank Securities Inc. .............................         12,500,000            37,500,000
First Union Securities, Inc. ..............................         12,500,000            37,500,000
FleetBoston Robertson Stephens Inc. .......................         12,500,000            37,500,000
                                                                  ------------          ------------
          Total............................................       $250,000,000          $750,000,000
                                                                  ============          ============

     The obligation of the underwriters to purchase the notes is subject to the terms and conditions set forth in the underwriting agreement. The underwriting agreement requires the underwriters to purchase all the notes offered by this prospectus supplement, if any of such notes are purchased.

     We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of these liabilities.

COMMISSIONS AND DISCOUNTS

     The underwriters have advised us that they propose to offer some of the 2002 notes directly to the public at the public offering price of $1,000 per note and some of the notes to certain dealers at the public offering price less a concession not in excess of $0.15 per note. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.125 per note to certain other dealers. The underwriters may change the public offering price after the notes are released for sale to the public.

     The underwriters have advised us that they propose to offer some of the 7.875% notes directly to the public at the public offering price of $999.42 per note and some of the 7.875% notes to certain dealers at the public offering price less a concession not in excess of $0.35 per note. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.25 per note to certain other dealers. The underwriters may change the public offering price after the notes are released for sale to the public.

     The following table sets forth the public offering price and all discounts and commissions to be allowed to the underwriters.

                                                    PER FLOATING RATE NOTES   PER 7.875% NOTES
                                                    -----------------------   ----------------
Public offering price.............................         $1,000.00              $999.42
Underwriting discount.............................         $    2.50              $  6.00
                                                           ---------              -------
Proceeds, before expenses, to Clear Channel.......         $  997.50              $993.42
                                                           =========              =======

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. In addition, neither any of the underwriters nor we make any representation that the underwriters will engage in the transactions discussed above. In addition, such transactions, once commenced, may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

CERTAIN RELATIONSHIPS AND ARRANGEMENTS

     The underwriters and their respective affiliates may be customers of, lenders to, engage in transactions with, and perform services for us and our subsidiaries in the ordinary course of business. Certain of the underwriters are advisors to us or to AMFM or SFX in connection with AMFM and SFX mergers, for which they have received certain fees and for which they expect to receive additional fees upon the closing of the mergers.

     More than 10% of the net proceeds of this offering, not including any underwriting compensation, will be used to repay indebtedness outstanding under our domestic credit facility. Credit Suisse First Boston Corporation, Banc of America Securities LLC, Chase Securities Inc., First Union Securities, Inc. and FleetBoston Robertson Stephens Inc. or their affiliates are lenders under our domestic credit facility and are members of or are affiliated with members of the National Association of Securities Dealers, Inc. who will participate in this offering. Accordingly, this offering is being made in compliance with NASD Rule 2710(c)(8). See "Use of Proceeds."

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are effected. Accordingly, any resale of the notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of notes in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against the issuer or such persons in Canada or to enforce a judgement obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and with respect to the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

                                    EXPERTS

     The consolidated financial statements of Clear Channel at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, and the financial statement schedule appearing in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference which are based in part on the reports of KPMG LLP, independent auditors, as to each of the three years in the period ended December 31, 1999. Such consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of SFX at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and the related financial statement schedule appearing in SFX's Annual Report on Form 10-K/A for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements and schedule referred to above are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Jacor Communications, Inc. and its subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated into this document by reference to Clear Channel's Current Report on Form 8-K dated December 9, 1998, as amended by Form 8-K/A filed on February 23, 1999 and Form 8-K/A dated April 12, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Jacor Communications, Inc. and its subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated into this document by reference to Clear Channel's Current Report on Form 8-K dated December 9, 1998, as amended by Form 8-K/A filed on February 23, 1999 and Form 8-K/A dated April 12, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of AMFM Inc. and Subsidiaries (formerly Chancellor Media Corporation) as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated into this document by reference to the Current Report on Form 8-K of Clear Channel Communications, Inc., dated June 14, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Capstar Broadcasting Corporation and Subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated into this document by reference to the Current Report on Form 8-K of Clear Channel Communications, Inc., dated November 18, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

     The validity of the notes offered hereby will be passed upon for Clear Channel by our special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P. (a partnership including professional corporations), San Antonio, Texas, and for the underwriters by Cravath, Swaine & Moore, New York, New York. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of Clear Channel and as of May 25, 2000, owns approximately 138,500 shares of common stock (including presently exercisable nonqualified options to acquire approximately 122,500 shares).

PROSPECTUS

                                 $2,000,000,000

                       CLEAR CHANNEL COMMUNICATIONS, INC.
                              CCCI CAPITAL TRUST I
                             CCCI CAPITAL TRUST II
                             CCCI CAPITAL TRUST III

     We will offer and sell, from time to time, in one or more offerings, the debt and equity securities described in this prospectus. The total offering price of these securities, in the aggregate, will not exceed $2.0 billion. We will provide the specific terms of these securities in supplements to this prospectus. You should carefully read this prospectus and the supplements before you decide to invest in any of these securities.

CLEAR CHANNEL COMMUNICATIONS, INC.

     We will offer and sell, from time to time, in one or more offerings:

        - common stock
        - debt securities
        - junior subordinated debt securities
        - preferred stock
        - warrants
        - stock purchase contracts
        - stock purchase units
        - guarantees

     The stock purchase contracts will require a purchaser to buy a specific amount of common stock or preferred stock, and they will obligate Clear Channel to pay the purchasers specific fees. The stock purchase units will include these stock purchase contracts and debt securities, junior subordinated debt securities, debt obligations of the United States of America or its agencies or instrumentalities, or preferred securities issued by CCCI Capital Trusts I, II and III. The guarantees will be full, unconditional guarantees of the Clear Channel Trusts' obligation to distribute specific amounts of cash to the holders of Clear Channel Trust preferred securities.

THE CLEAR CHANNEL TRUSTS

     The CCCI Capital Trusts I, II and III are each Delaware business trusts that will offer and sell preferred securities, from time to time in one or more offerings. Each Clear Channel Trust will use all of the proceeds from the sale of its preferred securities to buy junior subordinated debt securities of Clear Channel. The Clear Channel Trusts will receive cash payments from the junior subordinated debt securities, and each trust will distribute these payments to the holders of its preferred and common securities. Clear Channel will own all of the common securities of the Clear Channel Trusts.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     FOR A DISCUSSION OF THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES, SEE "GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS" ON PAGE 6.

                 The date of this prospectus is April 26, 1999.

                                EXPLANATORY NOTE

     When we refer to Clear Channel in this prospectus, we are referring to Clear Channel Communications, Inc. When we refer to the Clear Channel Trusts in this prospectus, we are referring to the CCCI Capital Trusts. When the word "we" "our" or "us" is used in this prospectus, we are referring to both Clear Channel and the Clear Channel Trusts together.

                      WHERE YOU CAN FIND MORE INFORMATION

     Clear Channel files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information Clear Channel files with the SEC at its public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Clear Channel's filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy Clear Channel's reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the common stock is listed.

     We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

     The SEC allows us to "incorporate by reference" into this document the information Clear Channel filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.

     We incorporate by reference the documents listed below:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

     2. Current Report on Form 8-K filed December 10, 1998, as amended by Form 8-K/A filed February 23, 1999 and Form 8-K/A filed April 12, 1999.

     3. Current Report on Form 8-K filed October 9, 1998.

     4. Current Report on Form 8-K filed July 10, 1998, as amended by Form 8-K/A filed September 4, 1998, Form 8-K/A filed January 14, 1999 and Form 8-K/A filed February 23, 1999.

     5. Current Report on Form 8-K filed March 12, 1998, as amended by Form 8-K/A filed on March 23, 1998 and Form 8-K/A filed on February 23, 1999.

     6. Current Report on Form 8-K filed December 22, 1997, as amended by Form 8-K/A filed February 23, 1999.

     7. Current Report on Form 8-K filed April 17, 1997.

     We also incorporate by reference all future filings we make with the SEC between the date of this document and the date upon which we sell all the securities we offer with this document.

     You may obtain copies of filings referred to above at no cost by contacting us at the following address: Corporate Secretary, Clear Channel Communications, Inc., 200 Concord Plaza, Suite 600, San Antonio, Texas 78216, telephone: (210) 822-2828.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a shelf registration statement that we filed with the SEC. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. The total dollar amount of the securities we sell through these offerings will not exceed $2.0 billion.

     This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     This prospectus does not contain separate financial statements for the Clear Channel Trusts. We do not believe these financial statements would be useful since each trust is a direct or indirect wholly-owned subsidiary of Clear Channel, and we file consolidated financial information under the Exchange Act. The Clear Channel Trusts will not have any independent function other than to issue common and preferred securities and to purchase junior subordinated debt securities of Clear Channel. Clear Channel will provide a full, unconditional guarantee of each trust's obligations under their respective common and preferred securities.

     You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference into this prospectus, is accurate only as of the date of the documents containing the information.

                       CLEAR CHANNEL COMMUNICATIONS, INC.

     Clear Channel is a diversified media company with two business segments: broadcasting and outdoor advertising. Clear Channel was incorporated in Texas in 1974. As of December 31, 1998, it owned, programmed, or sold airtime for 204 domestic radio stations, two international radio stations and 18 domestic television stations and it was one of the world's largest outdoor advertising companies based on total advertising display inventory of 89,008 domestic display faces and 213,566 international display faces. In addition, Clear Channel owns the following interests in other radio broadcasting companies:

     - a 50% equity interest in the Australian Radio Network Pty. Ltd., which operates radio stations in Australia;

     - a one-third equity interest in New Zealand Radio Network which operates radio stations in New Zealand;

     - a 28.7% non-voting equity interest in Heftel Broadcasting Corporation (Nasdaq: HBCCA), a Spanish-language broadcaster which operates radio stations in domestic markets;

     - a 40% equity interest in Grupo Acir Communicaciones, S.A. de C.V., one of the largest radio broadcasters in Mexico owning or programming through affiliations 164 radio stations serving 72 markets in Mexico; and

     - a 50% equity interest in Radio Bonton, a.s., which owns an FM radio station in the Czech Republic.

     During 1998, Clear Channel derived approximately 48% of its net revenue from broadcasting operations and approximately 52% from outdoor advertising operations.

     Clear Channel's principal executive offices are located at 200 Concord Plaza, Suite 600, San Antonio, Texas 78216, telephone: (210) 822-2828.

                              RECENT DEVELOPMENTS

     On October 8, 1998, Clear Channel entered into an agreement with Jacor Communications, Inc. to combine the two companies by merging Jacor with and into one of Clear Channel's wholly-owned subsidiaries. As of October 7, 1998, Jacor was the nation's second largest radio group in terms of number of radio stations, and the third largest radio group as measured by revenue. Jacor was also a leading provider of syndicated radio programming. As of October 7, 1998, Jacor owned, operated, represented or had entered into agreements to acquire 230 radio stations and one television station in 55 domestic markets. Jacor also produces more than 50 syndicated programs and services for more than 4,000 radio stations, including Rush Limbaugh, The Dr. Laura Schlessinger Show and Dr. Dean Edell, the top three rated radio programs in the country.

     Clear Channel structured the merger as a stock-for-stock transaction whereby each share of Jacor common stock will convert into a number of shares of Clear Channel common stock. The exchange ratio will be determined by a formula based upon the average closing price of Clear Channel common stock during the 25 trading days ending two days prior to the closing of the merger. Assuming an exchange ratio of 1.228 and assuming that no additional shares of Jacor common stock are issued before the completion of the merger, Clear Channel will issue approximately 63.3 million shares of its common stock in the merger to Jacor stockholders and, following the merger, the Jacor stockholders will own approximately 19.2% of Clear Channel's outstanding common stock. In addition, at debt levels as of December 31, 1998, Clear Channel will assume approximately $1.29 billion of Jacor's long-term debt, as well as Jacor's Liquid Yield Option Notes having an accreted value of approximately $306 million.

     On March 26, 1999, the shareholders of Clear Channel and Jacor approved the merger. However, numerous other conditions must be satisfied before the completion of the merger, including the receipt of regulatory approvals and the completion of a review of the merger by the federal and state antitrust authorities. Clear Channel intends to account for the merger as a purchase.

                            THE CLEAR CHANNEL TRUSTS

     Each Clear Channel Trust is a statutory business trust formed under Delaware law pursuant to a separate declaration of trust executed by Clear Channel, as depositor for the Clear Channel Trust, and the trustees of the trust, and the filing of a certificate of trust with the Delaware Secretary of State. The declarations of trust will be amended and restated in their entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus is a part and will be qualified as indentures under the Trust Indenture Act of 1939. Unless the accompanying prospectus supplement provides otherwise, each Clear Channel Trust exists for the sole purposes of

     - issuing its preferred securities,

     - investing the gross proceeds of the sale of its preferred securities in junior subordinated debt securities of Clear Channel, and

     - engaging in only those other activities necessary or incidental thereto.

     All of each Clear Channel Trusts' common securities will be owned by Clear Channel. The common securities will rank equally with the preferred securities and payments on the common securities will be made on a pro rata basis with the preferred securities. However, upon the occurrence and continuance of an event of default under the applicable amended and restated declaration of trust, the rights of the holders of the applicable common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable preferred securities. Clear Channel will acquire common securities having an aggregate liquidation amount equal to a minimum of 1% of the total capital of each Clear Channel Trust.

     Each Clear Channel Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable amended and restated declaration of trust. Each Clear Channel Trust's business and affairs will be conducted by the trustees. Clear Channel will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each Clear Channel Trust. The duties and obligations of the trustees will be governed by the amended and restated declaration of trust of each Clear Channel Trust. At least one of the trustees of each Clear Channel Trust will be a person who is an employee or officer of or who is affiliated with Clear Channel. One trustee of each Clear Channel Trust will be a financial institution that is not affiliated with Clear Channel, which will act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each Clear Channel Trust will be a legal entity having a principal place of business in, or an individual resident of, the State of Delaware. Clear Channel will pay all fees and expenses related to each Clear Channel Trust and the offering of the preferred securities. Unless otherwise set forth in a prospectus supplement, the property trustee will be The Bank of New York, and the Delaware trustee will be The Bank of New York (Delaware). The office of the Delaware trustee in the State of Delaware is 100 White Clay Center, Newark, Delaware 19711. The principal place of business of each Clear Channel Trust is c/o Clear Channel Communications, Inc., 200 Concord Plaza, Suite 600, San Antonio, Texas 78216, telephone: (210) 822-2828.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for Clear Channel.

      YEARS ENDED DECEMBER 31,
  --------------------------------
  1998   1997   1996   1995   1994
  ----   ----   ----   ----   ----
  1.83   2.32   3.63   3.32   5.54

     The ratio of earnings to combined fixed charges and preferred stock dividends has been computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income or loss of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. Clear Channel had no preferred stock outstanding and paid no cash dividends for any period presented.

                                USE OF PROCEEDS

     Unless indicated otherwise in a prospectus supplement, Clear Channel expects to use the net proceeds from the sale of its securities for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, stock repurchase programs and acquisitions. Unless otherwise specified in the accompanying prospectus supplement, each Clear Channel Trust will use all proceeds received from the sale of its preferred securities to purchase junior subordinated debt securities of Clear Channel.

                           HOLDING COMPANY STRUCTURE

     Clear Channel is a holding company and its assets consist primarily of investments in its subsidiaries and majority-owned partnerships. Clear Channel's rights and the rights of its creditors, including holders of debt securities or junior subordinated debt securities, to participate in the distribution of assets of any person in which Clear Channel owns an equity interest will be subject to prior claims of the person's creditors upon the person's liquidation or reorganization. However, Clear Channel may itself be a creditor with recognized claims against this person, but claims of Clear Channel would still be subject to the prior claims of any secured creditor of this person and of any holder of indebtedness of this person that is senior to that held by Clear Channel. Accordingly, the holder of debt securities or junior subordinated debt securities may be deemed to be effectively subordinated to those claims.

               GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS

     Clear Channel may offer shares of common stock or preferred stock, debt securities, junior subordinated debt securities, warrants, stock purchase contracts, stock purchase units, or any combination of them either individually or as units consisting of one or more securities under this prospectus. Each Clear Channel Trust may offer preferred securities under this prospectus.

     THE SECURITIES TO BE OFFERED MAY INVOLVE A HIGH DEGREE OF RISK. THE RISKS WILL BE SET FORTH IN THE PROSPECTUS SUPPLEMENT RELATING TO THE SECURITY. IN ADDITION, THE RISK FACTORS, IF ANY, RELATING TO CLEAR CHANNEL'S BUSINESS WILL BE SET FORTH IN A PROSPECTUS SUPPLEMENT.

             DESCRIPTION OF SENIOR AND SUBORDINATED DEBT SECURITIES

     The following description of Clear Channel's senior and subordinated debt securities summarizes the general terms and provisions of its debt securities to which any prospectus supplement may relate. We will describe the specific terms of Clear Channel's debt securities and the extent, if any, to which the general provisions summarized below may apply to any series of its debt securities in the prospectus supplement relating to the series. In this prospectus, "debt securities" will be used to refer to senior and subordinated debt securities, but not to junior subordinated debt securities.

     Clear Channel may issue its senior debt securities from time to time, in one or more series under a senior indenture, between Clear Channel and The Bank of New York, as senior trustee, or another senior trustee named in a prospectus supplement. The form of senior indenture is filed as an exhibit to the registration statement. Clear Channel may issue its subordinated debt securities from time to time, in one or more series under a subordinated indenture, between Clear Channel and The Bank of New York, as subordinated trustee, or another subordinated trustee named in a prospectus supplement. The form of subordinated indenture is filed as an exhibit to the registration statement. Together the senior indenture and the subordinated indenture are called the indentures, and together the senior trustee and the subordinated trustee are called the debt trustees. None of the indentures will limit the amount of debt securities that may be issued. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized by Clear Channel and may be payable in any currency or currency unit designated by it or in amounts determined by reference to an index.

GENERAL

     The senior debt securities will be unsecured and will rank equally with Clear Channel's other unsecured and unsubordinated debt, unless Clear Channel is required to secure the senior debt securities as described below under "-- Senior Debt Securities." Clear Channel's obligations under any subordinated debt securities will be subordinate in right of payment to all of its senior indebtedness, and will be described in an accompanying prospectus supplement. Clear Channel will issue debt securities from time to time and offer its debt securities on terms determined by market conditions at the time of sale.

     Clear Channel may issue its debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from their stated principal amount. We will describe the federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in the related prospectus supplement.

     You should refer to the prospectus supplement for the following terms of the debt securities offered hereby:

     - the designation, aggregate principal amount and authorized denominations of the debt securities;

     - the percentage of the principal amount at which Clear Channel will issue the debt securities;

     - the date or dates on which the debt securities will mature;

     - the annual interest rate or rates of the debt securities, or the method of determining the rate or rates;

     - the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for the interest payment dates;

     - the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds, or repayment options;

     - the currency, currencies or currency units for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

     - if the currency, currencies or currency units for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Clear Channel's election or the purchaser's election, the manner in which the election may be made;

     - if the amount of payments on the debt securities is determined by an index based on one or more currencies or currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts may be determined;

     - the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

     - the terms and conditions upon which the debt securities may be convertible into or exchanged for common stock, preferred stock, or indebtedness or other securities of any kind;

     - information with respect to book-entry procedures, if any;

     - a discussion of the federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities; and

     - any other specific terms of the debt securities not inconsistent with the applicable indenture.

     If Clear Channel sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement.

     Unless specified otherwise in a prospectus supplement, the principal of, premium on, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable debt trustee in New York, New York. However, Clear Channel may make payment of interest at its option by check mailed on or before the payment date to the address of the person entitled to the interest payment as it appears on the registry books of Clear Channel or its agents.

     Unless specified otherwise in a prospectus supplement, Clear Channel will issue the debt securities only in fully registered form and in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any transfer or exchange of any debt securities, but Clear Channel may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange. Unless we specify otherwise in the prospectus supplement, Clear Channel will pay interest on outstanding debt securities to holders of record on the date 15 days immediately prior to the date the interest is to be paid.

     Clear Channel's rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any of Clear Channel subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that Clear Channel's claims as a creditor of the subsidiary may be recognized. Clear Channel's operations are conducted through its subsidiaries and, therefore, Clear Channel is dependent upon the earnings and cash flow of its subsidiaries to meet its obligations, including obligations under the debt securities. The debt securities will be effectively subordinated to all indebtedness of Clear Channel's subsidiaries.

GLOBAL SECURITIES

     Clear Channel may issue debt securities of a series in whole or in part in the form of one or more global securities and will deposit them with or on behalf of a depositary identified in the prospectus supplement relating to that series. Clear Channel may issue global securities only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee of the depositary to a successor or any nominee.

     The specific terms of the depositary arrangement relating to a series of debt securities will be described in the prospectus supplement relating to that series. It is anticipated that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Clear Channel if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by

     - the applicable depositary or its nominee, with respect to interests of participants, and

     - the records of participants, with respect to interests of persons other than participants.

     The laws of some states require that purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security will

     - not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

     - not receive or be entitled to receive physical delivery of any debt security of that series in definitive form;

     - not be considered the owners or holders thereof under the applicable indenture governing the debt securities.

     Payments of principal of, any premium on, and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the debt securities. Neither Clear Channel, the applicable debt trustee for the debt securities, any Paying Agent, nor the Security Registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     Clear Channel expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. Clear Channel also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of those participants.

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     If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Clear Channel within 90 days, Clear Channel will issue individual debt securities of that series in exchange for the global security representing that series of debt securities. In addition, Clear Channel may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities. In that event, Clear Channel will issue individual debt securities of that series in exchange for the global security or Securities representing that series of debt securities. Further, if Clear Channel so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may, on terms acceptable to Clear Channel, the applicable debt trustee and the depositary for such global security, receive individual debt securities of that series in exchange for the beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by the global security equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Clear Channel, of $1,000 and integral multiples of $1,000.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     Each indenture prohibits Clear Channel's consolidation with or merger into any other corporation or the transfer of Clear Channel's properties and assets to any person, unless:

     - the successor corporation is organized and existing under the laws of the United States, any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture the punctual payment of the principal of, premium on and interest on, all the outstanding debt securities and the performance of every covenant in the applicable indenture to be performed or observed on Clear Channel's part;

     - immediately after giving effect to the transaction, no event of default has happened and is continuing; and

     - Clear Channel has delivered to the applicable debt trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the foregoing provisions relating to the transaction.

     In case of any consolidation, merger, conveyance or transfer, the successor corporation will succeed to and be substituted for Clear Channel as obligor on the debt securities, with the same effect as if it had been named as Clear Channel in the applicable indenture. Unless otherwise specified in a prospectus supplement, other than the restrictions on Mortgages described below, the indentures and the debt securities do not contain any covenants or other provisions designed to protect holders of debt securities in the event of a highly leveraged transaction involving Clear Channel or any Subsidiary.

EVENTS OF DEFAULT; WAIVER AND NOTICE OF DEFAULT; DEBT SECURITIES IN FOREIGN CURRENCIES

     An event of default when used in an indenture will mean any of the following as to any series of debt securities:

     - default for 30 days in payment of any interest, or, in the case of the subordinated indenture, for a period of 90 days;

     - default in payment of principal of or any premium at maturity;

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

     - default in payment of any sinking or purchase fund or similar obligation;

     - default by Clear Channel in the performance of any other covenant or warranty contained in the applicable indenture for the benefit of that series which has not been remedied for a period of 90 days after notice is given; or

     - events of Clear Channel's bankruptcy, insolvency and reorganization.

     A default under Clear Channel's other indebtedness will not be a default under the indentures and a default under one series of debt securities will not necessarily be a default under another series.

     Each indenture provides that if an event of default described in the first four bullet points above, if the event of default under the fourth bullet point is with respect to less than all series of debt securities then outstanding, has occurred and is continuing with respect to any series, either the applicable debt trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding, each series acting as a separate class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all outstanding debt securities of the series and the accrued interest to be due and payable immediately. Each indenture further provides that if an event of default described in the fourth or fifth bullet points above, if the event of default under the fourth bullet point is with respect to all series of debt securities then outstanding, has occurred and is continuing, either the applicable debt trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding, treated as one class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all debt securities then outstanding and the accrued interest to be due and payable immediately. However, upon certain conditions the declarations may be annulled and past defaults, except for defaults in the payment of principal of, premium on, or interest on, the debt securities and in compliance with certain covenants, may be waived by the holders of a majority in aggregate principal amount of the debt securities of the series then outstanding.

     Under each indenture the applicable debt trustee must give notice to the holders of each series of debt securities of all uncured defaults known to it with respect to that series within 90 days after a default occurs. The term "default" includes the events specified above without notice or grace periods. However, in the case of any default of the type described in the fourth bullet point above, no notice may be given until at least 90 days after the occurrence of the event. The debt trustee will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities, except in the case of default in the payment of principal of, premium on, or interest on, any of the debt securities, or default in the payment of any sinking or purchase fund installment or analogous obligations.

     No holder of any debt securities of any series may institute any action under either indenture unless:

     - the holder has given the debt trustee written notice of a continuing event of default with respect to that series;

     - the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding have requested the debt trustee to institute proceedings in respect of the event of default;

     - the holder or holders have offered the debt trustee reasonable indemnity as the debt trustee may require;

     - the debt trustee has failed to institute an action for 60 days; and

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

     - no inconsistent direction has been given to the debt trustee during the 60-day period by the holders of a majority in aggregate principal amount of debt securities of the series then outstanding.

     The holders of a majority in aggregate principal amount of the debt securities of any series affected and then outstanding will have the right, subject to limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the applicable debt trustee or exercising any trust or power conferred on the debt trustee with respect to a series of debt securities. Each indenture provides that if an event of default occurs and is continuing, the debt trustee will be required to use the degree of care of a prudent person in the conduct of that person's own affairs in exercising its rights and powers under the indenture. Each indenture further provides that the debt trustee will not be required to expend or risk its own funds in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of the funds or adequate indemnity against the risk or liability is reasonably assured to it.

     Clear Channel must furnish to the debt trustees within 120 days after the end of each fiscal year a statement signed by one of its officers to the effect that a review of its activities during the year and of its performance under the applicable indenture and the terms of the debt securities has been made, and, to the best of the knowledge of the signatories based on the review, Clear Channel has complied with all conditions and covenants of the indenture through the year or, if Clear Channel is in default, specifying the default.

     To determine whether the holders of the requisite principal amount of debt securities have taken action as described above when the debt securities are denominated in a foreign currency, the principal amount of the debt securities will be deemed to be that amount of United States dollars that could be obtained for the principal amount based on the applicable spot rate of exchange as of the date the action is taken as evidenced to the debt trustee as provided in the indenture.

     To determine whether the holders of the requisite principal amount of debt securities have taken action as described above when the debt securities are original issue discount securities, the principal amount of the debt securities will be deemed to be the portion of the principal amount that would be due and payable at the time the action is taken upon a declaration of acceleration of maturity.

MODIFICATION OF THE INDENTURES

     The indentures provide that Clear Channel and the applicable debt trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of

     - adding to Clear Channel's covenants;

     - adding additional events of default;

     - establishing the form or terms of any series of debt securities; or

     - curing ambiguities or inconsistencies in the indenture or making other provisions.

     With specific exceptions, the applicable indenture or the rights of the holders of the debt securities may be modified by Clear Channel and the applicable debt trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding, but no modification may be made without the consent of the holder of each outstanding debt security affected which would:

     - change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

     - reduce the principal amount of or the interest or any premium on any debt security;

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

     - change the method of computing the amount of principal of or interest on any date;

     - change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

     - impair the right to sue for the enforcement of any payment on or after the maturity thereof, or, in the case of redemption or repayment, on or after the redemption date or the repayment date;

     - reduce the percentage in principal amount of the outstanding debt securities of any series where the consent of the holders is required for any modification, or the consent of the holders is required for any waiver of compliance with provisions of the applicable indenture or specific defaults and their consequences provided for in the indenture; or

     - modify any of the provisions of specific sections of the applicable indenture, including the provisions summarized in this section, except to increase any percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

SATISFACTION AND DISCHARGE OF THE INDENTURES; DEFEASANCE

     The indentures will generally cease to be of any further effect with respect to a series of debt securities if Clear Channel delivers all debt securities of that series, with limited exceptions, for cancellation to the applicable debt trustee or all debt securities of that series not previously delivered for cancellation to the applicable debt trustee have become due and payable or will become due and payable or called for redemption within one year, and Clear Channel has deposited with the applicable debt trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all the debt securities, no default with respect to the debt securities has occurred and is continuing on the date of the deposit, and the deposit does not result in a breach or violation of, or default under, the applicable indenture or any other agreement or instrument to which Clear Channel is a party.

     Clear Channel has a "legal defeasance option" under which it may terminate, with respect to the debt securities of a particular series, all of its obligations under the debt securities and the applicable indenture. In addition, Clear Channel has a "covenant defeasance option" under which it may terminate, with respect to the debt securities of a particular series, Clear Channel's obligations with respect to the debt securities under specified covenants contained in the applicable indenture. If Clear Channel exercises its legal defeasance option with respect to a series of debt securities, payment of the debt securities may not be accelerated because of an event of default. If Clear Channel exercises its covenant defeasance option with respect to a series of debt securities, payment of the debt securities may not be accelerated because of an event of default related to the specified covenants.

     Clear Channel may exercise its legal defeasance option or its covenant defeasance option with respect to the debt securities of a series only if:

     - Clear Channel deposits in trust with the applicable debt trustee cash or debt obligations of the United States of America or its agencies or instrumentalities for the payment of principal, premium and interest with respect to the debt securities to maturity or redemption;

     - Clear Channel delivers to the applicable debt trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due will provide cash sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of that series to maturity or redemption;

     - 91 days pass after the deposit is made and during the 91-day period no default described in the fifth bullet point under "-- Events of Default, Waiver and Notice Of Default; Debt

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

       Securities in Foreign Currencies" above with respect to Clear Channel occurs that is continuing at the end of the period,

     - no default has occurred and is continuing on the date of the deposit;

     - the deposit does not constitute a default under any other agreement binding on Clear Channel;

     - Clear Channel delivers to the applicable debt trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940;

     - Clear Channel has delivered to the applicable debt trustee an opinion of counsel addressing specific federal income tax matters relating to the defeasance; and

     - Clear Channel delivers to the applicable debt trustee an officers' certificate and an opinion of counsel stating that all conditions to the defeasance and discharge of the debt securities of that series have been complied with.

     The applicable debt trustee will hold in trust cash or debt obligations of the United States of America or its agencies or instrumentalities deposited with it as described above and will apply the deposited cash and the proceeds from deposited debt obligations of the United States of America or its agencies or instrumentalities to the payment of principal, premium, and interest with respect to the debt securities of the defeased series.

CONCERNING THE DEBT TRUSTEES

     Clear Channel will identify the debt trustee for the senior debt securities and the debt trustee for the subordinated debt securities in the relevant prospectus supplement. In specific instances, Clear Channel or the holders of a majority of the then outstanding principal amount of the debt securities issued under an indenture may remove the debt trustee and appoint a successor debt trustee. The debt trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the debt trustee. The debt trustee and any successor trustee must be a corporation organized and doing business as a commercial bank or trust company under the laws of the United States or of any state thereof, authorized under those laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the debt trustee may also serve as trustee under other indentures relating to debt securities issued by Clear Channel or its affiliated companies and may engage in commercial transactions with Clear Channel and its affiliated companies. The initial debt trustee under each indenture is The Bank of New York, who currently serves as Clear Channel's transfer agent and registrar for the common stock and is a lender to Clear Channel under its credit facility.

SENIOR DEBT SECURITIES

     In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of Clear Channel's senior debt securities summarizes the general terms and provisions of its senior debt securities to which any prospectus supplement may relate. Clear Channel will describe the specific terms of the senior debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of its senior debt securities in the prospectus supplement relating to that series.

  Ranking of Senior Debt Securities

     Unless we specify otherwise in a prospectus supplement for a particular series of debt securities, all series of senior debt securities will be Clear Channel's senior indebtedness and will be direct,

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

unsecured obligations of Clear Channel ranking equally with all of Clear Channel's other unsecured and unsubordinated indebtedness. Because Clear Channel is a holding company, the debt securities will be effectively subordinated to all existing and future liabilities, including indebtedness, of Clear Channel's subsidiaries. See "Holding Company Structure."

  Covenants

     The senior indenture contains the covenants summarized below, which will be applicable, unless waived or amended, so long as any of the senior debt securities are outstanding, unless stated otherwise in the prospectus supplement.

     Limitation on Mortgages. Clear Channel will not, nor will it permit any Restricted Subsidiary to create, assume or incur

     - any Mortgage on any stock or indebtedness of any Restricted Subsidiary to secure any Debt of Clear Channel or any other person, other than the senior debt securities; or

     - any Mortgage on any Principal Property to secure any Debt of Clear Channel or any other person, other than the senior debt securities,

without making provision for all the outstanding senior debt securities to be secured equally with the Debt.

     Any Mortgage on stock or indebtedness of a corporation existing at the time a corporation becomes a Subsidiary or at the time stock or indebtedness of a Subsidiary is acquired, and, with specific exceptions, any extension, renewal or replacement of any Mortgage, will generally be excluded from this restriction.

     The following permitted mortgages will be excluded from the restriction referred to in the preceding paragraph:

     - any Mortgage on property owned or leased by a corporation existing at the time the corporation becomes a Restricted Subsidiary;

     - any Mortgage on property existing at the time of its acquisition or to secure payment of any part of the purchase price thereof or any Debt incurred to finance the purchase thereof;

     - any Mortgage on property to secure any part of the cost of development, construction, alteration, repair or improvement of the property, or Debt incurred to finance the cost;

     - any Mortgage securing Debt of a Restricted Subsidiary owing to Clear Channel or to another Restricted Subsidiary;

     - any Mortgage existing on the date of the senior indenture;

     - any Mortgage on Clear Channel's property or property of a Restricted Subsidiary in favor of the United States of America or any State or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the property subject to the Mortgage;

     - any Mortgage on any property subsequently acquired by Clear Channel or any Restricted Subsidiary, concurrently with the acquisition or within 120 days, to secure or provide for the payment of any part of the purchase price of the property, or any Mortgage assumed by Clear Channel or any Restricted Subsidiary on any property subsequently acquired by Clear Channel or any Restricted Subsidiary which was existing at the time of the acquisition, provided that the amount of any Indebtedness secured by any Mortgage created or assumed does not exceed

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

       the cost to Clear Channel or any Restricted Subsidiary of the property covered by the Mortgage; and

     - any extension, renewal or replacement of any Mortgage referred to in the previous seven bullet points, provided that the principal amount of Debt secured thereby may not exceed the principal amount of Debt so secured at the time of the extension, renewal or replacement, and provided that the Mortgage must be limited to all or part of the property which secured the Mortgage so extended, renewed or replaced.

     Notwithstanding the above, Clear Channel may, and may permit any Restricted Subsidiary to, create, assume or incur any Mortgage on any Principal Property without equally securing the senior debt securities if the aggregate amount of all Debt then outstanding secured by the Mortgage and all similar Mortgages does not exceed 15% of Clear Channel's total consolidated shareholders' equity, including preferred stock, as shown on the audited consolidated balance sheet contained in its latest annual report to shareholders. However, Debt secured by Permitted Mortgages will not be included in the amount of the secured Debt.

     Sale and Leaseback Transactions. Clear Channel will not, nor will it permit any Restricted Subsidiary to, enter into any sale-leaseback transaction providing for the leasing by Clear Channel or a Restricted Subsidiary of any Principal Property, except for temporary leases for a term of not more than three years, which has been or is to be sold or transferred by Clear Channel or the Restricted Subsidiary to the person, unless:

     - the sale-leaseback transaction occurs within the later of 120 days from the date of acquisition of the Principal Property or the date of the completion of construction or commencement of full operations on the Principal Property, or

     - within 120 days after the sale-leaseback transaction, Clear Channel applies or causes to be applied to the retirement of its Funded Debt or the Funded Debt of any Subsidiary, other than its Funded Debt which is subordinate in right of payment to the senior debt securities, an amount not less than the net proceeds of the sale of the Principal Property.

     Notwithstanding the above provisions, Clear Channel may, and may permit any Restricted Subsidiary to, effect any sale-leaseback transaction involving any Principal Property, provided that the net sale proceeds from the sale-leaseback transaction, together with all Debt secured by Mortgages other than Permitted Mortgages, does not exceed 15% of Clear Channel's total consolidated shareholders' equity as shown on the audited consolidated balance sheet contained in Clear Channel's latest annual report to shareholders.

  Definitions

     For the purposes of the description of the senior debt securities:

     "Debt" means indebtedness for money borrowed.

     "Funded Debt" of any person means all indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by the person, and all indebtedness incurred or assumed by the person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which is renewable or extendible or payable out of the proceeds of similar indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of the person for a period ending more than one year after the date as of which Funded Debt is being determined. However, Funded Debt does not include:

     - any indebtedness for the payment, redemption or satisfaction of which money, or evidences of indebtedness, if permitted under the instrument creating or evidencing the indebtedness, in the necessary amount has been irrevocably deposited in trust with a trustee or proper depository either on or before the maturity or redemption date thereof;

     - any indebtedness of the person to any of its Subsidiaries or of any Subsidiary to the person or any other Subsidiary; or

     - any indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for the indebtedness is limited to the assets of the projects.

     "Mortgage" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

     "Principal Property" means any radio broadcasting, television broadcasting or outdoor advertising property located in the United States owned or leased by Clear Channel or any of its subsidiaries, unless, in the opinion of Clear Channel's Board of Directors, any of the properties are not in the aggregate of material importance to the total business conducted by Clear Channel and its Subsidiaries as an entirety.

     "Restricted Subsidiary" means each Subsidiary as of the date of the indenture and each Subsidiary created or acquired after the date of the indenture, unless expressly excluded by resolution of Clear Channel's Board of Directors before, or within 120 days following, the creation or acquisition.

     "Subsidiary", when used with respect to Clear Channel, means any corporation of which a majority of the outstanding voting stock is owned, directly or indirectly, by Clear Channel or by one or more other Subsidiaries, or both.

SUBORDINATED DEBT SECURITIES

     In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of Clear Channel's subordinated debt securities summarizes the general terms and provisions of its subordinated debt securities to which any prospectus supplement may relate. We will describe the specific terms of Clear Channel's subordinated debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of subordinated debt securities in the prospectus supplement relating to that series.

  Ranking of Subordinated Debt Securities

     The subordinated debt securities will be subordinated in right of payment to Clear Channel's other indebtedness to the extent set forth in the applicable prospectus supplement.

     The payment of the principal of, premium, if any, and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Clear Channel's senior indebtedness and equally with its trade creditors. Clear Channel may not make payment of principal of, premium, if any, or interest on the subordinated debt securities and may not acquire or make payment on account of any sinking fund for, the subordinated debt securities unless full payment of amounts then due for principal, premium, if any, and interest then due on all senior indebtedness by reason of the maturity thereof has been made or duly provided for in cash or in a manner satisfactory to the holders of the senior indebtedness. In addition, the subordinated indenture provides that if a default has occurred giving the holders of the senior indebtedness the right to accelerate the maturity of that senior indebtedness, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute an event of default, then unless and until that event has been cured or waived or has ceased to exist, no payment of principal, premium, if any, or interest on the subordinated debt securities and no acquisition of, or payment on account of a sinking fund for, the subordinated debt securities may be made. Clear Channel will give prompt written notice to the subordinated trustee of any default under any senior indebtedness or under any agreement pursuant to which senior indebtedness may have been issued. The subordinated indenture provisions described in this paragraph, however, do not prevent Clear Channel from making a sinking fund payment with subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to the default and notice thereof. Upon any distribution of assets in connection with Clear Channel's dissolution, liquidation or reorganization, all senior indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of Clear Channel's insolvency, holders of the subordinated debt securities may recover ratably less than Clear Channel's senior creditors.

     For purposes of the description of the subordinated debt securities, the term "senior indebtedness" means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the subordinated indenture or incurred or created after the execution:

     - Clear Channel's indebtedness for money borrowed by it, including purchase money obligations with an original maturity in excess of one year, or evidenced by securities, other than the subordinated debt securities or junior subordinated debt securities, notes, bankers' acceptances or other corporate debt securities or similar instruments issued by Clear Channel;

     - obligations with respect to letters of credit;

     - Clear Channel's indebtedness constituting a guarantee of indebtedness of others of the type referred to in the preceding two bullet points; or

     - renewals, extensions or refundings of any of the indebtedness referred to in the preceding three bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, the indebtedness or the renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

               DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

     The following description of Clear Channel's junior subordinated debt securities summarizes the general terms and provisions of its junior subordinated debt securities to which any prospectus supplement may relate. Clear Channel will describe the specific terms of the junior subordinated debt securities and the extent, if any, to which the general provisions summarized below may apply to any series of its junior subordinated debt securities in the prospectus supplement relating to that series.

     Clear Channel may issue its junior subordinated debt securities from time to time, in one or more series under a junior subordinated indenture, between Clear Channel and The Bank of New York, as junior subordinated trustee, or another junior subordinated trustee named in a prospectus supplement. The form of junior subordinated indenture is filed as an exhibit to the registration statement.

GENERAL

     The junior subordinated debt securities will be unsecured, junior subordinated obligations of Clear Channel. The junior subordinated indenture does not limit the amount of additional indebtedness Clear Channel or any of its subsidiaries may incur. Since Clear Channel is a holding company, Clear Channel's rights and the rights of its creditors, including the holders of junior

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

subordinated debt securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Clear Channel may itself be a creditor with recognized claims against the subsidiary.

     The junior subordinated indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that junior subordinated debt securities may be issued thereunder from time to time in one or more series. The junior subordinated debt securities are issuable in one or more series pursuant to a board resolution or an indenture supplemental to the junior subordinated indenture. Clear Channel will issue junior subordinated debt securities from time to time and offer its junior subordinated debt securities on terms determined by market conditions at the time of sale.

     In the event junior subordinated debt securities are issued to a Clear Channel Trust or a trustee of a Clear Channel Trust in connection with the issuance of preferred securities by that Clear Channel Trust, the junior subordinated debt securities subsequently may be distributed pro rata to the holders of the preferred securities in connection with the dissolution of the Clear Channel Trust upon the occurrence of the events described in the applicable prospectus supplement. Only one series of junior subordinated debt securities will be issued to a Clear Channel Trust or a trustee of a Clear Channel Trust in connection with the issuance of preferred securities by that Clear Channel Trust.

     You should refer to the applicable prospectus supplement for the following terms of the junior subordinated debt securities offered hereby:

     - the designation, aggregate principal amount and authorized denominations of the junior subordinated debt securities;

     - any limit on the aggregate principal amount of the junior subordinated debt securities;

     - the date or dates on which the junior subordinated debt securities will mature;

     - the annual interest rate or rates of the junior subordinated debt securities, or the method of determining the rate or rates;

     - the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for the interest payment dates;

     - the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds or repayment options;

     - the currency, currencies or currency units for which the junior subordinated debt securities may be purchased and the currency, currencies or currency units in which the principal, any premium and any interest may be payable;

     - if the currency, currencies or currency units for which the junior subordinated debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Clear Channel's election or the purchaser's election, the manner in which the election may be made;

     - if the amount of payments on the junior subordinated debt securities is determined by an index based on one or more currencies or currency units, changes in the price of one or more securities or changes in the price of one or more commodities, the manner in which the amounts may be determined;

     - the extent to which any of the junior subordinated debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global security will be paid;

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

     - the terms and conditions upon which the junior subordinated debt securities may be convertible into or exchanged for common stock, preferred stock, or indebtedness or other securities of any kind;

     - information with respect to book-entry procedures, if any;

     - a discussion of the federal income tax, accounting and other special considerations, procedures and limitations with respect to the junior subordinated debt securities; and

     - any other specific terms of the junior subordinated debt securities not inconsistent with the junior subordinated indenture.

     If Clear Channel sells any of the junior subordinated debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of junior subordinated debt securities will be payable in one or more foreign currencies or foreign currency units, we will describe the restrictions, elections, federal income tax consequences, specific terms and other information with respect to the issue of junior subordinated debt securities and the currencies or currency units in the applicable prospectus supplement.

     Unless specified otherwise in the prospectus supplement, the principal of, premium on, and interest on the junior subordinated debt securities will be payable, and the junior subordinated debt securities will be transferable, at the Corporate Trust Office of the junior subordinated indenture trustee in New York, New York. However, Clear Channel may make payment of interest at its option by check mailed on or before the payment date to the address of the person entitled to the interest payment as it appears on the registry books of Clear Channel or its agents.

     Unless specified otherwise in the prospectus supplement, Clear Channel will issue the junior subordinated debt securities only in fully registered form and in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any transfer or exchange of any junior subordinated debt securities, but Clear Channel may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange. Unless specified otherwise in the prospectus supplement, Clear Channel will pay interest on outstanding junior subordinated debt securities to holders of record on the date 15 days immediately prior to the date the interest is to be paid.

GLOBAL SECURITIES

     Clear Channel may issue junior subordinated debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a depositary identified in the prospectus supplement relating to that series. Clear Channel may issue global securities only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual junior subordinated debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee of the depositary to a successor or any nominee.

     The specific terms of the depositary arrangement relating to a series of junior subordinated debt securities will be described in the prospectus supplement relating to that series.

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

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     The junior subordinated indenture prohibits Clear Channel's consolidation with or merger into any other corporation or the transfer of its properties and assets to any person, unless:

     - the successor corporation is organized and existing under the laws of the United States, any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture the punctual payment of the principal of, premium on and interest on, all the outstanding junior subordinated debt securities and the performance of every covenant in the junior subordinated indenture to be performed or observed on Clear Channel's part;

     - immediately after giving effect to the transaction, no event of default has happened and is continuing; and

     - Clear Channel has delivered to the junior subordinated indenture trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the foregoing provisions relating to the transaction.

     In case of any consolidation, merger, conveyance or transfer, the successor corporation will succeed to and be substituted for Clear Channel as obligor on the junior subordinated debt securities, with the same effect as if it had been named as Clear Channel in the junior subordinated indenture. Other than the restrictions on Mortgages described below, the junior subordinated indenture and the junior subordinated debt securities do not contain any covenants or other provisions designed to protect holders of junior subordinated debt securities in the event of a highly leveraged transaction involving Clear Channel or any Subsidiary.

EVENTS OF DEFAULT; WAIVER AND NOTICE OF DEFAULT; JUNIOR SUBORDINATED DEBT SECURITIES IN FOREIGN CURRENCIES

     An event of default when used in a junior subordinated indenture will mean any of the following as to any series of junior subordinated debt securities:

     - default for 90 days in payment of any interest on the junior subordinated debt securities;

     - default in payment of principal or any premium at maturity;

     - default in payment of any sinking or purchase fund or similar obligation;

     - default by Clear Channel in the performance of any other covenant or warranty contained in the junior subordinated indenture for the benefit of that series which has not been remedied for a period of 90 days after notice is given; or

     - events of Clear Channel's bankruptcy, insolvency and reorganization.

     A default under Clear Channel's other indebtedness will not be a default under the junior subordinated indenture and a default under one series of junior subordinated debt securities will not necessarily be a default under another series.

     The junior subordinated indenture provides that if an event of default described in the first four bullet points above, if the event of default under the fourth bullet point is with respect to less than all series of junior subordinated debt securities then outstanding, has occurred and is continuing with respect to any series, either the junior subordinated indenture trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debt securities of the series then outstanding, each series acting as a separate class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all outstanding junior subordinated debt securities of that series and the accrued interest to be due and payable immediately. The junior subordinated indenture further provides that if an event of default described in the fourth or fifth bullet points above, if the event of default under the fourth bullet point is with respect to all series of junior subordinated debt securities then outstanding, has occurred and is continuing, either the junior subordinated debt trustee or the holders of at least 25% in aggregate principal amount of all junior subordinated debt securities then outstanding, treated as one class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all junior subordinated debt securities then outstanding and the accrued interest to be due and payable immediately. However, upon certain conditions the declarations may be annulled and past defaults, except for defaults in the payment of principal of, premium on, or interest on, the junior subordinated debt securities and in compliance with certain covenants, may be waived by the holders of a majority in aggregate principal amount of the junior subordinated debt securities of that series then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by it declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange.

     When used with respect to the junior subordinated debt securities which are held as trust assets of a Clear Channel Trust pursuant to the declaration of trust of the Clear Channel Trust, the term security exchange means the distribution of the junior subordinated debt securities held by the Clear Channel Trust in exchange for the preferred securities and the common securities of the Clear Channel Trust in dissolution of the Clear Channel Trust pursuant to the declaration of trust of the Clear Channel Trust.

     Under the junior subordinated indenture the junior subordinated indenture trustee must give notice to the holders of each series of junior subordinated debt securities of all uncured defaults known to it with respect to that series within 90 days after a default occurs. The term "default" includes the events specified above without notice or grace periods. However, in the case of any default of the type described in the fourth bullet point above, no notice may be given until at least 90 days after the occurrence of the event. The junior subordinated debt trustee will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interests of the holders of the junior subordinated debt securities, except in the case of default in the payment of principal of, premium on, or interest on, any of the junior subordinated debt securities, or default in the payment of any sinking or purchase fund installment or analogous obligations.

     No holder of any junior subordinated debt securities of any series may institute any action under either indenture unless:

     - the holder has given the junior subordinated indenture trustee written notice of a continuing event of default with respect to that series;

     - the holders of not less than 25% in aggregate principal amount of the junior subordinated debt securities of that series then outstanding have requested the junior subordinated indenture trustee to institute proceedings in respect of the event of default;

     - the holder or holders have offered the junior subordinated indenture trustee reasonable indemnity as the trustee may require;

     - the junior subordinated indenture trustee has failed to institute an action for 60 days after the notice, request and indemnity have been made as described above; and

     - no inconsistent direction has been given to the junior subordinated indenture trustee during the 60-day period by the holders of a majority in aggregate principal amount of junior subordinated debt securities of the series then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by it declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange.

     The holders of a majority in aggregate principal amount of the junior subordinated debt securities of any series affected and then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange, will have the right, subject to limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated indenture trustee or exercising any trust or power conferred on the junior subordinated indenture trustee with respect to the series of junior subordinated debt securities. The junior subordinated indenture provides that if an event of default occurs and is continuing, the junior subordinated indenture trustee will be required to use the degree of care of a prudent person in the conduct of the person's own affairs in exercising its rights and powers under the indenture. The junior subordinated indenture further provides that the junior subordinated indenture trustee will not be required to expend or risk its own funds in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of the funds or adequate indemnity against the risk or liability is reasonably assured to it.

     Clear Channel must furnish to the junior subordinated indenture trustees within 120 days after the end of each fiscal year a statement signed by one of its officers to the effect that a review of its activities during the year and of its performance under the junior subordinated indenture and the terms of the junior subordinated debt securities has been made, and, to the best of the knowledge of the signatories based on the review, Clear Channel has complied with all conditions and covenants of the indenture through the year or, if Clear Channel is in default, specifying the default.

     If any junior subordinated debt securities are denominated in a currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of junior subordinated debt securities have taken any action as described in this prospectus, the principal amount of the junior subordinated debt securities will be deemed to be that amount of United States dollars that could be obtained for the principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which the junior subordinated debt securities are denominated as of the date the taking of the action by the holders of the requisite principal amount is evidenced to the junior subordinated indenture trustee as provided in the junior subordinated indenture.

     If any junior subordinated debt securities are original issue discount securities, then for the purposes of determining whether the holders of the requisite principal amount of junior subordinated debt securities have taken any action described in this prospectus, the principal amount of the junior subordinated debt securities will be deemed to be the portion of the principal amount that would be due and payable at the time of the taking of the action upon a declaration of acceleration of maturity thereof.

MODIFICATION OF THE JUNIOR SUBORDINATED INDENTURE

     The junior subordinated indenture provides that Clear Channel and the junior subordinated indenture trustee may, without the consent of any holders of junior subordinated debt securities, enter into supplemental indentures for the purposes, among other things, of adding to Clear Channel's covenants, adding additional events of default, establishing the form or terms of any series of junior subordinated debt securities or curing ambiguities or inconsistencies in the indenture or making other provisions.

     With specific exceptions, the junior subordinated indenture or the rights of the holders of the junior subordinated debt securities may be modified by Clear Channel and the junior subordinated indenture trustee with the consent of the holders of a majority in aggregate principal amount of the junior subordinated debt securities of each series affected by the modification then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange, but no modification may be made without the consent of the holder of each outstanding junior subordinated debt security affected, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange, which would:

     - change the maturity of any payment of principal of, or any premium on, or any installment of interest on any junior subordinated debt security;

     - reduce the principal amount of or the interest or any premium on any junior subordinated debt security;

     - change the method of computing the amount of principal of or interest on any date;

     - change any place of payment where, or the currency in which, any junior subordinated debt security or any premium or interest is payable;

     - impair the right to sue for the enforcement of any payment on or after the maturity thereof or, in the case of redemption or repayment, on or after the redemption date or the repayment date;

     - reduce the percentage in principal amount of the outstanding junior subordinated debt securities of any series where the consent of the holders is required for any modification, or the consent of the holders is required for any waiver of compliance with the provisions of the junior subordinated indenture or specific defaults and their consequences provided for in the indenture; or

     - modify any of the provisions of specific sections of the junior subordinated indenture, including the provisions summarized in this section, except to increase any percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

SATISFACTION AND DISCHARGE OF THE JUNIOR SUBORDINATED INDENTURE; DEFEASANCE

     The junior subordinated indenture will generally cease to be of any further effect with respect to a series of junior subordinated debt securities if Clear Channel delivers all junior subordinated debt securities of that series, with limited exceptions, for cancellation to the junior subordinated indenture trustee or all junior subordinated debt securities of that series not previously delivered for cancellation to the junior subordinated indenture trustee have become due and payable or will become due and payable or called for redemption within one year, and Clear Channel has deposited with the junior subordinated indenture trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all the junior subordinated debt securities, no default with respect to the junior subordinated debt securities has occurred and is continuing on the date of the deposit, and the deposit does not result in a breach or violation of, or default under, the junior subordinated indenture or any other agreement or instrument to which Clear Channel is a party.

     Clear Channel has a "legal defeasance option" under which it may terminate, with respect to the junior subordinated debt securities of a particular series, all of its obligations under the junior subordinated debt securities and the junior subordinated indenture. In addition, Clear Channel has a "covenant defeasance option" under which it may terminate, with respect to the junior subordinated debt securities of a particular series, its obligations with respect to the junior subordinated debt securities under specified covenants contained in the junior subordinated indenture. If Clear Channel exercises its legal defeasance option with respect to a series of junior subordinated debt securities, payment of the junior subordinated debt securities may not be accelerated because of an event of default. If Clear Channel exercises its covenant defeasance option with respect to a series of junior subordinated debt securities, payment of the junior subordinated debt securities may not be accelerated because of an event of default related to the specified covenants.

     Clear Channel may exercise its legal defeasance option or its covenant defeasance option with respect to the junior subordinated debt securities of a series only if:

     - Clear Channel deposits in trust with the junior subordinated indenture trustee cash or debt obligations of the United States of America or its agencies or instrumentalities for the payment of principal, premium and interest with respect to the junior subordinated debt securities to maturity or redemption;

     - Clear Channel delivers to the junior subordinated indenture trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due will provide cash sufficient to pay the principal, premium, and interest when due with respect to all the junior subordinated debt securities of that series to maturity or redemption;

     - 91 days pass after the deposit is made and during the 91-day period no default described in the fifth bullet point under "-- Events of Default, Waiver and Notice of Default; Junior Subordinated Debt Securities in Foreign Currencies" above with respect to Clear Channel occurs that is continuing at the end of the period;

     - no default has occurred and is continuing on the date of the deposit;

     - the deposit does not constitute a default under any other agreement binding on Clear Channel;

     - Clear Channel delivers to the junior subordinated indenture trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940;

     - Clear Channel has delivered to the junior subordinated indenture trustee an opinion of counsel addressing specific federal income tax matters relating to the defeasance; and

     - Clear Channel delivers to the junior subordinated indenture trustee an officers' certificate and an opinion of counsel stating that all conditions to the defeasance and discharge of the junior subordinated debt securities of that series have been complied with.

     The junior subordinated indenture trustee will hold in trust cash or debt obligations of the United States of America or its agencies or instrumentalities deposited with it as described above and will apply the deposited cash and the proceeds from deposited debt obligations of the United States of America or its agencies or instrumentalities to the payment of principal, premium, and interest with respect to the junior subordinated debt securities of the defeased series.

CONCERNING THE JUNIOR SUBORDINATED INDENTURE TRUSTEE

     The junior subordinated indenture trustee for the junior subordinated debt securities will be identified in the relevant prospectus supplement. In specific instances, Clear Channel or the holders of a majority of the then outstanding principal amount of the junior subordinated debt securities issued under an indenture may remove the junior subordinated indenture trustee and appoint a

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

successor junior subordinated indenture trustee. The junior subordinated indenture trustee may become the owner or pledgee of any of the junior subordinated debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the junior subordinated indenture trustee. The junior subordinated indenture trustee and any successor trustee must be a corporation organized and doing business as a commercial bank or trust company under the laws of the United States or of any state thereof, authorized under those laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the junior subordinated indenture trustee may also serve as trustee under other indentures relating to debt securities or junior subordinated debt securities issued by Clear Channel or its affiliated companies and may engage in commercial transactions with Clear Channel and its affiliated companies. The initial junior subordinated indenture trustee under the junior subordinated indenture is The Bank of New York, who currently serves as Clear Channel's transfer agent and registrar for the common stock and is a lender to Clear Channel under its credit facility.

CERTAIN COVENANTS OF CLEAR CHANNEL APPLICABLE TO THE JUNIOR SUBORDINATED DEBT SECURITIES

     If junior subordinated debt securities are issued to a Clear Channel Trust in connection with the issuance of preferred securities by the Clear Channel Trust, Clear Channel covenants in the junior subordinated indenture that, so long as the preferred securities of the Clear Channel Trust remain outstanding, Clear Channel will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any common stock or preferred stock or make any guarantee payments with respect thereto if at the time

     - Clear Channel is in default with respect to its guarantee payments or other payment obligations under the related guarantee;

     - an event of default with respect to the junior subordinated debt securities has occurred; or

     - in the event that junior subordinated debt securities are issued to the applicable Clear Channel Trust in connection with the issuance of preferred securities by the Clear Channel Trust, Clear Channel has given notice of its election to defer payments of interest on the junior subordinated debt securities by extending the interest payment period as provided in the terms of the junior subordinated debt securities and the period, or any extension thereof, is continuing.

     However, the foregoing restrictions will not apply to

     - dividends, redemptions, purchases, acquisitions, distributions or payments made by Clear Channel by way of issuance of shares of its capital stock;

     - any declaration of a dividend under a shareholder rights plan or in connection with the implementation of a shareholder rights plan, the issuance of Clear Channel's capital stock under a shareholder rights plan or the redemption or repurchase of any right distributed pursuant to a shareholder rights plan;

     - payments of accrued dividends by Clear Channel upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

     - cash payments made by Clear Channel in lieu of delivering fractional shares upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

     - payments under the guarantees; or

     - purchases of common stock related to the issuance of common stock or rights under any of Clear Channel's benefit plans for its directors, officers or employees, or related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan.

     In addition, if junior subordinated debt securities are issued to a Clear Channel Trust in connection with the issuance of preferred securities by the Clear Channel Trust, for so long as the preferred securities of the Clear Channel Trust remain outstanding, Clear Channel has agreed

     - to remain the sole direct or indirect owner of all the outstanding common securities issued by the Clear Channel Trust and not to cause or permit the common securities to be transferred except to the extent permitted by the declaration of the Clear Channel Trust; provided that any of Clear Channel's permitted successors under the junior subordinated indenture may succeed to its ownership of the common securities;

     - to comply fully with all its obligations and agreements under the declaration; and

     - not to take any action which would cause the Clear Channel Trust to cease to be treated as a grantor trust for federal income tax purposes, except in connection with a distribution of junior subordinated debt securities.

SUBORDINATION

     The junior subordinated debt securities will be subordinated and junior in right of payment to Clear Channel's other indebtedness to the extent set forth in the applicable prospectus supplement.

     The payment of the principal of, premium, if any, and interest on the junior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Clear Channel's senior indebtedness and will rank equally with its trade creditors. No payment on account of principal of, premium, if any, or interest on the junior subordinated debt securities and no acquisition of, or payment on account of any sinking fund for, the junior subordinated debt securities may be made unless full payment of amounts then due for principal, premium, if any, and interest then due on all senior indebtedness by reason of the maturity thereof, by lapse of time, acceleration or otherwise, has been made or duly provided for in cash or in a manner satisfactory to the holders of the senior indebtedness. In addition, the junior subordinated indenture provides that if a default has occurred giving the holders of the senior indebtedness the right to accelerate the maturity thereof, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute an event of default, then unless and until that event has been cured or waived or has ceased to exist, no payment on account of principal, premium, if any, or interest on the junior subordinated debt securities and no acquisition of, or payment on account of a sinking fund for, the junior subordinated debt securities may be made. Clear Channel will give prompt written notice to the junior subordinated indenture trustee of any default under any senior indebtedness or under any agreement pursuant to which senior indebtedness may have been issued. The junior subordinated indenture provisions described in this paragraph, however, do not prevent Clear Channel from making a sinking fund payment with junior subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to the default and notice thereof. Upon any distribution of Clear Channel's assets in connection with its dissolution, liquidation or reorganization, all senior indebtedness must be paid in full before the holders of the junior subordinated debt securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of Clear Channel's insolvency, holders of the junior subordinated debt securities may recover ratably less than Clear Channel's senior creditors.

     For purposes of the description of the junior subordinated debt securities, the term senior indebtedness means the principal of and premium, if any, and interest on the following, whether

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

outstanding on the date of execution of the junior subordinated indenture or incurred or created after the execution

     - Clear Channel's indebtedness for money borrowed by it, including purchase money obligations with an original maturity in excess of one year, or evidenced by securities, notes, bankers' acceptances or other corporate debt securities or similar instruments issued by Clear Channel other than the junior subordinated debt securities;

     - obligations with respect to letters of credit;

     - Clear Channel's indebtedness constituting a guarantee of indebtedness of others of the type referred to in the preceding two bullet points; or

     - renewals, extensions or refundings of any of the indebtedness referred to in the preceding three bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, the indebtedness or the renewal, extension or refunding thereof is not superior in right of payment to the junior subordinated debt securities.

                         DESCRIPTION OF PREFERRED STOCK

     Clear Channel's board of directors may issue up to 2,000,000 shares of Class A preferred stock and up to 8,000,000 shares of Class B preferred stock. Either class of preferred stock may be issued in one or more series, and the rights, preferences, privileges and qualifications of the preferred stock may be fixed by the board of directors without any further vote or action by the shareholders. However, shares of Class B preferred stock will not be entitled to more than one vote per share when the shares are voted as a class with common shareholders. In addition, the board of directors and management of Clear Channel have undertaken not to issue, without prior shareholder approval, Class B preferred stock

     - for any defensive or anti-takeover purpose;

     - to implement any shareholders' rights plan; or

     - with features intended to make any attempted acquisition of Clear Channel more difficult or costly.

     However, the restrictions do not apply to the 2,000,000 shares of Class A preferred stock which are currently authorized.

     The issuance of either class of preferred stock could decrease the amount of earnings and assets available for distribution to common shareholders. In addition, the issuance of either class of preferred stock could adversely affect the rights and powers, including voting rights, of common shareholders and may have the effect of delaying, deferring or preventing a change in control of Clear Channel. No shares of either class of preferred stock have ever been issued. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

                          DESCRIPTION OF COMMON STOCK

     Clear Channel's board of directors has the authority to issue up to 600,000,000 shares of common stock. As of April 8, 1999, 266,070,115 shares of common stock were outstanding. The board of directors has submitted a proposal to the shareholders to approve an amendment to Clear Channel's Restated Articles of Incorporation to increase the authorized number of shares of common stock from 600,000,000 shares to 900,000,000 shares. Common shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders. In addition common stockholders may

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

receive dividends, if any, on a pro rata basis that may be declared from time to time by the board of directors from legally available funds. However, the payment of any dividends on shares of common stock would be subject to the payment of any preferential dividends on any preferred stock that may be outstanding. Upon liquidation, dissolution or winding up of Clear Channel, common shareholders are entitled to share ratably in any assets available for distribution to shareholders after payment of all Clear Channel's obligations and all preferential distributions payable of the holders of any shares of preferred stock then outstanding.

     Common shareholders do not have cumulative voting rights or preemptive or other rights to acquire or subscribe to additional, unissued or treasury shares. The shares of common stock currently outstanding are, and the shares of common stock offered hereby will be, upon issuance thereof, validly issued, fully paid and nonassessable.

REPURCHASE AGREEMENT

     In May 1977, Clear Channel and several of its shareholders at the time, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement restricting the disposition of the outstanding shares of common stock owned by
L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns. The Buy-Sell Agreement provides that in the event that
L. Lowry Mays, B.J. McCombs or their heirs, legal representatives, successors and assigns desire to dispose of their shares, other than by disposition by will or intestacy or through gifts to the party's spouse or children, the shares must be offered for a period of 30 days to Clear Channel. Any shares not purchased by Clear Channel must then be offered for a period of 30 days to the other parties to the Buy-Sell Agreement. If all of the offered shares are not purchased by Clear Channel or the other parties to the Buy-Sell Agreement, the party offering his shares may sell them to a third party during the following 90-day period at a price and on terms not more favorable than those offered to Clear Channel and the other parties. In addition, L. Lowry Mays, B.J. McCombs or their heirs, legal representatives, successors and assigns may not individually or in concert with others sell any shares so as to deliver voting control to a third party without providing in any sale that all parties to the Buy-Sell Agreement will be offered the same price and terms for their shares. The Buy-Sell Agreement will continue in effect following any offering under this prospectus and may preserve the control of the present principal shareholders.

TEXAS BUSINESS COMBINATION LAW

     Clear Channel is governed by the provisions of the Texas Business Corporation Act. The act imposes a special voting requirement for the approval of specific business combinations and related party transactions between public corporations and affiliated stockholders unless the board of directors of the corporation approves the transaction or the acquisition of shares by the affiliated stockholder prior to the affiliate stockholders becoming an affiliated stockholder. The act prohibits specific mergers, sales of assets, reclassifications and other transactions between stockholders beneficially owning 20% or more of the outstanding stock of a Texas public corporation for a period of three years following the stockholder acquiring shares representing 20% or more of the corporation's voting power unless two-thirds of the unaffiliated stockholders approve the transaction at a meeting held no earlier than six months after the stockholder acquires that ownership. A vote of stockholders is not necessary if the board of directors approves the transaction or approves the purchase of shares by the affiliated stockholder before the affiliated stockholder acquires beneficial ownership of 20% of the shares, or if the affiliated stockholder was an affiliated stockholder before December 31, 1996, and continued as such through the date of the transaction.

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

FOREIGN OWNERSHIP

     As a consequence of the restrictions imposed by the Communications Act of 1934 on ownership of common stock by aliens, Clear Channel's bylaws were amended effective December 31, 1983 to provide that

     - not more than one-fifth of the shares outstanding will at any time be owned of record, or voted, by or for the account of aliens, their representatives, a foreign government or a corporation organized under the laws of a foreign country;

     - Clear Channel will not be owned or controlled directly or indirectly by any other corporation of which any officer or more than one-fourth of the directors are aliens or of which more than one-fourth of the shares are owned of record or voted by aliens;

     - no person who is an alien may be elected or serve as an officer or director of Clear Channel; and

     - if the stock records of Clear Channel at any time reflect one-fifth alien ownership, no transfers of additional shares to aliens will be made and, if it is found that any additional shares are in fact held by or for the account of an alien, the shares will not be entitled to vote, to receive dividends or to have any other rights.

     An alien owning shares in excess of one-fifth of the total number of outstanding shares will be required to transfer them to a United States citizen or to Clear Channel. This restriction will be applicable to any shares of common stock offered under this prospectus and to the issuance or transfer of the shares after the date of this prospectus. Clear Channel's stock certificates may bear a legend setting forth this restriction. Since the bylaws were amended, the Communications Act has been revised to remove the limitations on alien officers and directors.

                            DESCRIPTION OF WARRANTS

     Clear Channel may issue warrants for the purchase of debt securities or junior subordinated debt securities, or shares of preferred stock or common stock. Warrants may be issued independently or together with any debt securities, junior subordinated debt securities, or shares of preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from the debt securities, junior subordinated debt securities, or shares of preferred stock or common stock. The warrants are to be issued under warrant agreements to be entered into between Clear Channel and The Bank of New York, as warrant agent, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Clear Channel in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

GENERAL

     If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

     - the offering price;

     - the currency, currencies or currency units for which warrants may be purchased;

     - the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities or junior subordinated debt securities purchasable upon exercise of the debt warrants and the price at which the debt securities or junior subordinated debt securities may be purchased upon such exercise;

     - the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which the shares of preferred stock may be purchased upon such exercise;

     - the designation, number of shares and terms of the common stock purchasable upon exercise of the common stock warrants and the price at which the shares of common stock may be purchased upon such exercise;

     - if applicable, the designation and terms of the debt securities, junior subordinated debt securities, preferred stock or common stock with which the warrants are issued and the number of warrants issued with each debt security, junior subordinated debt security or share of preferred stock or common stock;

     - if applicable, the date on and after which the warrants and the related debt securities, junior subordinated debt securities, preferred stock or common stock will be separately transferable;

     - the date on which the right to exercise the warrants will commence and the date on which the right will expire;

     - whether the warrants will be issued in registered or bearer form;

     - a discussion of the federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

     - any other terms of the warrants.

     Warrants may be exchanged for new warrants of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities or junior subordinated debt securities purchasable upon the exercise or to enforce the covenants in the indenture or the junior subordinated indenture or to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon the exercise or to exercise any applicable right to vote. If Clear Channel maintains the ability to reduce the exercise price of any stock warrant and the right is triggered, it will comply with the federal securities laws, including Rule 13e-4 under the Exchange Act of 1934, to the extent applicable.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder to purchase a principal amount of debt securities or junior subordinated debt securities or a number of shares of preferred stock or common stock at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which Clear Channel may extend the expiration date, unexercised warrants will become void.

     Subject to any restrictions and additional requirements that may be set forth in a prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities, junior subordinated debt securities or shares of preferred stock or common stock purchasable upon the exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Clear Channel will, as soon as practicable, issue and deliver the debt securities, junior subordinated debt securities or shares of preferred stock or common stock purchasable upon the exercise. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

ADDITIONAL PROVISIONS

     The exercise price payable and the number of shares of common or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in specific events, including the issuance of a stock dividend to holders of common or preferred stock, respectively, or a combination, subdivision or reclassification of common or preferred stock, respectively. In lieu of adjusting the number of shares of common or preferred stock purchasable upon exercise of each stock warrant, Clear Channel may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Clear Channel may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but Clear Channel will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of the property of Clear Channel as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which the stock warrants were exercisable immediately prior thereto.

NO RIGHTS AS SHAREHOLDERS

     Holders of stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of Clear Channel's directors or any other matter, or to exercise any rights whatsoever as its shareholders.

                         DESCRIPTION OF STOCK PURCHASE
                       CONTRACTS AND STOCK PURCHASE UNITS

     Clear Channel may issue stock purchase contracts. Stock purchase contracts are contracts obligating holders to purchase from Clear Channel, and Clear Channel to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The formulas may include anti-dilution provisions to adjust the number of shares issuable under the stock purchase contracts upon events that would otherwise dilute the interests of the holders. The stock purchase contracts may be issued separately or as a part of stock purchase units each representing ownership of a stock purchase contract and debt securities, junior subordinated debt securities, debt obligations of the United States of America or its agencies or instrumentalities, or preferred securities securing the holders' obligations to purchase the common stock or the preferred stock under the stock purchase contracts.

     When stock purchase units include debt obligations of the United States of America or its agencies or instrumentalities, the principal of the debt obligations, when paid at maturity, will automatically be applied to satisfy the holder's obligation to purchase common stock or preferred stock under the stock purchase contracts unless the holder of the units settles its obligations under

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

the stock purchase contracts early through the delivery of consideration to Clear Channel or its agent in the manner discussed below.

     When stock purchase units include junior subordinated debt securities or preferred securities, the junior subordinated debt securities or preferred securities will automatically be presented to the applicable Clear Channel Trust for redemption at 100% of face or liquidation value and the Clear Channel Trust will present junior subordinated debt securities in an equal principal amount to Clear Channel for redemption at 100% of principal amount unless there is an early settlement or the holder elects to pay the consideration specified in the stock purchase contracts. Amounts received in respect of the redemption will automatically be transferred to Clear Channel and applied to satisfy in full the holder's obligation to purchase common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require Clear Channel to make periodic payments to the holders of the stock purchase units or vice versa, and the payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

     Holders of stock purchase units may be entitled to settle the underlying stock purchase contracts prior to the stated settlement date by surrendering the certificate evidencing the stock purchase units, accompanied by the payment due, in any form and calculated pursuant to any formula as may be prescribed in the stock purchase contracts and described in the applicable prospectus supplement. Upon early settlement, the holder would receive the number of shares of common stock or preferred stock deliverable under the stock purchase contracts, subject to adjustment in specific cases. Holders of stock purchase units may be entitled to exchange their stock purchase units together with appropriate collateral, for separate stock purchase contracts and preferred securities, debt securities, junior subordinated debt securities or debt obligations of the United States of America or its agencies or instrumentalities. In the event of either an early settlement or exchange, the preferred securities, debt securities, junior subordinated debt securities or debt obligations that were pledged as security for the obligation of the holder to perform under the stock purchase contracts would be transferred to the holder free and clear of Clear Channel's security interest.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units including differences, if any, from the term described above.

                      DESCRIPTION OF PREFERRED SECURITIES

     Each Clear Channel Trust may issue, from time to time, only one series of preferred securities having terms described in the prospectus supplement relating thereto. The declaration of trust under which each Clear Channel Trust is formed will be replaced by an amended and restated declaration of trust, which will authorize the regular trustees of the Clear Channel Trust to issue on behalf of the Clear Channel Trust one series of preferred securities. Each amended and restated declaration of trust will be qualified as an indenture under the Trust Indenture Act. The preferred securities will have terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions as will be set forth in the related amended and restated declaration of trust or made part of the declaration by the Trust Indenture Act. Reference is made to any prospectus supplement relating to the preferred securities of a Clear Channel Trust for specific terms, including

     - the specific designation of the preferred securities;

     - the number of preferred securities issued by the Clear Channel Trust;

     - the annual distribution rate, or method of calculation of the rate, for preferred securities issued by the Clear Channel Trust, the date or dates upon which the distributions will be payable and the record date or dates for the payment of the distributions;

     - whether distributions on preferred securities issued by the Clear Channel Trust will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities issued by the Clear Channel Trust will be cumulative;

     - the amount or amounts which will be paid out of the assets of the Clear Channel Trust to the holders of preferred securities of the Clear Channel Trust upon voluntary or involuntary liquidation, dissolution, winding-up or termination of the Clear Channel Trust;

     - the obligation or right, if any, of the Clear Channel Trust to purchase or redeem preferred securities issued by the Clear Channel Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which preferred securities issued by the Clear Channel Trust will or may be purchased or redeemed, in whole or in part, pursuant to an obligation or right;

     - the voting rights, if any, of preferred securities issued by the Clear Channel Trust in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities, or of preferred securities issued by one or more Clear Channel Trusts, or of both, as a condition to specified actions or amendments to the declaration of the Clear Channel Trust;

     - the terms and conditions upon which the preferred securities may be convertible into or exchanged for common stock, preferred stock, debt securities, junior subordinated debt securities, or indebtedness or other securities of any kind of Clear Channel; and

     - any other relevant rights, preferences, privileges, limitations or restrictions of preferred securities issued by the Clear Channel Trust consistent with the declaration of the Clear Channel Trust or with applicable law.

     All preferred securities offered hereby will be guaranteed by Clear Channel as and to the extent set forth below under "Description of the Guarantees." Federal income tax considerations applicable to any offering of preferred securities will be described in the applicable prospectus supplement.

     In connection with the issuance of preferred securities, each Clear Channel Trust will issue one series of common securities. The amended and restated declaration of each Clear Channel Trust will authorize the regular trustees of the Clear Channel Trust to issue one series of common securities having terms including distributions, redemption, voting, liquidation rights or restrictions as set forth in the amended and restated declaration. The terms of the common securities issued by a Clear Channel Trust will be substantially identical to the terms of the preferred securities issued by the Clear Channel Trust. The common securities will rank equally with the preferred securities and payments on the common securities will be made on a pro rata basis with the preferred securities. However, if an event of default under the amended and restated declaration of trust occurs and is continuing, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of the preferred securities. Generally, the common securities issued by a Clear Channel Trust will also carry the right to vote and to appoint, remove or replace any of the trustees of the Clear Channel Trust. All the common securities of a Clear Channel Trust will be owned by Clear Channel or its subsidiary.

     As long as payments of interest and other payments are made when due on the junior subordinated debt securities, the payments will be sufficient to cover distributions and other payments due on the preferred securities primarily because the aggregate principal amount of junior subordinated debt securities held as trust assets will be equal to the sum of the aggregate stated liquidation amount of the preferred securities, and the interest rate and interest and other payment

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

dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities.

     If an event of default with respect to the amended and restated declaration of any Clear Channel Trust occurs and is continuing, then the holders of preferred securities of the Clear Channel Trust would rely on the enforcement by the property trustee of its rights as a holder of the junior subordinated debt securities deposited in the Clear Channel Trust against Clear Channel. In addition, the holders of a majority in liquidation amount of the preferred securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any power conferred upon the property trustee under the amended and restated declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of the junior subordinated debt securities. If the property trustee fails to enforce its rights under the junior subordinated debt securities deposited in the Clear Channel Trust, any holder of the preferred securities may, to the extent permitted by applicable law, after a period of 60 days has elapsed from the holder's written request, institute a legal proceeding against Clear Channel to enforce the property trustee's rights under the junior subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity. If an event of default with respect to the amended and restated declaration of any Clear Channel Trust occurs and is continuing and the event is attributable to the failure of Clear Channel to pay interest or principal on the junior subordinated debt securities on the date the interest or principal is otherwise payable, or in the case of redemption, on the redemption date, then a holder of preferred securities of the Clear Channel Trust may also directly institute a proceeding for enforcement of payment to the holder of the principal of or interest on the junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities held by the holder on or after the respective due date specified in the junior subordinated debt securities without first directing the property trustee to enforce the terms of the junior subordinated debt securities or instituting a legal proceeding against Clear Channel to enforce the property trustee's rights under the junior subordinated debt securities. In connection with a direct action, the rights of Clear Channel will be substituted for the rights of the holder of the preferred securities under the amended and restated declaration of trust to the extent of any payment made by Clear Channel to the holder of the preferred securities in a direct action. The holders of preferred securities of a Clear Channel Trust will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities unless the property trustee first fails to do so.

     Federal income tax considerations applicable to an investment in preferred securities will be described in the prospectus supplement relating thereto.

     The property trustee and its affiliates may provide customary commercial banking services to Clear Channel and its subsidiaries and participate in various financing agreements of Clear Channel in the ordinary course of their business. Initially, the property trustee is The Bank of New York, who currently serves as Clear Channel's transfer agent and registrar for the common stock and is a lender to Clear Channel under its credit facility.

                           DESCRIPTION OF GUARANTEES

     Set forth below is a summary of information concerning the guarantees that will be executed and delivered from time to time by Clear Channel for the benefit of the holders of preferred securities of a Clear Channel Trust. Each preferred security guarantee will be separately qualified under the Trust Indenture Act and will be held by The Bank of New York, acting in its capacity as guarantee trustee with respect to the guarantee, for the benefit of holders of the preferred securities of the applicable Clear Channel Trust. The terms of each guarantee will be set forth in the guarantee or made part of the guarantee by the Trust Indenture Act.

GENERAL

     Pursuant to each guarantee, Clear Channel will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the preferred securities issued by the applicable Clear Channel Trust, the guarantee payments, to the extent not paid by the Clear Channel Trust, regardless of any defense, right of set-off or counterclaim that the Clear Channel Trust may have or assert. The following distributions and other payments with respect to preferred securities issued by a Clear Channel Trust to the extent not made or paid by the Clear Channel Trust, will be subject to the guarantee without duplication:

     - any accrued and unpaid distributions on the preferred securities, but only to the extent that in each case Clear Channel has made a payment to the property trustee of interest on the junior subordinated debt securities;

     - the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any preferred securities called for redemption by the Clear Channel Trust, but only to the extent that in each case Clear Channel has made a payment to the property trustee of interest or principal on the junior subordinated debt securities deposited in the Clear Channel Trust as trust assets; and

     - upon a voluntary or involuntary liquidation, dissolution, winding-up or termination of the Clear Channel Trust, other than in connection with the distribution of related junior subordinated debt securities to the holders of the preferred securities or the redemption of all the preferred securities upon the maturity or redemption of the junior subordinated debt securities, the lesser of

        (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the Clear Channel Trust has funds available, and

        (2) the amount of assets of the Clear Channel Trust remaining available for distribution to holders of the preferred securities upon liquidation of the Clear Channel Trust.

     Clear Channel's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Clear Channel to the holders of the applicable preferred securities or by causing the applicable Clear Channel Trust to pay the amounts to the holders.

     The guarantee is a full and unconditional guarantee from the time of issuance of the applicable preferred securities, but the guarantee covers distributions and other payments on the preferred securities only if and to the extent that Clear Channel has made a payment to the property trustee of interest or principal on the junior subordinated debt securities deposited in the applicable Clear Channel Trust as trust assets. If Clear Channel does not make interest or principal payments on the junior subordinated debt securities deposited in the applicable Clear Channel Trust as trust assets, the property trustee will not make distributions on the preferred securities of the Clear Channel Trust and the Clear Channel Trust will not have the necessary funds available to make these payments.

     Clear Channel's obligations under the declaration for each Clear Channel Trust, the guarantee issued with respect to preferred securities issued by the Clear Channel Trust, the junior subordinated debt securities purchased by the Clear Channel Trust and the junior subordinated indenture in the aggregate will provide a full and unconditional guarantee on a subordinated basis by Clear Channel of payments due on the preferred securities issued by the Clear Channel Trust.

CERTAIN COVENANTS OF CLEAR CHANNEL

     In each guarantee, Clear Channel will covenant that, so long as any preferred securities issued by the applicable Clear Channel Trust remain outstanding, Clear Channel will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any common stock or preferred stock or make any guarantee payment with respect to these amounts, if at the time

     - Clear Channel will be in default with respect to its guarantee payments or other payment obligations under the guarantee;

     - any event of default under the related amended and restated declaration of trust has occurred; or

     - in the event that junior subordinated debt securities are issued to the applicable Clear Channel Trust in connection with the issuance of preferred securities by the Clear Channel Trust, Clear Channel has given notice of its election to defer payments of interest on the junior subordinated debt securities by extending the interest payment period as provided in the terms of the junior subordinated debt securities and the period, or any extension thereof, is continuing.

     However, the foregoing restrictions will not apply to

     - dividends, redemptions, purchases, acquisitions, distributions or payments made by Clear Channel by way of issuance of shares of its capital stock;

     - any declaration of a dividend under a shareholder rights plan or in connection with the implementation of a shareholder rights plan, the issuance of capital stock of Clear Channel under a shareholder rights plan or the redemption or repurchase of any right distributed pursuant to a shareholder rights plan;

     - payments of accrued dividends by Clear Channel upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

     - cash payments made by Clear Channel in lieu of delivering fractional shares upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

     - payments under the guarantees; or

     - purchases of common stock related to the issuance of common stock or rights under any of Clear Channel's benefit plans for its directors, officers or employees, or related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan.

     In addition, so long as any preferred securities of a Clear Channel Trust remain outstanding, Clear Channel has agreed to remain the sole direct or indirect owner of all the outstanding common securities issued by the Clear Channel Trust and not to cause or permit the common securities to be transferred except to the extent permitted by the declaration of the Clear Channel Trust, provided that any permitted successor of Clear Channel under the junior subordinated indenture may succeed to Clear Channel's ownership of the common securities, and to use reasonable efforts to cause the Clear Channel Trust to continue to be treated as a grantor trust for federal income tax purposes, except in connection with a distribution of junior subordinated debt securities.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of the applicable preferred securities, in which case no consent will be required, each guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding preferred securities issued by the applicable Clear Channel Trust. The manner of obtaining any such approval of holders of the preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee will bind the successors, assignees, receivers, trustees and representatives of Clear Channel and will inure to the benefit of the holders of the preferred securities of the applicable Clear Channel Trust then outstanding. Except in connection with a consolidation, merger, conveyance, or transfer of assets involving Clear Channel that is permitted under the junior subordinated indenture, Clear Channel may not assign its obligations under any guarantee.

TERMINATION OF THE GUARANTEES

     Each guarantee will terminate and be of no further force and effect as to the preferred securities issued by the applicable Clear Channel Trust upon full payment of the redemption price of all preferred securities of the Clear Channel Trust, or upon distribution of the junior subordinated debt securities to the holders of the preferred securities of the Clear Channel Trust in exchange for all the preferred securities issued by the Clear Channel Trust, or upon full payment of the amounts payable upon liquidation of the Clear Channel Trust. Nevertheless, each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities issued by the applicable Clear Channel Trust must restore payment of any sums paid under the preferred securities or the guarantee.

STATUS OF THE GUARANTEES

     Clear Channel's obligations to make the guarantee payments to the extent set forth in the applicable guarantee will constitute an unsecured obligation of Clear Channel and will rank subordinate and junior in right of payment to all other indebtedness, liabilities and obligations of Clear Channel and any guarantees, endorsements or other contingent obligations of Clear Channel, except those made on an equal basis or subordinate by their terms, and senior to all capital stock issued by Clear Channel and to any guarantee entered into by Clear Channel in respect of any of its capital stock. Clear Channel's obligations under each guarantee will rank equally with each other guarantee. Because Clear Channel is a holding company, Clear Channel's obligations under each guarantee are also effectively subordinated to all existing and future liabilities, including trade payables, of Clear Channel's subsidiaries, except to the extent that Clear Channel is a creditor of the subsidiaries recognized as such. Each amended and restated declaration of trust will provide that each holder of preferred securities issued by the applicable Clear Channel Trust, by acceptance thereof, agrees to the subordination provisions and other terms of the related guarantee.

     The guaranteed party may institute a legal proceeding directly against Clear Channel to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. Each guarantee will be deposited with the guarantee trustee, to be held for the benefit of the holders of the preferred securities issued by the applicable Clear Channel Trust. The guarantee trustee will enforce the guarantee on behalf of the holders of the preferred securities. The holders of not less than a majority in aggregate liquidation amount of the preferred securities issued by the applicable Clear Channel Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related guarantee, including the giving of directions to the guarantee trustee. If the guarantee trustee fails to enforce a guarantee as above provided, any holder of preferred securities issued by the applicable Clear Channel Trust may institute a legal proceeding directly against Clear Channel to enforce its rights under the guarantee, without first instituting a legal proceeding against the applicable Clear Channel Trust, or any other person or entity. However, if Clear Channel has failed to make a guarantee payment, a holder of preferred securities may directly institute a proceeding against Clear Channel for enforcement of the holder's right to receive payment under the guarantee. Clear Channel waives any right or remedy to require that any action be brought first against a Clear Channel Trust or any other person or entity before proceeding directly against Clear Channel.

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

MISCELLANEOUS

     Clear Channel will be required to provide annually to the guarantee trustee a statement as to the performance by Clear Channel of its obligations under each guarantee and as to any default in the performance. Clear Channel is required to file annually with the guarantee trustee an officer's certificate as to Clear Channel's compliance with all conditions to be complied with by it under each guarantee.

     The guarantee trustee, prior to the occurrence of a default, undertakes to perform only those duties as are specifically set forth in the applicable guarantee and, after default with respect to a guarantee, will exercise the same degree of care as a prudent individual would exercise under the circumstances in the conduct of his or her own affairs. Subject to that provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

                                 ERISA MATTERS

     Clear Channel and its affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act or a "disqualified person" within the meaning of Section 4975 of the Internal Revenue Code with respect to many employee benefit plans that are subject to ERISA. The purchase of any securities offered by this prospectus by a plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, including individual retirement arrangements and other plans described in Section 4975(e)(1), and with respect to which Clear Channel or any affiliate of Clear Channel is a service provider, a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the securities offered by this prospectus are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any securities offered by this prospectus should consult with its counsel.

                              PLAN OF DISTRIBUTION

     Clear Channel or the Clear Channel Trusts may sell the securities offered by this prospectus

     - through underwriters or dealers;

     - through agents;

     - directly to purchasers; or

     - through a combination of any such methods of sale.

     Any underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933. The prospectus supplement relating to the securities offered by this prospectus will set forth

     - their offering terms, including the name or names of any underwriters, dealers or agents;

     - the purchase price of the securities offered by this prospectus;

     - the proceeds to Clear Channel or the Clear Channel Trusts from the sale;

     - any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

     - any initial public offering price;

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

     - any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

     - any securities exchanges on which the securities offered by this prospectus may be listed.

     If underwriters or dealers are used in the sale, the securities offered by this prospectus will be acquired by the underwriters or dealers for their own account and may be resold from time to time

     - in one or more transactions;

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to the prevailing market prices; or

     - at negotiated prices.

     The securities offered by this prospectus may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered by this prospectus will be subject to specific conditions precedent and the underwriters or dealers will be obligated to purchase all the securities offered by this prospectus if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

     The securities offered by this prospectus may be sold directly by Clear Channel or the Clear Channel Trusts or through agents designated by Clear Channel or the Clear Channel Trusts. Any agent involved in the offer or sale of the securities offered by this prospectus in respect of which this prospectus is delivered will be named, and any commissions payable by Clear Channel or the Clear Channel Trusts to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the prospectus supplement, Clear Channel or the Clear Channel Trusts will authorize underwriters, dealers or agents to solicit offers by specific institutions to purchase securities offered by this prospectus from Clear Channel or the Clear Channel Trusts at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of the contracts. The underwriters and other persons soliciting the contracts will have no responsibility for the validity or performance of any of the contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with Clear Channel or the Clear Channel Trusts to indemnification by Clear Channel or the Clear Channel Trusts against civil liabilities, including liabilities under the Securities Act, or to contribution by Clear Channel or the Clear Channel Trusts to payments they may be required to make in respect thereof. The terms and conditions of the indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Clear Channel or the Clear Channel Trusts in the ordinary course of business.

     Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by Clear Channel or the Clear Channel Trusts for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may

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

discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

     Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the common stock in connection an offering of common stock, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the debt securities or junior subordinated debt securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the debt securities or junior subordinated debt securities to be higher than it would otherwise be in the absence of those transactions. These transactions, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

     The validity of the securities will be passed upon for Clear Channel by its special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., San Antonio, Texas. However, matters of Delaware law relating to the validity of the preferred securities will be passed upon for Clear Channel and the Clear Channel Trusts by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to Clear Channel and the Clear Channel Trusts. The validity of the securities will be passed upon for the underwriters, dealers or agents, if any, by Cravath, Swaine & Moore, New York, New York. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of Clear Channel and, as of April 8, 1999, owned approximately 131,000 shares of common stock, including presently exercisable options to acquire approximately 114,500 shares.

                                    EXPERTS

     The consolidated financial statements of Clear Channel at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and the financial statement schedule included in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference elsewhere herein which are based in part on the reports of KPMG, independent auditors, as to the year ended December 31, 1996, and KPMG LLP, independent auditors, as to the two year ended December 31, 1998. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The 1996 consolidated financial statements of Australian Radio Network Pty. Ltd. not separately presented in Clear Channel's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, have been audited by KPMG, independent auditors, as set forth in their report dated March 4, 1997 included in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference. Such report referred to above is incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Heftel Broadcasting Corporation and subsidiaries as of and for the years ended December 31, 1998 and 1997, (not separately presented in Clear Channel's Annual Report on Form 10-K for the fiscal year ended December 31, 1998) are incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

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

     The consolidated financial statements incorporated in this Registration Statement by reference to the audited financial statements of Universal Outdoor Holdings, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in Clear Channel's Current Report on Form 8-K dated March 12, 1998, as amended by Form 8-K/A filed on March 23, 1998 and Form 8-K/A filed on February 23, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Eller Media as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period from August 18, 1995 through December 31, 1995, together with the consolidated financial statements of PMG Holdings, Inc. and subsidiaries and the combined financial statements of Eller Investment Company, Inc. for the period from January 1, 1995 to August 17, 1995, incorporated by reference in this Joint Proxy Statement/Prospectus and elsewhere in the Registration Statement are included in Clear Channel's Current Report on Form 8-K, filed on April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of Eller Investment Company, Inc. as of and for the year ended December 31, 1994, incorporated by reference in this prospectus and elsewhere in the registration statement are included in Clear Channel's Current Report on Form 8-K, filed April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of More Group Plc. as of December 31, 1997 and for the year ended December 31, 1997, included in Clear Channel's Current Report on Form 8-K/A dated September 4, 1998, as amended by Form 8-K/A filed on January 14, 1999, and Form 8-K/A filed on February 23, 1999, have been audited by Price Waterhouse Chartered Accountants and Registered Auditors, London, England and are incorporated by reference herein in reliance upon the report of said firm as experts in auditing and accounting.

     The consolidated balance sheets of Jacor Communications, Inc. and its Subsidiaries as of December 31, 1998 and 1997 and the consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheets of Jacor Communications, Inc. and its Subsidiaries as of December 31, 1997 and 1996 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

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